Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of April 30, 2026,

among

TRACK GROUP, INC.,
and

EACH OF ITS AFFILIATES PARTY HERETO,

as Borrowers,

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,

and

CHATHAM CAPITAL MANAGEMENT, LLC,
as Administrative Agent and Lead Arranger

Page

SECTION 1	DEFINITIONS.		1

1.1	Definitions		1
1.2	Certain Interpretive Provisions.		22
1.3	Accounting and Other Terms.		23

SECTION 2	COMMITMENTS OF THE LENDERS; BORROWING AND CONVERSION PROCEDURES.		23

2.1	Commitments		23

	2.1.1	Revolving Commitment	23
	2.1.2	Term Loan Commitments.	23

2.2	Loan Procedures.		24

2.2.1	[Reserved]	24
2.2.2	Borrowing Procedures.	24

2.3	Commitments Several	24
2.4	[Reserved]	24
2.5	Defaulting Lenders	24

SECTION 3	EVIDENCING OF LOANS.	25

3.1	Notes	25
3.2	Recordkeeping	25

SECTION 4	INTEREST.	26

4.1	Interest Rates	26

4.1.1	Cash Interest (Revolving Loans)	26
4.1.2	Cash Interest (Term Loans)	26
4.1.3	PIK Interest Rates	26
4.1.4	Default Rate	26
4.1.5	Interest Payment Dates	26

4.2	[Reserved]	26
4.3	Computation of Interest	27

SECTION 5	FEES.	27

5.1	Unused Fee	27
5.2	Administrative Agent’s Fees	27
5.3	Prepayment Fee	27

SECTION 6	REDUCTION OR TERMINATION OF COMMITMENTS; PREPAYMENTS; REPAYMENTS.	27

6.1	Reduction or Termination of Commitments.	27

6.1.1	Voluntary Reduction or Termination of the Revolving Commitments.	27
6.1.2	Voluntary Reduction or Termination of the Interest Line Loan Commitments	27
6.1.3	All Reductions of Commitments	28

6.2	Prepayments.	28

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(continued)

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6.2.1	Voluntary Prepayments	28
6.2.2	Mandatory Prepayments	28

6.3	Manner of Prepayments.		29

	6.3.1	All Prepayments	29

6.4	Repayments.		29

	6.4.1	Revolving Loans	29
	6.4.2	Term A Loans	29
6.4.3	Interest Line Loans	29

SECTION 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.	29

7.1	Making of Payments.	29
7.2	Application of Certain Payments.	30
7.3	Due Date Extension	31
7.4	Setoff	31
7.5	Proration of Payments	31
7.6	Taxes.	31

SECTION 8	INCREASED COSTS.	34

8.1	Increased Costs.	34
8.2	[Reserved].	35
8.3	[Reserved]	35
8.4	[Reserved]	35
8.5	Mitigation of Circumstances; Replacement of Lenders.	35
8.6	Conclusiveness of Statements; Survival of Provisions	35

SECTION 9	REPRESENTATIONS AND WARRANTIES.	36

9.1	Organization	36
9.2	Authorization; No Conflict.	36
9.3	Validity and Binding Nature	36
9.4	Financial Condition	36
9.5	No Material Adverse Change	36
9.6	Litigation and Contingent Liabilities	36
9.7	Ownership of Properties; Liens	37
9.8	Equity Ownership	37
9.9	Pension Plans.	37
9.10	Investment Company Act	38
9.11	Compliance with Laws	38
9.12	Regulation U	38
9.13	Taxes	38
9.14	Solvency, etc	38
9.15	Environmental Matters	39
9.16	Insurance	39
9.17	Real Property	39
9.18	Information	39
9.19	Location of Bank Accounts	40
9.20	Burdensome Obligations	40
9.21	Intellectual Property	40

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(continued)

Page

9.22	Material Contracts; Material Operational Assets	40
9.23	Employee and Labor Matters	41
9.24	No Bankruptcy Filing	41
9.25	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN	41
9.26	Locations of Collateral	41
9.27	Security Interests	41
9.28	No Default	42
9.29	Hedging Agreements	42
9.30	OFAC	42
9.31	Patriot Act	42
9.32	Related Agreements.	42
9.33	[Reserved]	43
9.34	Customers and Suppliers	43

SECTION 10	AFFIRMATIVE COVENANTS.	43

10.1	Reports, Certificates and Other Information	43

10.1.1	Annual Report	43
10.1.2	Interim Reports	44
10.1.3	Compliance Certificates	44
10.1.4	Reports to the SEC and to Shareholders	44
10.1.5	Notice of Default, Litigation, and ERISA Matters	44
10.1.6	Real Estate	45
10.1.7	Management Reports	45
10.1.8	Projections	45
10.1.9	Material Contract Notices	46
10.1.10	[Reserved]	46
10.1.11	Other Information	46

10.2	Books, Records, and Inspections	46
10.3	Maintenance of Property; Insurance.	47
10.4	Compliance with Laws; Payment of Taxes and Liabilities.	48
10.5	Maintenance of Existence, etc	48
10.6	Use of Proceeds	48
10.7	Employee Benefit Plans.	48
10.8	Environmental Matters	49
10.9	Further Assurances	49
10.10	Deposit Accounts	50
10.11	Board Observation Rights	50
10.12	Material Operational Assets	51
10.13	Post-Closing Matters	51

SECTION 11	NEGATIVE COVENANTS	52

11.1	Debt	52
11.2	Liens	53
11.3	Restricted Payments	54
11.4	Mergers, Consolidations, Sales	55
11.5	Modification of Certain Documents; Organizational Form.	56
11.6	Transactions with Affiliates	56

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(continued)

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11.7	Inconsistent Agreements	57
11.8	Business Activities	57
11.9	Investments	57
11.10	Restriction of Amendments to Certain Documents	58
11.11	Fiscal Year	58
11.12	Financial Covenants	58

11.12.1	Minimum EBITDA	58
11.12.2	Fixed Charge Coverage Ratio	58
11.12.3	Total Debt to EBITDA Ratio	59
11.12.4	Capital Expenditures	59
11.12.5	Minimum Liquidity	60

11.13	Compliance with Laws	60

SECTION 12	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.	60

12.1	Conditions to Effectiveness	60

	12.1.1	Agreement, Notes, and other Documents	60
	12.1.2	Authorization Documents	61
	12.1.3	Consents, etc	61
	12.1.4	Letter of Direction	61
	12.1.5	Collateral and Diligence Questionnaire	61
	12.1.6	[Reserved]	61
	12.1.7	[Reserved]	61
	12.1.8	[Reserved]	61
	12.1.9	Opinions of Counsel	61
	12.1.10	Insurance	61
	12.1.11	Related Transactions.	62
	12.1.12	Payment of Fees	62
	12.1.13	Debt to be Discharged	62
	12.1.14	Solvency Certificate	62
	12.1.15	Search Results; Lien Terminations	62
	12.1.16	Filings, Registrations, and Recordings	62
	12.1.17	Closing Certificate	63
	12.1.18	Financial Statements; Appraisals	63
	12.1.19	No Material Adverse Effect	63
	12.1.20	Investment Documents	63
	12.1.21	Financial Tests	63
	12.1.22	Diligence	63
	12.1.23	Financial Condition	63
	12.1.24	Background Checks	63
	12.1.25	Approvals	63
	12.1.26	Non-Compete	63
	12.1.27	Other	64

12.2	Conditions Precedent to all Loans		64

	12.2.1	Compliance with Warranties, No Default, etc	64
	12.2.2	Financial Tests	64
	12.2.3	Confirmatory Certificate	64

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(continued)

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12.3	Conditions Precedent to each Interest Line Loan		64

	12.3.1	Use of Proceeds	64
	12.3.2	Financial Tests	64
	12.3.3	Confirmatory Certificate	65

SECTION 13	EVENTS OF DEFAULT AND THEIR EFFECT.		65

13.1	Events of Default		65

13.1.1	Non-Payment of the Loans, etc	65
13.1.2	Non-Payment of Other Debt	65
13.1.3	[Reserved]	65
13.1.4	Bankruptcy, Insolvency, etc	65
13.1.5	Non-Compliance with Loan Documents.	66
13.1.6	Representations; Warranties	66
13.1.7	Pension Plans	66
13.1.8	Judgments	66
13.1.9	Invalidity of Loan Documents, etc	66
13.1.10	Change of Control	66

13.2	Effect of Event of Default	66
13.3	Credit Bidding	67
13.4	Equity Cure Right	67

13.4.1	Cure Notice	67
13.4.2	Equity Cure Securities	67
13.4.3	No Event of Default	68
13.4.4	Cure	68
13.4.5	Subsequent Periods	68

SECTION 14	AGENCY.	68

14.1	Appointment and Authorization	68
14.2	[Reserved]	68
14.3	Delegation of Duties	69
14.4	Exculpation	69
14.5	Reliance	69
14.6	Notice of Default	69
14.7	Credit Decision	70
14.8	Indemnification	70
14.9	Administrative Agent in Individual Capacities	70
14.10	Successor Administrative Agent	71
14.11	Collateral Matters	71
14.12	Restriction on Actions by Lenders	72
14.13	Administrative Agent May File Proofs of Claim.	72
14.14	Other Agents; Arrangers and Managers	72
14.15	Protective Advances	73

SECTION 15	GENERAL.	73

15.1	Waiver; Amendments.	73
15.2	Confirmations	74
15.3	Notices.	74

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(continued)

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	15.3.1	Generally	74
	15.3.2	Electronic Communications.	75

15.4	Computations		75
15.5	Costs, Expenses and Other Taxes		75
15.6	Assignments; Participations.		76

	15.6.1	Assignments.	76
	15.6.2	Participations	77

15.7	Register		78
15.8	Governing Law	78
15.9	Confidentiality	78
15.10	Severability	79
15.11	Nature of Remedies	79
15.12	Entire Agreement	79
15.13	Counterparts	79
15.14	Successors and Assigns	79
15.15	Captions	80
15.16	Customer Identification—USA Patriot Act Notice	80
15.17	Indemnification by Loan Parties	80
15.18	Non-Liability of Lenders.	81
15.19	Forum Selection and Consent to Jurisdiction	81
15.20	Waiver of Jury Trial	82
15.21	[Reserved]	82
15.22	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	82
15.23	Erroneous Payments.	82
15.24	Currency Indemnity	84
15.25	Investment Unit	85

SECTION 16	JOINT AND SEVERAL LIABILITY	85

16.1	Applicability of Terms	85
16.2	Joint and Several Liability	85
16.3	Benefits and Best Interests	85
16.4	Corporate Benefit and Financial Assistance	85
16.5	Accommodations	85
16.6	Maximum Amount	86
16.7	Joint Liability Payments	86
16.8	Financial Condition	86
16.9	Administrative Agent Authorizations	86
16.10	Unconditional Obligations	87
16.11	Notices	87
16.12	No Impairment of Obligations or Limitation of Liability	88
16.13	Rights of Contribution and Indemnification	88
16.14	Subrogation	88

SECTION 17	APPOINTMENT OF BORROWER REPRESENTATIVE.	88

17.1	Appointment	88
17.2	Additional Appointments	88
17.3	Reliance	88
17.4	Termination or Change of Borrower Representative	89

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ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices

SCHEDULES

SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Equity Ownership
SCHEDULE 9.9(a)	Pension Plans
SCHEDULE 9.13	Tax Audits and Liabilities
SCHEDULE 9.16	Insurance
SCHEDULE 9.17	Real Property
SCHEDULE 9.19	Deposit and Securities Accounts
SCHEDULE 9.21	Intellectual Property
SCHEDULE 9.22	Material Contracts
SCHEDULE 9.25	Loan Party Information
SCHEDULE 9.26	Locations of Collateral
SCHEDULE 10.13	Post-Closing Matters
SCHEDULE 11.1	Existing Debt
SCHEDULE 11.2	Existing Liens
SCHEDULE 11.9	Investments

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C	Form of Assignment Agreement (Section 15.6.1)
EXHIBIT D	Form of Notice of Borrowing (Section 2.2.2)

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of April 30, 2026 (this “Agreement”), is entered into among TRACK GROUP, INC., a Delaware corporation (the “Company”); each of the Affiliates of the Company that are or may from time to time become parties hereto (together with the Company, the “Borrowers”); the financial institutions that are or may from time to time become parties hereto (together with their respective successors and permitted assigns, the “Lenders”); and CHATHAM CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (“Chatham Capital”), as administrative agent for the Lenders.

The Company has requested that the Lenders make Loans to provide the funds required to effect a portion of the Related Transactions (including to discharge the Debt to be Discharged) and to provide for the ongoing general corporate purposes and working capital needs of Borrowers as further provided in this Agreement, up to an aggregate principal amount of $24,000,000 in the form of (a) Revolving Loans to Borrowers from time to time in an aggregate amount not to exceed $2,000,000, (b) Term Loans to Borrowers on the Closing Date in an aggregate principal amount not to exceed $21,000,000, and (c) Interest Line Loans to Borrowers during the Interest Line Loan Availability Period in an aggregate principal amount not to exceed $1,000,000, and the Lenders are willing to do so on the terms and conditions set forth in this Agreement.

To secure the Loans and other Obligations, Borrowers and the other Loan Parties are granting to Administrative Agent, for the benefit of Administrative Agent and Lenders, a security interest in and lien upon substantially all of Borrowers’ and the other Loan Parties’ real and personal property.

In consideration of the mutual agreements contained in this Agreement, the parties hereby agree as follows:

SECTION 1	DEFINITIONS.

1.1    Definitions. When used in this Agreement the following terms have the following meanings:

“Account Debtor” is used as defined in the Guaranty and Collateral Agreement.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Administrative Agent” means Chatham Capital in its capacity as administrative agent for the Lenders under this Agreement and any successor thereto in that capacity.

“Administrative Agent Assignee” is defined in Section 15.23.

“ADSS” means ADS Securities LLC, a company formed under the laws of the United Arab Emirates.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with that Person, (b) any officer or director of that Person and (c) with respect to any Lender, any entity administered or managed by that Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person will be deemed to be “controlled by” any other Person if that other Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of that Person whether by contract or otherwise. Unless expressly stated otherwise in this Agreement, none of the following Persons will be deemed an Affiliate of any Loan Party: (i) Administrative Agent; or (ii) any Lender.

“Affiliated Funds” means, with respect to any Person, a fund that is an Affiliate of that Person, that invests in portfolio companies and that is managed by that Person or by the same management company that manages that Person.

“Agent Fee Letter” means the fee letter dated as of the date of this Agreement among Borrowers and Administrative Agent.

“Agreement” is defined in the introductory clause of this Agreement.

“Allocable Amount” is defined in Section 16.7.

“Approved Fund” means (a) any Person (other than a natural person) engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit and that is advised, administered, or managed by a Lender, an Affiliate of a Lender (or an entity or an Affiliate of an entity that administers, advises or manages a Lender); (b) with respect to any Lender that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as that Lender or by an Affiliate of that investment advisor; and (c) any third party that provides “warehouse financing” to a Person described in clause (a) or (b) (and any Person described in clause (a) or (b) will also be deemed an Approved Fund with respect to any such third party providing warehouse financing).

“Asset Disposition” means the sale, lease, assignment, disposition, or other transfer for value by any Loan Party to any Person of any asset of that Loan Party (including, the loss, destruction or damage of any material portion thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking of a material portion thereof) other than (a) the sale, lease, assignment, disposition, or other transfer for value of any asset (including, the loss, destruction or damage of any material portion thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking of a material portion thereof) which is to be replaced, and is in fact replaced, within 180 days with another asset performing the same or similar function; (b) the sale or lease of inventory in the ordinary course of business; (c) any sale, lease, assignment, disposition, or other transfer for value between or among Borrowers; (d) liquidation of Cash Equivalent Investments into cash in the ordinary course of business, and (e) other sales, leases, assignments, dispositions, or other transfers for value, the Net Cash Proceeds of which do not exceed $250,000 in the aggregate in any Fiscal Year.

“Assignee” is defined in Section 15.6.1.

“Assignment Agreement” is defined in Section 15.6.1.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101 et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Borrower” is defined in the introductory clause of this Agreement.

“Canadian Borrower” means each Borrower organized under the laws of Canada or any province or territory thereof.

“Borrower Representative” means the Company or any other Person appointed as “Borrower Representative” under and in accordance with Section 17.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York.

“Business Interruption Proceeds” means cash proceeds received by any Loan Party pursuant to business interruption policies of insurance.

“Capital Expenditures” means all expenditures that, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company and its Subsidiaries, including expenditures in respect of Capital Leases, but excluding any such expenditures made in connection with the replacement, substitution, or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (iii) with assets traded or exchanged for that replacement, substitution, or restoration of assets, or (iv) with Net Cash Proceeds from a sale, lease, assignment, disposition, or other transfer for value of the type specifically described in clause (a) of the definition of “Asset Disposition.”

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by that Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means, with respect to any inchoate, contingent, or other Obligations, the delivery of cash to Administrative Agent, as security for the payment of those Obligations, in an amount equal to Administrative Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to those Obligations. Each of “Cash Collateral” and “Cash Collateralization” has a correlative meaning.

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after that time, issued or guaranteed by the United States Government or any agency thereof; (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc.; (c) any certificate of deposit, time deposit, or banker’s acceptance, maturing not more than one year after that time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000); (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time that repurchase agreement is entered into of not less than 100% of the repurchase obligation of that Lender (or other commercial banking institution) thereunder; (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements; and (f) other short-term liquid investments approved in writing by Administrative Agent.

“Change in Law” means the adoption or phase-in of, or any change in, in each case after the date of this Agreement, any applicable law, rule, or regulation, or any change in the interpretation or administration of any applicable law, rule, or regulation by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency. For purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith, and all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, will, in each case, be deemed to have been adopted and gone into effect after the date of this Agreement.

“Change of Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but after giving effect to the Related Transactions (as applicable) and excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; (c) except to the extent a merger or consolidation transaction is expressly permitted by Section 11.4 or a liquidation or dissolution of a domestic Wholly-Owned Subsidiary of a Borrower is expressly permitted by Section 11.4, the Company ceases to, directly or indirectly, own and control 100% of each class of the outstanding Equity Interests of each Subsidiary of the Company (other than directors’ qualifying shares and other nominal amounts of Equity Interests required to be held by other Persons under applicable law); or (d) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding voting Equity Interests of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting Equity Interests of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting Equity Interests of the surviving or acquiring Person (or the parent of such surviving or acquiring Person) immediately after giving effect to such transaction.

“Chatham Capital” is defined in the introductory clause of this Agreement.

“Closing Date” is defined in Section 12.1.

“COD Tax” means any income tax paid or payable by the Company and its Subsidiaries solely as a result of any cancellation of debt income received in connection with the discharge of the Debt to be Discharged.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means “Collateral” (as defined in the Guaranty and Collateral Agreement) and any and all other property now or hereafter securing Obligations; provided, however (for the avoidance of doubt) that the term “Collateral” shall exclude any Excluded Property (as such term is defined in the Guaranty and Collateral Agreement).

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to Administrative Agent pursuant to which a mortgagee or lessor of real property on which collateral or books or records are stored or otherwise located, or a warehouseman, processor, or other bailee of inventory or other property owned by any Loan Party, acknowledges the Liens of Administrative Agent, waives or subordinates any Liens held by that Person on that property, and, in the case of any such agreement with a mortgagee or lessor, permits Administrative Agent reasonable access to and use of the applicable real property following the occurrence and during the continuance of an Event of Default to assemble, complete, and sell any Collateral stored or otherwise located on that real property.

“Collateral and Diligence Questionnaire” means a collateral and diligence questionnaire executed and delivered to Administrative Agent by a Loan Party.

“Collateral Documents” means, collectively, the Guaranty and Collateral Agreement, each Mortgage (if any), each Mortgage-Related Document (if any), each Collateral Access Agreement, each Control Agreement, each Intellectual Property Security Agreement, and any other agreement or instrument pursuant to which any Borrower, any Subsidiary or any other Person grants or purports to grant collateral to Administrative Agent for the benefit of Administrative Agent and the Lenders or otherwise relates to any such collateral.

“Commitment” means, as to any Lender, that Lender’s commitment to make Loans under this Agreement. The initial amount of each Lender’s Commitment is set forth on Annex A.

“Company” is defined in the introductory clause of this Agreement.

“Competitor” means any Person that (a) is an operating company (or a direct or indirect Wholly-Owned Subsidiary or a holding company of an operating company) that is directly engaged in substantially similar business operations of the Company and its Subsidiaries or is directly competitive with the principal lines of business of the Company and its Subsidiaries as of the date of determination, and (b) has been identified by name on a list delivered by the Company to Administrative Agent on or prior to the Closing Date (as such list may be updated following the Closing Date as the Company and Administrative Agent shall mutually agree; provided, that any updated list shall not apply retroactively for any purpose, including to disqualify any Persons that have previously acquired an assignment or participation interest in any Loans and/or Commitments); provided, that “Competitor” shall not include (i) any bona fide debt fund, collateralized loan obligation, investment vehicle, or other institutional investor that is primarily engaged in the business of making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit, even if such Person is an Affiliate of a Competitor, so long as such Person (A) operates with independent management and decision-making authority from any Competitor and (B) has in place customary information barriers with respect to the sharing of confidential borrower information with any Affiliate that is a Competitor, or (ii) any bank, insurance company, or other regulated financial institution, even if such Person has an Affiliate that would otherwise constitute a Competitor.

“Compliance Certificate” means a Compliance Certificate in substantially the form of Exhibit B.

“Computation Period” means each period of 12 consecutive months ending on the last day of a month.

“Conrent” means Conrent Invest S.A., a public limited liability company (société anonyme), incorporated under the laws of the Grand Duchy of Luxembourg.

“Consolidated Net Income” means, with respect to the Company and its Subsidiaries for any period, the consolidated net income (or loss) of the Company and its Subsidiaries for that period, excluding (a) any gains from asset dispositions (other than the sale or lease of inventory in the ordinary course of business); (b) any extraordinary or non-recurring gains; (c) the income (or loss) of any Loan Party during that period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to that Loan Party during that period; (d) the income (or loss) of any Person during that period and accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with a Loan Party or that Person’s assets are acquired by a Loan Party; (e) the income of any Loan Party to the extent that the declaration or payment of dividends or similar distributions by that Loan Party of that income is not at the time permitted by operation of the terms of its organizational documents, its governing documents, or any agreement, instrument, judgment, decree, order, statute, rule; or governmental regulation applicable to that Loan Party; and (f) any gains from discontinued operations or contracts; provided, that, for the avoidance of doubt, there shall be excluded from Consolidated Net Income, without duplication, the net income of (i) any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or other distributions actually paid in cash to the Company or a Subsidiary by such Person during such period, (ii) any Person (other than the Company or a Subsidiary) in which any other Person (other than the Company or a Subsidiary) has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid in cash to the Company or a Subsidiary by such Person during such period and (iii) any Person (other than the Company or a Subsidiary) the ability of which to make dividends or distributions to holders of its Equity Interests or to purchase or redeem its Equity Interests or to pay management fees, transaction-based fees or similar fees to its equity holders or any Affiliate thereof is, in any such case, restricted by any agreement, except to the extent of the amount of dividends or other distributions actually paid in cash to the Company or a Subsidiary by such Person during such period.

“Contingent Liability” means, with respect to any Person, each obligation and liability of that Person and all such obligations and liabilities of that Person incurred pursuant to any agreement, undertaking or arrangement by which that Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions, or otherwise), or to maintain solvency, assets, level of income, working capital, or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property, or services from any other Person with the purpose or intent of assuring the owner of that indebtedness or obligation of the ability of that other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of any other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability will (subject to any limitation set forth in this Agreement) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby or, if not a fixed and determined amount, the maximum reasonably anticipated liability in respect thereof as determined in good faith by the Person providing the guarantee or support.

“Control Agreement” means each deposit account control agreement or securities account control agreement, as applicable, entered into by a Loan Party, each depository institution or securities intermediary party thereto and Administrative Agent in form and substance reasonably satisfactory to Administrative Agent.

“Controlled Group” means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with any Borrower or any Subsidiary of a Borrower, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“CRC” means Carlson Ridge Capital, LLC, a Delaware limited liability company.

“Credit Facilities” means the credit facilities provided under this Agreement and the other Loan Documents.

“Cure Notice” is defined in Section 13.4.1.

“Debt” of any Person means, without duplication, (a) all indebtedness of that Person for borrowed money; (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of that Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of that Person in accordance with GAAP; (d) all obligations of that Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business); (e) all indebtedness secured by a Lien on the property of that Person, whether or not that indebtedness has been assumed by that Person, but if that Person has not assumed or otherwise become liable for that indebtedness, then that indebtedness will be measured at the fair market value of the property securing that indebtedness at the time of determination; (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances, and similar obligations issued for the account of that Person; (g) all Hedging Obligations of that Person; (h) all Contingent Liabilities of that Person; (i) all Debt of any partnership of which that Person is a general partner; (j) all non-compete payment obligations, earn-outs, and similar obligations; (k) all monetary obligations under any receivables factoring, receivable sale, or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing, or similar financing; and (l) any Equity Interests of that Person or other equity instrument of that Person, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.

“Debt to be Discharged” means the “TRCK Debt” (as defined in the Related Transactions LOI).

“Default” means any event that, if it continues uncured, will, with lapse of applicable cure or grace periods or notice or both, constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it under this Agreement within one Business Day of the date required to be funded by it under this Agreement; (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it under this Agreement within one Business Day of the date when due, unless the subject of a good faith dispute; (c) has, or has a parent company that has, (i) been deemed insolvent or become the subject of an Insolvency Proceeding, or (ii) become the subject of a Bail-In Action; (d) has notified any Borrower, Administrative Agent, or any Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit; or (e) has failed to confirm within three Business Days of a request by Administrative Agent that it will comply with the terms of this Agreement relating to its obligations to fund Loans.

“Director and Officer Tail Policy” means a directors and officers tail insurance policy to be purchased by the Company on or about the Closing Date.

“Disqualified Lender” means (a) any Competitor, (b) any Person that has been designated by the Company by name (and not by category) on a list delivered by the Company to Administrative Agent on or prior to the Closing Date (as such list may be updated following the Closing Date as the Company and Administrative Agent shall mutually agree; provided, that any updated list shall not apply retroactively for any purpose, including to disqualify any Persons that have previously acquired an assignment or participation interest in any Loans and/or Commitments), and (c) any Person that is clearly identifiable, solely on the basis of such person’s name, as an Affiliate of any Person referred to in clause (a) or clause (b) above (but excluding any Person described in clause (i) or clause (ii) of the proviso to the definition of “Competitor”).

“Dollar” and the sign “$” mean lawful money of the United States of America.

“Domestic Foreign Holding Company” means any Domestic Subsidiary of any Loan Party that (i) owns 65% or more of the Equity Interests (which represents at least 65% of the total combined voting power of all classes of Equity Interests entitled to vote) of a Foreign Subsidiary that is a “controlled foreign corporation” (as defined in Section 957(a) of the Code); (ii) holds no assets other than Equity Interests of one or more Foreign Subsidiaries that are “controlled foreign corporations” (as defined in Section 957(a) of the Code), other than immaterial cash held by that Domestic Subsidiary solely for the purpose of paying administrative or maintenance expenses of that Domestic Subsidiary; and (iii) has no purpose other than serving as a holding company for the ownership of each such Foreign Subsidiary.

“Domestic Subsidiary” means each Subsidiary which is a “United States person” within the meaning of Section 7701(a)(30) of the Code. For the avoidance of doubt, Track Group – Puerto Rico, Inc., a Puerto Rico corporation, shall be deemed to be a Domestic Subsidiary.

“EBITDA” means, for any period, the result of the following, in each case as determined in accordance with GAAP: (a) Consolidated Net Income for that period; plus (b) to the extent deducted in determining that Consolidated Net Income, without duplication, the sum of the following during that period: (i) Interest Expense (net of interest income for that period of the Company and its Subsidiaries) for that period; (ii) federal, state, local and foreign income tax expense for that period; (iii) depreciation and amortization for that period; (iv) unusual or non-recurring expenses or losses, whether cash or non-cash, incurred during that period relating to restructuring charges, integration costs, severance, retention, relocation, and similar items, so long as the aggregate amount of all such expenses and losses does not exceed $1,000,000 in any Computation Period; (v) other non-cash unusual or non-cash non-recurring expenses or losses (including, without limitation, non-cash adjustments due to changes in accounting and foreign currency translation losses and adjustments) and other non-cash charges or impairments (in each case as determined in accordance with GAAP) incurred during that period; (vi) reasonable and documented out-of-pocket fees, costs, and expenses paid during that period in connection with the negotiation, execution, and delivery of this Agreement and the other Loan Documents and the consummation of the Related Transactions and the transactions contemplated by this Agreement and the other Loan Documents (including, without limitation, in connection with enacting governance enhancements and related items that will be incurred outside the ordinary course of business), so long as (A) those fees, costs, and expenses were paid not later than 180 days after the Closing Date, and (B) the aggregate amount of all such fees, costs, and expenses, whenever incurred or paid, does not exceed $8,763,000; (vii) solely for purposes of determining compliance with the covenants in Section 11.12, the amount of any Financial Covenant Cure Amount made during such period; (viii) expenses, costs, and fees incurred in connection with any Permitted Acquisition, whether or not consummated, so long as, in the case of unconsummated Permitted Acquisitions, the aggregate amount of all such expenses, costs, and fees does not exceed $750,000 in any Computation Period; (ix) transaction-related fees, costs, and expenses (including all fees, costs, and expenses paid to the Administrative Agent and Lenders) incurred in connection with the negotiation, documentation, and closing of amendments or modifications to, or waivers or consents under, this Agreement and the other Loan Documents; (x) expenses, costs, and fees incurred in connection with the purchase of the Director and Officer Tail Policy, so long as (A) those expenses, costs, and fees are incurred on or prior to the one-year anniversary of the Closing Date and (B) the aggregate amount of all such expenses, costs and fees does not exceed $500,000 in any Computation Period; and (xi) any other items approved by the Administrative Agent in its sole discretion; minus (c) to the extent included in determining Consolidated Net Income, without duplication, non-cash gains or profits during that period.

Notwithstanding the foregoing, for purposes of this Agreement and any other Loan Document, EBITDA of the Company and its Subsidiaries for each pre-closing period listed below shall be deemed to equal the amount listed opposite such period:

Month Ending	Amount
March 31, 2025	$581,737
April 30, 2025	$470,763
May 31, 2025	$428,528
June 30, 2025	$845,216
July 31, 2025	$100,121
August 31, 2025	$619,291
September 30, 2025	$804,912
October 31, 2025	$362,716
November 30, 2025	$424,774
December 31, 2025	$431,663
January 31, 2026	$514,530
February 28, 2026	$430,720

“ECF Percentage” means, with respect to the Excess Cash Flow for any ECF Period, 50%; provided, that the Borrowers may, with respect to the Excess Cash Flow for any ECF Period, upon at least three Business Days’ prior written notice and subject to the consent of Administrative Agent and the Required Lenders (which may not be unreasonably withheld or delayed), elect to increase the ECF Percentage to up to 70%.

“ECF Period” means (a) the fiscal period beginning on the Closing Date and ending on September 30, 2026; and (b) each Fiscal Year thereafter.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Agreement” means each agreement of the Loan Parties with respect to any real estate subject to a Mortgage, pursuant to which Loan Parties agree to indemnify and hold harmless Administrative Agent and Lenders from liability under any Environmental Laws.

“Environmental Claims” means all written claims asserted by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any applicable Environmental Law, or for release of Hazardous Substances or injury to the environment from a release of Hazardous Substances or from any other violation of applicable Environmental Law.

“Environmental Laws” means all present or future applicable federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all applicable administrative or judicial orders, consent agreements, licenses, authorizations and permits of or with any governmental authority, in each case relating to any matter arising out of or relating to worker health and safety (as it relates to exposure to Hazardous Substances), or pollution or protection of the environment, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“Equity Cure Right” is defined in Section 13.4.

“Equity Cure Securities” is defined in Section 13.4.2.

“Equity Interests” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of that Person’s equity capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations, or any other equivalent of any such ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Erroneous Payment” is defined in Section 15.23.

“Erroneous Payment Deficiency Assignment” is defined in Section 15.23.

“Erroneous Payment Impacted Loans” is defined in Section 15.23.

“Erroneous Payment Return Deficiency” is defined in Section 15.23.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events described in Section 13.1.

“Excess Cash Flow” means, for any period, the remainder of (a) EBITDA for that period, minus (b) the sum, without duplication, of (i) scheduled repayments of principal of the Term Loans and other Funded Debt (other than payments of revolving Debt that do not include a dollar-for-dollar commitment reduction) permitted under this Agreement and made during that period, plus (ii) voluntary prepayments of the Term Loans pursuant to Section 6.2.1, plus (iii) cash payments permitted under this Agreement and made during that period with respect to unfinanced Capital Expenditures, plus (iv) all income taxes paid in cash by the Loan Parties during that period (without duplication) net of refunds actually received in cash during that period by the Loan Parties, plus (v) cash Interest Expense (net of interest income) of the Loan Parties during that period, plus (vi) all other items paid in cash that are added back to EBITDA during that period.

“Excluded Business Interruption Proceeds” means Business Interruption Proceeds not in excess of $250,000 in any Fiscal Year.

“Excluded Deposit Accounts” means (i) deposit accounts the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of any of the Loan Parties and their Subsidiaries and (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of or for the benefit of employees of any of the Loan Parties and their Subsidiaries; (ii) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any of the Loan Parties and their Subsidiaries; (iii) zero-balance accounts; and (iv) any deposit accounts with deposits at any time in an aggregate amount not in excess of $50,000 for any one account and $250,000 in the aggregate for all such accounts.

“Excluded Taxes” means, with respect to any payment made to Administrative Agent, any Lender, or any other Person pursuant to the terms of this Agreement, the following: (a) Taxes based upon, or measured by, the recipient’s overall net income, overall net receipts, or overall net profits (including franchise Taxes imposed in lieu of any such Taxes and branch profits Taxes) that are Other Connection Taxes or that are imposed (i) in a jurisdiction in which the relevant recipient is organized, (ii) in a jurisdiction which the relevant recipient’s principal office is located, or (iii) in a jurisdiction in which the relevant recipient’s lending office (or branch) in respect of which payments under this Agreement are made is located; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 8.5(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 7.6, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; and (c) any United States federal withholding Taxes imposed under FATCA.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Loan Party not in the ordinary course of business consisting of (a) pension plan reversions, (b) proceeds of insurance, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than with respect to reimbursement of third party claims), (d) condemnation awards (and payments in lieu thereof), (e) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of any Loan Party, or (ii) received by any Loan Party as reimbursement for any payment previously made to such Person), (f) any purchase price adjustment received in connection with any purchase (other than a working capital adjustment), and (g) foreign, United States, state or local tax refunds in an amount, individually or in the aggregate (in any Fiscal Year), in excess of $50,000.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, a fluctuating interest rate equal for each day during the applicable period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for that day (or, if that day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if that rate is not so published for any day which is a Business Day, the average of the quotations for that day on those transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent. Administrative Agent’s determination of the Federal Funds Rate will be binding and conclusive absent manifest error.

“Financial Covenant Cure Amount” is defined in Section 13.4.2.

“Financial Covenant Default” is defined in Section 13.4.

“Financial Statements” means, collectively, (a) the audited balance sheet of the Company and its Subsidiaries for the Fiscal Year ended September 30, 2025, and the related statements of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (b) the unaudited balance sheet of the Company and its Subsidiaries for the month ended February 28, 2026, and the related statements of operations, shareholders’ equity and cash flows for the fiscal period then ended.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year, which period is the 3‑month period ending on the last day of each of December, March, June, and September.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries, which period will be the 12‑month period ending on the last day of September of each year.

“Fixed Charge Coverage Ratio” means, for any Computation Period, the ratio of (a) the total for that Computation Period of (i) EBITDA, minus (ii) the sum of (A) income taxes paid or payable in cash by the Company and its Subsidiaries (without duplication) (other than any COD Tax) and (B) all unfinanced Capital Expenditures, to (b) the sum for that Computation Period of (i) cash Interest Expense, plus (ii) scheduled required payments of principal of Debt (including the Term Loans but excluding the Revolving Loans so long as the Revolving Commitments have not been terminated or reduced in connection therewith), plus (iii) Restricted Payments actually made in cash during that Computation Period (other than (A) Restricted Payments made pursuant to clause (i), (ii), or (iii) of Section 11.3 and (B) Restricted Payments made pursuant to clause (vi) of Section 11.3 to the extent such payments have been deducted as an expense in the determination of EBITDA for such Computation Period); provided that (x) for any Computation Period ending before the first anniversary of the Closing Date, the amount of each component of subclause (ii)(B) of clause (a) and subclauses (i) and (ii) of clause (b) as of the applicable date of determination will be determined on an annualized basis by multiplying the actual amount of that component for the period from (not including) the Closing Date to (and including) that date of determination by 365 and dividing by the number of days from (not including) the Closing Date to (and including) that date of determination, and (y) to the extent Liquidity is less than $3,000,000 after giving effect to the payment of any COD Tax, the Loan Parties shall have received cash proceeds from the issuance of common or preferred Equity Interests of the Company (or cash capital contributions to the Company) in an amount sufficient to cause the Loan Parties to have Liquidity of at least $3,000,000 (after giving effect to such issuance or contribution and the payment of such COD Tax) within twenty (20) Business Days after the payment of such COD Tax. For the avoidance of doubt, no payments made by any Loan Party to purchase the Director and Officer Tail Policy shall be included in clause (b) of the first sentence of this definition for purposes of determining the Fixed Charge Coverage Ratio so long as the aggregate amount of all such payments does not exceed $500,000.

“Foreign Subsidiary” means each Subsidiary (i) organized under the laws of a jurisdiction other than the United States of America or any state thereof or District of Columbia; and (ii) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Funded Debt” means, as to any Person, all Debt of that Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of that Person, to a date more than one year from that date).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

“Guarantor” means each Person that guarantees the Obligations of the Borrowers.

“Guaranty” means each guaranty executed and delivered by any Guarantor, together with any joinders thereto and any other guaranty agreement executed by a Guarantor, in each case in form and substance reasonably satisfactory to Administrative Agent. The Guaranty and Collateral Agreement is a Guaranty.

“Guaranty and Collateral Agreement” means the Guaranty and Collateral Agreement dated as of the date of this Agreement executed and delivered by each Loan Party, together with any joinders thereto and any other guaranty and collateral agreement executed by a Loan Party, in each case in form and substance reasonably satisfactory to Administrative Agent.

“Hazardous Substances” means any toxic or hazardous substances, pollutants, contaminants, or wastes, including, without limitation, those that are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or other words of similar import, under any Environmental Law, and including any petroleum or petroleum products, radioactive materials, asbestos in any form, lead based paint, mold, mildew, radon gas, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement, collar agreement, spot foreign exchange, forward foreign exchange, foreign exchange option (or series of options) and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Person, any liability of that Person under any Hedging Agreement determined (a) for any date on or after the date that Hedging Agreement has been closed out and termination value determined in accordance therewith, using that termination value; and (b) for any date prior to the date referenced in clause (a), using the amount determined as the mark-to-market value for that Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in that Hedging Agreement (which may include a Lender or any Affiliate of a Lender).

“Indemnified Liabilities” is defined in Section 15.17.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of a Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief, or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for that Person or any part of its property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property Security Agreement” is used as defined in the Guaranty and Collateral Agreement.

“Interest Expense” means, for any period, the consolidated interest expense of the Company and its Subsidiaries for that period (including all imputed interest on Capital Leases).

“Interest Line Loan” is defined in Section 2.1.2(b).

“Interest Line Loan Availability Period” means the period (i) beginning on and including the day after the Closing Date and (ii) ending on and including the earlier of (A) the date on which the Commitments of the Lenders to make Interest Line Loans terminate pursuant to Section 6.1 or Section 13 and (B) April 30, 2027.

“Interest Line Loan Commitment” means, as to any Lender, that Lender’s commitment to make Interest Line Loans under this Agreement. The amount of each Lender’s Interest Line Loan Commitment is set forth on Annex A. The initial aggregate amount of the Interest Line Loan Commitments of all Lenders is $1,000,000.

“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Equity Interest, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of that other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

“ITA” means the Income Tax Act (Canada) and the regulations promulgated thereunder, in each case as amended from time to time.

“JCP” means JCP Investment Management, LLC, a Texas limited liability company.

“Joint Liability Payment” is defined in Section 16.7.

“Lender” is defined in the introductory clause of this Agreement.

“Lender Party” is defined in Section 15.17.

“Lien” means, with respect to any Person, any interest granted by that Person in any real or personal property, asset, or other right owned or being purchased or acquired by that Person (including an interest in respect of a Capital Lease) that secures payment or performance of any obligation and includes any mortgage, lien, encumbrance, title retention lien, charge, or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process, or otherwise.

“Liquidity” means, as of any date of determination, the dollar amount of unrestricted and unencumbered (other than the Liens of Administrative Agent and any customary liens of depositary banks) cash and Cash Equivalent Investments maintained by the Loan Parties in one or more deposit accounts (other than Excluded Deposit Accounts) located in the United States and subject to a Control Agreement.

“Loan Account” means an account maintained under this Agreement by Administrative Agent on its books of account, and with respect to Borrowers, in which Borrowers will be charged with all Loans made to, and all other Obligations incurred by, any of the Borrowers.

“Loan Documents” means this Agreement, the Notes, the Agent Fee Letter, the Warrant, each Collateral and Diligence Questionnaire, the Collateral Documents, and all documents, instruments, and agreements delivered in connection with the foregoing, as any of the foregoing are amended or modified in accordance with their respective terms.

“Loan Party” means each Borrower and each Guarantor.

“Loan” or “Loans” means, as the context may require, any of the Revolving Loans and any of the Term Loans.

“Margin Stock” means any “margin stock” as defined in Regulation U.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, or properties of any Loan Party, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform the Obligations under any Loan Document, (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document, (d) a material impairment of the ability of Administrative Agent to enforce or collect any Obligations, or (e) an impairment of the ability of Administrative Agent to realize upon any material portion of the Collateral.

“Material Contract” means, with respect to any Person, (a) the Related Agreements; (b) each contract or agreement to which that Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by that Person or that Subsidiary of $500,000 or more in any Fiscal Year; and (c) all other contracts or agreements as to which the breach, nonperformance, cancellation, or failure to renew by any party could reasonably be expected to have a Material Adverse Effect.

“Material Operational Assets” means, collectively, assets that are material to the business or operations of the Company and its Subsidiaries, including, without limitation, (i) all material licenses, patents, patent applications, trademark and service mark registrations, trademark and service mark applications, trade names, copyright registrations, copyright applications, and other intellectual property rights used in and that are material to or are necessary for the operation of such business, and (ii) all Material Contracts.

“Mortgage” means a mortgage, deed of trust, or similar instrument granting Administrative Agent a Lien on real property owned by any Loan Party.

“Mortgage-Related Documents” means with respect to any real property subject to a Mortgage, the following, in form and substance reasonably satisfactory to Administrative Agent: (a) a mortgagee title policy (or binder therefor) covering Administrative Agent’s interest under the Mortgage, in a form and amount and by an insurer reasonably acceptable to Administrative Agent, which must be fully paid on that effective date; (b) all assignments of leases, estoppel letters, attornment agreements, consents, waivers, and releases as Administrative Agent reasonably requires with respect to other Persons having an interest in the real estate and as may be obtained after the exercise of commercially reasonable efforts by the applicable Loan Party; (c) an as-built survey of the real estate certified by a licensed surveyor reasonably acceptable to Administrative Agent; (d) a life-of-loan flood hazard determination and, if the real estate is located in a flood plain, an acknowledged notice to borrower and flood insurance in an amount, with endorsements and by an insurer reasonably acceptable to Administrative Agent; (e) a current appraisal of the real estate, prepared by an appraiser reasonably acceptable to Administrative Agent, and in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders; (f) an environmental assessment report, prepared by environmental engineers reasonably acceptable to Administrative Agent, and accompanied by all certificates, as Administrative Agent reasonably requires, which must all be in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders; and (g) an Environmental Agreement and all other documents, instruments, or agreements as Administrative Agent reasonably requires with respect to any environmental risks regarding the real estate.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA and that is subject to Title IV of ERISA and to which any Borrower or any other member of the Controlled Group has or is reasonably likely to have any liability.

“Net Cash Proceeds” means:

(a)    with respect to any asset disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance (other than Excluded Business Interruption Proceeds) or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to that asset disposition net of (i) the direct costs relating to that sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees); (ii) taxes paid or reasonably estimated by Borrowers to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to that asset disposition (other than the Loans);

(b)    with respect to any issuance of Equity Interests, the aggregate cash proceeds received by any Loan Party pursuant to that issuance, net of the direct costs relating to that issuance (including sales and underwriters’ commissions); and

(c)    with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to that issuance, net of the direct costs of that issuance (including up-front, underwriters’ and placement fees).

“Non-Consenting Lender” is defined in Section 15.1(j).

“Non-U.S. Lender” is defined in Section 7.6.4.

“Note” means a promissory note substantially in the form of Exhibit A.

“Notice of Borrowing” is defined in Section 2.2.2(a).

“Obligations” means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document, including all out-of-pocket fees and charges of any counsel and/or other advisors to any Lender Party and all court costs and similar legal expenses that are payable by the Loan Parties in accordance with the Loan Documents, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” is defined in Section 9.30.

“Operating Lease” means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

“Other Connection Taxes” means, with respect to Administrative Agent, any Lender or any other recipient of payments pursuant to any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary taxes, recording, filing or similar taxes, or any other excise or property taxes, charges or similar levies arising from any payment made under this Agreement or from the execution, delivery, performance, or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents, but excluding Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.5(b)).

“Participant” is defined in Section 15.6.2.

“Patriot Act” is defined in Section 15.16.

“Payment in Full” means (a) the payment in full in cash of all Loans and other Obligations, other than contingent indemnification obligations for which no claims have been asserted; (b) the termination of all Commitments; and (c) the release of any claims of the Loan Parties against Administrative Agent and Lenders arising on or before the payment date.

“Payment Recipient” is defined in Section 15.23.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan,” as that term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which any Borrower or any Subsidiary (including any contingent liability of any member of Borrowers’ Controlled Group) may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Acquisition” means any Acquisition by any Loan Party where Administrative Agent has provided its prior written consent in its commercially reasonable discretion.

“Permitted Lien” means a Lien expressly permitted under this Agreement pursuant to Section 11.2.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Prepayment Fee” is defined in the Agent Fee Letter.

“Prime Rate” means, for any day, the rate of interest in effect for that day equal to the prime rate in the United States as reported from time to time in The Wall Street Journal (or other authoritative source selected by Administrative Agent in its sole discretion), or as Prime Rate is otherwise determined by Administrative Agent in its sole discretion. Administrative Agent’s determination of the Prime Rate will be conclusive, absent manifest error. Any change in the Prime Rate will take effect at the opening of business on the day of that change. In the event The Wall Street Journal (or any other authoritative source) publishes a range of “prime rates,” the Prime Rate will be the highest of the “prime rates.”

“Proceeding” means any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental authority or arbitrator.

“Pro Rata Share” means:

(a)    with respect to a Lender’s obligation to make Revolving Loans, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolving Commitments being terminated or reduced to zero, the percentage obtained by dividing (A) that Lender’s Revolving Commitment, by (B) the aggregate Revolving Commitments of all Lenders; and (ii) from and after the time the Revolving Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate unpaid principal amount of that Lender’s Revolving Outstandings by (B) the aggregate unpaid principal amount of all Revolving Outstandings;

(b)    with respect to a Lender’s obligation to make a Term A Loan and receive payments of interest, fees, and principal with respect thereto, (i) prior to the Term A Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (A) that Lender’s Term A Loan Commitment plus the unpaid principal amount of that Lender’s Term A Loans, by (B) the aggregate Term A Loan Commitment of all Lenders plus the unpaid principal amount of all Term A Loans of all Lenders; and (ii) from and after the time the Term A Loan Commitment has been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate unpaid principal amount of that Lender’s Term A Loans by (B) the aggregate unpaid principal amount of all Term A Loans;

(c)    with respect to a Lender’s obligation to make Interest Line Loans and receive payments of interest, fees, and principal with respect thereto, (i) prior to the Interest Line Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (A) that Lender’s Interest Line Loan Commitment plus the unpaid principal amount of that Lender’s Interest Line Loans, by (B) the aggregate Interest Line Loan Commitment of all Lenders plus the unpaid principal amount of all Interest Line Loans of all Lenders; and (ii) from and after the time the Interest Line Loan Commitment has been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate unpaid principal amount of that Lender’s Interest Line Loans by (B) the aggregate unpaid principal amount of all Interest Line Loans; and

(d)    with respect to all other matters as to a particular Lender, (i) prior to the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) that Lender’s Revolving Commitment plus that Lender’s Term A Loan Commitment plus the aggregate unpaid principal amount of that Lender’s Term A Loans plus that Lender’s Interest Line Loan Commitment plus the aggregate unpaid principal amount of that Lender’s Interest Line Loans, by (B) the aggregate Revolving Commitments of all Lenders plus the Term A Loan Commitment of all Lenders plus the aggregate unpaid principal amount all Term A Loans of all Lenders plus the aggregate Interest Line Loan Commitment of all Lenders plus the aggregate unpaid principal amount all Interest Line Loans of all Lenders; and (ii) if the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate unpaid principal amount of that Lender’s Revolving Outstandings plus the aggregate unpaid principal amount of that Lender’s Term A Loans plus the aggregate unpaid principal amount of that Lender’s Interest Line Loans by (B) the aggregate unpaid principal amount of all Revolving Outstandings plus the aggregate unpaid principal amount of all Term A Loans of all Lenders plus the aggregate unpaid principal amount of all Interest Line Loans of all Lenders.

“Protective Advances” is defined in Section 14.15.

“Regulation D” means Regulation D of the FRB.

“Regulation U” means Regulation U of the FRB.

“Related Agreements” means the Related Transactions LOI and all agreements, instruments, and documents (including that certain Confidentiality and Non-Circumvention Agreement dated as of September 9, 2025, among CRC, JCP, the Company, ADSS, and Conrent, but excluding this Agreement and the other Loan Documents) executed or delivered in connection with the Related Transactions LOI and the Related Transactions, in each case, as in effect on the Closing Date.

“Related Transactions” means, collectively, the “Transactions” (as defined in the Related Transactions LOI), including, without limitation, (a) the transactions contemplated by the Share Purchase Agreement (as defined in the Related Transactions LOI), (b) the transactions contemplated by the Conrent Debt Discharge Documentation (as defined in the Related Transactions LOI), and (c) the transactions contemplated by Section 4 of the Related Transactions LOI, but excluding the transactions contemplated by this Agreement and the other Loan Documents.

“Related Transactions LOI” means that certain letter agreement dated August 27, 2025, among CRC, JCP, ADSS, the Company, and ETS Limited, an exempted limited company incorporated under the laws of the Cayman Islands.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

“Required Contribution Date” is defined in Section 13.4.2.

“Required Lenders” means, at any time, Lenders whose Pro Rata Shares exceed 50% as determined pursuant to clause (d) of the definition of “Pro Rata Share”; provided, that (i) the Pro Rata Shares held or deemed held by, any Defaulting Lender will be excluded for purposes of making a determination of Required Lenders, and (ii) at all times there are two or fewer Lenders that are not Affiliates of each other, Required Lenders will require all such Lenders that are (A) not Affiliates of each other and (B) not Defaulting Lenders.

“Restricted Payment” is defined in Section 11.3.

“Revolver Unused Fee Rate” means 1.00% per annum.

“Revolving Loan Availability” means at any time, an amount equal to (a) the aggregate Revolving Commitments of all Lenders minus (b) the Revolving Outstandings.

“Revolving Commitment” means, as to any Lender, such Lender’s commitment to make Revolving Loans under this Agreement. The initial amount of each Lender’s Revolving Commitment is set forth on Annex A. The initial aggregate amount of the Revolving Commitments of all Lenders is $2,000,000.

“Revolving Loan” is defined in Section 2.1.1.

“Revolving Outstandings” means, at any time, the aggregate principal amount of all outstanding Revolving Loans.

“SEC” means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

“Senior Officer” means, with respect to any Loan Party, any of the president, chief executive officer, the chief financial officer, or the treasurer (or other officer with similar responsibilities) of that Loan Party.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, or other entity of which that Person owns, directly or indirectly, outstanding Equity Interests having more than 50% of the ordinary voting power for the election of directors or other managers of that corporation, partnership, limited liability company, or other entity. Unless the context otherwise requires, each reference to Subsidiaries in this Agreement refers to Subsidiaries of the Company.

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges, similar fees or withholdings imposed under applicable law and/or by any governmental authority that are in the nature of a tax (including backup withholding), and any and all liabilities (including interest and penalties and other additions to taxes) with respect to any of the foregoing.

“Term A Loan” is defined in Section 2.1.2(a).

“Term A Loan Commitment” means, as to any Lender, that Lender’s commitment to make Term A Loans under this Agreement. The amount of each Lender’s Term A Loan Commitment is set forth on Annex A. The initial aggregate amount of the Term A Loan Commitments of all Lenders is $21,000,000.

“Term Loan” means, as the context may require, any Term A Loans and/or any Interest Line Loans.

“Termination Date” means the earlier to occur of (a) April 30, 2031, or (b) any other date on which the Commitments terminate pursuant to Section 6.1 or Section 13.

“Termination Event” means, with respect to a Pension Plan, the following: (a) a Reportable Event; (b) the withdrawal of any Borrower or any other member of the Controlled Group from that Pension Plan during a plan year in which that Borrower or other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA; (c) the termination of that Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of that Pension Plan as a termination under Section 4041 of ERISA; (d) the institution by the PBGC of proceedings to terminate that Pension Plan; or (e) any event or condition that might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, that Pension Plan.

“Testing Dates” is defined in Section 13.4.1.

“TGAL” means Track Group Analytics Limited, a Canada corporation.

“Total Debt” means all Debt of the Company and its Subsidiaries, determined on a consolidated basis, excluding (a) contingent obligations in respect of Contingent Liabilities (except to the extent constituting (i) Contingent Liabilities in respect of Debt of a Person other than any Loan Party, or (ii) Contingent Liabilities in respect of undrawn letters of credit), (b) Hedging Obligations, and (c) Debt of any Borrower to any other Loan Party and Debt of any Subsidiary to any Borrower or to any other Subsidiary.

“Total Debt to EBITDA Ratio” means, as of the last day of any month, the ratio of (a) Total Debt as of that day to (b) EBITDA for the Computation Period ending on that day.

“Total Plan Liability” means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“Unused Fee” is defined in Section 5.1.

“Warrant” means that certain warrant for the purchase of capital stock of the Company dated as of the Closing Date executed by the Company in favor of Chatham Capital.

“Withholding Certificate” is defined in Section 7.6.4.

“Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary all of the Equity Interests of which (except directors’ qualifying Equity Interests) are at the time directly or indirectly owned by that Person and/or another Wholly-Owned Subsidiary of that Person. Unless the context otherwise requires, each reference to Wholly-Owned Subsidiaries refers to Wholly‑Owned Subsidiaries of the Company.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Certain Interpretive Provisions.

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)    The term “including” is not limiting and means “including without limitation.”

(d)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)    Unless otherwise expressly provided in this Agreement, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments include all subsequent amendments, restatements, supplements, and other modifications thereto, but only to the extent that those amendments, restatements, supplements, and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions amending, replacing, supplementing, or interpreting that statute or regulation.

(f)    This Agreement and the other Loan Documents may use several different limitations, tests, or measurements to regulate the same or similar matters. All such limitations, tests, and measurements are cumulative and each is to be performed in accordance with its terms.

(g)    This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Administrative Agent, Borrowers, the Lenders, and the other parties thereto and are the products of all parties. Accordingly, they are not to be construed against Administrative Agent or the Lenders merely because of Administrative Agent’s or Lenders’ involvement in their preparation.

(h)    If any delivery due date specified in Section 10.1 for the delivery of reports, certificates, and other information required to be delivered pursuant to Section 10.1 falls on a day which is not a Business Day, then that due date will be extended to the immediately following Business Day.

(i)    A Default or Event of Default will be deemed to exist at all times during the period commencing on the date that Default or Event of Default occurs to the date on which that Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement, and an Event of Default will “continue” or be “continuing” until that Event of Default has been waived in writing by Administrative Agent and the Required Lenders.

1.3    Accounting and Other Terms.

(a)    Unless otherwise expressly provided in this Agreement, each accounting term used in this Agreement has the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements and using the same inventory valuation method as used in the Financial Statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in that change, the change is disclosed to Administrative Agent, and Section 11.12 is amended in a manner satisfactory to Administrative Agent to take into account the effects of the change. Notwithstanding any change in GAAP after December 31, 2019, that would require lease obligations that would have been treated as operating leases under GAAP as in effect on December 31, 2019, to be recognized on the balance sheet of any Person, such leases shall continue to be treated as operating leases for purposes of this Agreement, and any obligations in respect thereof shall not constitute Debt hereunder.

(b)    All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC and which are not otherwise defined in this Agreement have the same meanings in this Agreement as set forth therein, except that terms used in this Agreement which are defined in the UCC as in effect in the State of New York on the date of this Agreement will continue to have the same meaning notwithstanding any replacement or amendment of that statute except as Administrative Agent may otherwise determine.

SECTION 2	COMMITMENTS OF THE LENDERS; BORROWING AND CONVERSION PROCEDURES.

2.1    Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to Borrowers as follows:

2.1.1    Revolving Commitment. Each Lender with a Revolving Commitment agrees to make loans on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in that Lender’s Pro Rata Share of the aggregate amounts that Borrower Representative requests from all Lenders. The Revolving Outstandings will not at any time exceed the aggregate Revolving Commitments of all Lenders. The Commitments of the Lenders to make Revolving Loans will expire on the Termination Date.

2.1.2    Term Loan Commitments.

(a)    Each Lender with a Term A Loan Commitment agrees to make a loan to Borrowers (each such loan, a “Term A Loan”) on the Closing Date in that Lender’s Pro Rata Share of the aggregate Term A Loan Commitments of all Lenders. The Commitments of the Lenders to make Term A Loans will expire concurrently with the making of Term A Loans on the Closing Date.

(b)    Each Lender with a Interest Line Loan Commitment agrees to make one or more loans (each such loan, a “Interest Line Loan”) during the Interest Line Loan Availability Period in that Lender’s Pro Rata Share of the aggregate amounts that Borrower Representative requests from all Lenders. The aggregate amount of all Interest Line Loans made will not exceed the aggregate Interest Line Loan Commitments of all Lenders. The Commitments of the Lenders to make Interest Line Loans will decrease concurrently with the making of Interest Line Loans on each applicable borrowing date by an amount equal to the aggregate amount of the Interest Line Loans made on that borrowing date. The Commitments of the Lenders to make Interest Line Loans will expire at the end of the Interest Line Loan Availability Period.

2.2    Loan Procedures.

2.2.1    [Reserved].

2.2.2    Borrowing Procedures.

(a)    Borrower Representative shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit D to Administrative Agent and each Lender with an applicable Commitment of each proposed borrowing not later than 1:00 p.m. (New York time) three Business Days prior to the proposed date of that borrowing (or, in the case of any Interest Line Loan, ten (10) Business Days prior to the proposed date of that borrowing (or such shorter period as Administrative Agent may agree in writing), which proposed date of borrowing must be an interest payment date pursuant to Section 4.1.5). Each such notice will be effective upon receipt by Administrative Agent, will be irrevocable, and must specify the date and amount of the requested borrowing. On the requested borrowing date, each Lender with an applicable Commitment shall provide Administrative Agent with immediately available funds, to Administrative Agent’s account, covering that Lender’s Pro Rata Share of that borrowing so long as the applicable Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to that borrowing have not been satisfied. After Administrative Agent’s receipt of the proceeds of the applicable Loans from Lenders with applicable Commitments, Administrative Agent shall make the proceeds of those Loans available to Borrowers on the applicable borrowing date by transferring to Borrowers immediately available funds equal to the proceeds received by Administrative Agent. Each borrowing must be on a Business Day. Each borrowing of a Loan (other than an Interest Line Loan) must be in an aggregate amount of at least $100,000 and an integral multiple of $50,000. Each borrowing of an Interest Line Loan must be in an aggregate amount not greater than the aggregate amount of accrued interest that Borrowers have elected to pay with the proceeds of such Interest Line Loan on the applicable interest payment date pursuant to Section 4.1.5. Each Lender shall, upon request of Administrative Agent, deliver to Administrative Agent a list of all Loans made by that Lender, together with all information related thereto as Administrative Agent reasonably requests. Except as Chatham Capital may otherwise agree in its sole discretion, Borrower Representative may not request, and Lenders with Revolving Commitments will not be required to fund, more than one borrowing of Revolving Loans in any week.

(b)    Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges) will be deemed to be a request for a borrowing of a Revolving Loan on the due date, in the amount of those Obligations. The proceeds of those Revolving Loans will be disbursed as direct payment of the relevant Obligations. In addition, Administrative Agent may, at its option, charge when due any Obligations against any operating, investment or other account of any Borrower maintained with Administrative Agent or any of its Affiliates.

2.3    Commitments Several. The failure of any Lender to make a requested Loan on any date will not relieve any other Lender of its obligation (if any) to make a Loan on that date, but no Lender will be responsible for the failure of any other Lender to make any Loan to be made by that other Lender.

2.4    [Reserved].

2.5    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions will apply for so long as that Lender is a Defaulting Lender:

2.5.1    Fees will cease to accrue on the unfunded portion of the Revolving Commitment of the Defaulting Lender pursuant to Section 5.1.

2.5.2    Any amount payable to a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, or otherwise and including any amount that would otherwise be payable to that Defaulting Lender pursuant to Section 7.5 but excluding Section 8) will, in lieu of being distributed to that Defaulting Lender, be retained by Administrative Agent and, subject to any applicable requirements of law, be applied as follows at such time or times as Administrative Agent determines: (i) first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent under this Agreement; (ii) second, to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; (iii) third, if so determined by Administrative Agent and Borrowers, held as cash collateral for future funding obligations of the Defaulting Lender under this Agreement; (iv) fourth, pro rata, to the payment of any amounts owing to Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Borrower or any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and (v) fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction. If any such payment is a prepayment of the principal amount of any Loans and made at a time when the conditions set forth in Section 12.2 are satisfied, then that payment will be applied solely to prepay the Loans of all Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans of any Defaulting Lender.

2.5.3    No Defaulting Lender will have any right to approve or disapprove any amendment, waiver, consent, or any other action Administrative Agent, the Lenders, or the Required Lenders have taken or may take under this Agreement (including any consent to any amendment or waiver pursuant to Section 15.1), but any waiver, amendment, or modification requiring the consent of all Lenders or each directly affected Lender that affects a Defaulting Lender differently than other affected Lenders will require the consent of that Defaulting Lender.

SECTION 3	EVIDENCING OF LOANS.

3.1    Notes. At a Lender’s request, (a) the Revolving Loans of that Lender may be evidenced by a Note, with appropriate insertions, payable to that Lender in a face principal amount equal to the amount of that Lender’s Revolving Commitment; (b) the Term A Loans of that Lender may be evidenced by a Note, with appropriate insertions, payable to that Lender in a face principal amount equal to the principal amount of that Lender’s Term A Loans; and (c) the Interest Line Loans of that Lender may be evidenced by a Note, with appropriate insertions, payable to that Lender in a face principal amount equal to the sum of the principal amount of that Lender’s Interest Line Loans plus the principal amount of that Lender’s Interest Line Loan Commitment.

3.2    Recordkeeping. Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender and each repayment or conversion thereof. The aggregate unpaid principal amount so recorded will be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount will not, however, limit or otherwise affect the Obligations of Borrowers under this Agreement or under any Note to repay the principal amount of the Loans under this Agreement, together with all interest accruing thereon.

SECTION 4	INTEREST.

4.1    Interest Rates. Borrowers agree to pay interest on the unpaid principal amount of each Loan for the period commencing on the date that Loan is made until that Loan is paid in full as follows:

4.1.1    Cash Interest (Revolving Loans). Cash interest shall accrue on the principal amount of each Revolving Loan until such Loan is paid in full at a rate per annum equal to 11.00%.

4.1.2    Cash Interest (Term Loans).

(a)    Term A Loans. Cash interest shall accrue on the principal amount of each Term A Loan until such Loan is paid in full at a rate per annum equal to 11.00%.

(b)    Interest Line Loans. Cash interest shall accrue on the principal amount of each Interest Line Loan until such Loan is paid in full at a rate per annum equal to 11.00%.

4.1.3    PIK Interest Rates. In addition to interest accruing and payable in cash pursuant to Sections 4.1.1 and 4.1.2, paid-in-kind interest shall accrue on the principal amount of each Loan until such Loan is paid in full at a rate per annum equal to 2.50%; provided that if Borrowers elect to pay accrued cash interest payable on any applicable interest payment date using the proceeds of one or more Interest Line Loans pursuant to Section 4.1.5, then the paid-in-kind interest rate applicable to the month in which such cash interest accrued shall be a rate per annum equal to 4.50%.

4.1.4    Default Rate. Notwithstanding the foregoing, at any time an Event of Default exists, the cash interest rate applicable to each Loan will automatically be increased by 2.00% during the existence of an Event of Default (and, in the case of Obligations not bearing interest, those Obligations will, during the existence of an Event of Default, bear interest at the highest cash interest rate applicable to the Loans plus 2.00%), but any such increase may be rescinded by Administrative Agent and the Required Lenders, notwithstanding Section 15.1. In no event will interest payable by Borrowers to any Lender under this Agreement exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, then that provision will be deemed modified to limit that interest to the maximum rate permitted under that law.

4.1.5    Interest Payment Dates. Accrued interest on each Loan is payable in arrears on the first Business Day of each month, upon a prepayment of that Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans will be payable on demand. Borrowers may, by written election made in the applicable Notice of Borrowing, use the proceeds of one or more Interest Line Loans (i) to pay 50% of the accrued cash interest payable on any applicable interest payment date from and including June 1, 2026, through and including December 1, 2026, and (ii) to pay 25% of the accrued cash interest payable on any applicable interest payment date from and including the interest payment date occurring on or about January 1, 2026, through and including June 1, 2027. Each Borrower hereby authorizes Administrative Agent to, and Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 7.1.2 with the amount of any interest payment due under this Agreement. In addition, interest accrued pursuant to Section 4.1.3 shall be capitalized and added to the principal balance of the Loans on the first Business Day of each month and shall itself, as principal, accrue interest pursuant to Section 4.1.

4.2    [Reserved].

4.3    Computation of Interest. Interest will be computed for the actual number of days elapsed on the basis of a year of 360 days.

SECTION 5	FEES.

5.1    Unused Fee. Borrowers shall pay to Administrative Agent for the account of each Lender with a Revolving Commitment (except as provided in Section 2.5) an unused fee (the “Unused Fee”), for the period from the Closing Date to the Termination Date, at the Revolver Unused Fee Rate in effect from time to time of that Lender’s Pro Rata Share (as adjusted from time to time) of the average daily unused amount of the Revolving Commitments. For purposes of calculating usage under this Section 5.1, the Revolving Commitments will be deemed used to the extent of Revolving Outstandings. Unused Fees will be payable in arrears on the first Business Day of each month and on the Termination Date for any period then ending for which Unused Fees have not previously been paid. Unused Fees will be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.2    Administrative Agent’s Fees. Borrowers shall pay to Administrative Agent all agent’s fees as are mutually agreed to from time to time by Borrowers and Administrative Agent, including the fees set forth in the Agent Fee Letter.

5.3    Prepayment Fee. Without limiting the generality of Section 5.2, Borrowers shall pay to Administrative Agent, for the ratable benefit of each applicable Lender, each Prepayment Fee in accordance with the Agent Fee Letter.

SECTION 6	REDUCTION OR TERMINATION OF COMMITMENTS; PREPAYMENTS; REPAYMENTS.

6.1    Reduction or Termination of Commitments.

6.1.1    Voluntary Reduction or Termination of the Revolving Commitments.

(a)    Borrowers may from time to time on at least five Business Days’ prior written notice from Borrower Representative to Administrative Agent (which shall promptly advise each applicable Lender thereof) permanently reduce the Revolving Commitments to an amount not less than the Revolving Outstandings. Any such reduction must be in an amount not less than $200,000 or a higher integral multiple of $100,000. Borrower Representative may not request more than one such reduction in any month. Concurrently with any such reduction of the Revolving Commitments, Borrowers shall pay all Prepayment Fees and all accrued and unpaid Unused Fees in respect of the Revolving Commitments.

(b)    Concurrently with any reduction of the Revolving Commitments to zero, Borrowers shall pay all interest on the Revolving Loans, all Prepayment Fees and all accrued and unpaid Unused Fees in respect of the Revolving Commitments.

6.1.2    Voluntary Reduction or Termination of the Interest Line Loan Commitments. Borrowers may from time to time on at least five Business Days’ prior written notice from Borrower Representative to Administrative Agent (which shall promptly advise each applicable Lender thereof) permanently reduce the Interest Line Loan Commitments. Any such reduction must be in an amount not less than $200,000 or a higher integral multiple of $100,000. Concurrently with any such reduction of the Interest Line Loan Commitments, Borrowers shall pay all Prepayment Fees in respect of the Interest Line Loan Commitments.

6.1.3    All Reductions of Commitments. All reductions of the Revolving Commitments will reduce the Revolving Commitments ratably among the Lenders according to their respective Pro Rata Shares. All reductions of the Interest Line Loan Commitments will reduce the Interest Line Loan Commitments ratably among the Lenders according to their respective Pro Rata Shares.

6.2    Prepayments.

6.2.1    Voluntary Prepayments. Borrowers may from time to time prepay the Loans in whole or in part. Borrower Representative shall give Administrative Agent (which shall promptly advise each applicable Lender) notice of any such prepayment not later than 1:00 p.m. (New York time) three Business Days prior to the proposed date of that prepayment (which must be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment must be in an amount equal to $200,000 or a higher integral multiple of $100,000.

6.2.2    Mandatory Prepayments

(a)    Revolving Loans. Borrowers shall immediately repay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans exceeds the aggregate Revolving Commitments of all Lenders, to the full extent of any such excess; provided, that, for the avoidance of doubt, no Prepayment Fee shall be due and owing in connection with any such repayment so long as the Revolving Commitments have not been terminated or reduced in connection therewith.

(b)    Term Loans. Borrowers shall make a prepayment of the Term Loans until paid in full upon the occurrence of any of the following at the following times and in the following amounts:

(i)    concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of those Net Cash Proceeds;

(ii)    concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of Equity Interests of any Loan Party (excluding any issuance of Equity Interests (A) pursuant to any employee or director option program, benefit plan or compensation program or agreement, and (B) by a Subsidiary to any Borrower or another Subsidiary), in an amount equal to 100% of those Net Cash Proceeds;

(iii)    concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Debt of any Loan Party (excluding Debt permitted by Section 11.1), in an amount equal to 100% of those Net Cash Proceeds;

(iv)    concurrently with the receipt by any Loan Party of any Extraordinary Receipts, in an amount equal to 100% of those Extraordinary Receipts; and

(v)    within five Business Days after the date that Fiscal Year-end financial statements are required to be delivered pursuant to Section 10.1.1 (commencing with the Fiscal Year ending on September 30, 2026), in an amount equal to the ECF Percentage of Excess Cash Flow for that ECF Period; and

(vi)    concurrently with the receipt by the Company of any Financial Covenant Cure Amount pursuant to Section 13.4, in an amount equal to the excess, if any, of (A) such Financial Covenant Cure Amount over (B) 10% of EBITDA for the Computation Period ending on the applicable Testing Date (calculated without giving effect to such Financial Covenant Cure Amount).

6.3    Manner of Prepayments.

6.3.1    All Prepayments. Any prepayment of Term Loans is subject to Section 5.3 (as applicable). All prepayments of the Term Loans will be applied first to the Interest Line Loans and second to the Term A Loans, in each case in the inverse order of maturity to the remaining installments thereof (including, without limitation, the final installment thereof).

6.4    Repayments.

6.4.1    Revolving Loans. Unless sooner paid in full, Borrowers shall pay the Revolving Loans of each Lender in full on the Termination Date.

6.4.2    Term A Loans. Borrowers shall pay the principal amount of each Term A Loan of each Lender in arrears in (a) monthly installments, each payable on the first Business Day of each month, commencing on June 1, 2028, in an amount equal to (i) the original principal amount of such Term A Loan divided by (ii) 240 and (b) a final installment equal to the remaining outstanding principal balance of the Term A Loans, payable on the Termination Date. Unless sooner paid in full, the outstanding principal balance of the Term A Loans must be paid in full on the Termination Date.

6.4.3    Interest Line Loans. Borrowers shall pay the principal amount of each Interest Line Loan (if any) of each Lender in arrears in (a) monthly installments, each payable on the first Business Day of each month, commencing on June 1, 2028, in an amount equal to (i) the original principal amount of such Interest Line Loan divided by (ii) 240 and (b) a final installment equal to the remaining outstanding principal balance of the Interest Line Loans, payable on the Termination Date. Unless sooner paid in full, the outstanding principal balance of the Interest Line Loans must be paid in full on the Termination Date.

SECTION 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1    Making of Payments.

7.1.1    Borrowers shall make all payments of principal or interest on the Loans, and of all fees, to Administrative Agent in immediately available funds to Administrative Agent’s account not later than 2:00 p.m. (New York time) on the date due, and funds received after that time will be deemed to have been received by Administrative Agent on the following Business Day. Borrower shall make all payments to Administrative Agent and the Lenders without set-off, counterclaim, recoupment, deduction, or other defense. Subject to Section 2.5, Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by Administrative Agent for the account of that Lender. Notwithstanding the foregoing, Borrowers shall make all payments under Section 8.1 directly to the Lender entitled thereto.

7.1.2    The Lenders and the Borrowers hereby authorize Administrative Agent to, and Administrative Agent may, from time to time, charge the Loan Account of Borrowers with any amount due and payable by Borrowers under any Loan Document, including under Section 15.5. Each of the Lenders and the Borrowers agrees that Administrative Agent may make any such charges regardless of whether any Default or Event of Default has occurred and is continuing or whether any of the conditions precedent in Section 12.2 have been satisfied. Any amount charged to the Loan Account of the Borrowers will be deemed a Revolving Loan or a Loan under this Agreement made by the applicable Lenders to the Borrowers, funded by Administrative Agent on behalf of the applicable Lenders, and subject to Section 2.1. The Lenders and the Borrowers confirm that any charges that Administrative Agent may so make to the Loan Account of the Borrowers as provided in this Agreement will be made as an accommodation to the Borrowers and solely at Administrative Agent’s discretion. Administrative Agent shall from time to time upon the request of any Lender charge the Loan Account of the Borrowers with any amount due and payable under any Loan Document to that Person.

7.2    Application of Certain Payments.

7.2.1    So long as no Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due will be applied to those scheduled payments and (b) voluntary and mandatory prepayments will be applied as set forth in Sections 6.2 and 6.3.

7.2.2    Subject to any written agreement among Administrative Agent and the Lenders:

(a)    All payments of principal and interest in respect of outstanding Loans, all payments of fees, and all other payments in respect of any other Obligations, will be allocated by Administrative Agent among Administrative Agent and the Lenders, as applicable, in proportion to their respective Pro Rata Shares or otherwise as provided in this Agreement or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b)    After the occurrence and during the continuance of an Event of Default, Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, as follows: (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities, and other amounts then due and payable to Administrative Agent until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees (other than any Prepayment Fee) and indemnities then due and payable to the Lenders until paid in full; (iii) third, ratably (to Administrative Agent in accordance with Administrative Agent’s outstanding Protective Advances) to pay interest then due and payable in respect of Protective Advances until paid in full; (iv) fourth, ratably (to Administrative Agent in accordance with Administrative Agent’s outstanding Protective Advances) to pay principal of the Protective Advances until paid in full; (v) fifth, ratably, to pay interest then due and payable in respect of the Loans until paid in full; (vi) sixth, ratably, to pay principal of the Loans until paid in full; (vii) seventh, ratably to pay the Obligations in respect of any Prepayment Fee then due and payable until paid in full; and (viii) eighth, to the ratable payment of all other Obligations then due and payable.

(c)    For purposes of Section 7.2.2(b), “paid in full” means payment in cash of all amounts owing under the Loan Documents (or, to the extent those Obligations are contingent, to provide Cash Collateral in respect of those Obligations) according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after, or that would have accrued but for, the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(d)    In the event of a direct conflict between the priority provisions of this Section 7.2.2 and other provisions contained in any other Loan Document, it is the intention of the parties to this Agreement that all such priority provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 7.2.2 will control and govern.

7.3    Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then that due date will be extended to the immediately following Business Day, and, in the case of principal, additional interest will accrue and be payable for the period of any such extension.

7.4    Setoff. Each Borrower, for itself and each other Loan Party, agrees that Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, each Borrower, for itself and each other Loan Party, agrees that at any time any Event of Default exists, Administrative Agent and each Lender may apply to the payment of any Obligations of each Borrower and each other Loan Party under this Agreement, whether or not then due, any and all balances, credits, deposits, accounts, or moneys of each Borrower and each other Loan Party then or thereafter with Administrative Agent or that Lender (other than funds held in any Excluded Deposit Account).

7.5    Proration of Payments. Except as provided in Section 2.5, if any Lender obtains any payment or other recovery (whether voluntary, involuntary, by application of offset, or otherwise), on account of principal of or interest on any Loan (but excluding any payment pursuant to Section 8 or 15.6) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans then held by them, then that Lender shall purchase from the other Lenders such participations in the Loans held by them as are necessary to cause that purchasing Lender to share the excess payment or other recovery ratably with each of them, but if all or any portion of the excess payment or other recovery is thereafter recovered from that purchasing Lender, then that purchase will be rescinded and the purchase price restored to the extent of that recovery.

7.6    Taxes.

7.6.1    To the extent permitted by applicable law, all payments under this Agreement or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person will be made by Borrowers free and clear of and without deduction or withholding for, or account of, any Taxes now or hereafter imposed by any taxing authority.

7.6.2    If Borrowers make any payment under this Agreement or under any other Loan Document in respect of which any Borrower is required by applicable law to deduct or withhold any Indemnified Taxes, then Borrowers shall increase the payment under this Agreement or under any other Loan Document such that after the reduction for the amount of Indemnified Taxes withheld (and any Indemnified Taxes withheld or imposed with respect to the additional payments required under this Section 7.6.2), the amount paid equals the amount that was payable under this Agreement or under any other Loan Document without regard to this Section 7.6.2. To the extent Borrowers withhold any Taxes on payments under this Agreement or under any other Loan Document, Borrowers shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to Administrative Agent as soon as practicable after Borrowers have made payment to that taxing authority a receipt issued by that taxing authority (or other evidence satisfactory to Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from that payment.

7.6.3    If any Lender or Administrative Agent or other recipient is required by law to make any payments of any Indemnified Taxes on or in relation to any amounts received or receivable under this Agreement or under any other Loan Document, or any Indemnified Tax is assessed against a Lender or Administrative Agent or other recipient with respect to amounts received or receivable under this Agreement or under any other Loan Document, Borrowers will indemnify that Person against (i) that Indemnified Tax and (ii) any Indemnified Taxes imposed as a result of the receipt of the payment under this Section 7.6.3. A certificate prepared in good faith as to the amount of any such payment by that Lender or Administrative Agent or other recipient will, absent manifest error, be final, conclusive, and binding on all parties.

7.6.4    (a)To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Lender”) shall deliver to Borrower Representative and Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of the assignment to that Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W‑8IMY (or any successor or other applicable form prescribed by the IRS) certifying to that Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made under this Agreement or with respect to any Loan. If a Lender that is a Non-U.S. Lender is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), then that Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN or W-8BEN-E) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Lender shall, from time to time after the Closing Date (or in the case of a Lender that is an Assignee, after the date of the assignment to that Lender) when a lapse in time (or change in circumstances occurs) renders the prior certificates delivered under this Agreement obsolete or inaccurate in any material respect, to the extent permitted under applicable law, deliver to Borrower Representative and Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of that Lender or Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made under this Agreement or with respect to any Loan.

(b)    Each Lender that is not a Non-U.S. Lender shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower Representative and Administrative Agent certifying that that Lender is exempt from United States backup withholding Tax. To the extent that a form provided pursuant to this Section 7.6.4(b) is rendered obsolete or inaccurate in any material respect as result of change in circumstances with respect to the status of a Lender or Administrative Agent, then that Lender or Administrative Agent shall, to the extent permitted by applicable law, deliver to Borrower Representative and, as applicable, Administrative Agent revised forms necessary to confirm or establish the entitlement to that Lender’s exemption from United States backup withholding Tax.

(c)    No Borrower will be required to pay additional amounts to any Lender, or indemnify any Lender, under this Section 7.6 to the extent that those obligations are attributable to the failure of that Lender to comply with this Section 7.6.4 or with Section 7.6.6.

(d)    Each Lender shall indemnify Administrative Agent and hold Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to Tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest, or fees payable to that Lender under this Agreement and which are not paid by Borrowers pursuant to this Section 7.6, whether or not those Taxes or related liabilities were correctly or legally asserted. This indemnification must be made within 30 days from the date Administrative Agent makes written demand therefor.

(e)    Any Lender that is entitled to any other exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 7.6.4(a) through (d) or Section 7.6.6) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f)    Without duplication or derogation of Section 7.6.2, if any payment to be made by a Canadian Borrower under this Agreement or any other Loan Document would be subject to withholding Tax under Part XIII of the ITA, then that Canadian Borrower shall (i) make the required deduction or withholding and remit the withheld amount to the Canada Revenue Agency in accordance with the ITA, and (ii) if that payment is an Indemnified Tax, pay such additional amounts as are necessary so that the net amount received by the recipient equals the amount it would have received had no such withholding been required. Each Lender that is entitled to an exemption from, or reduction of, Canadian withholding Tax under Part XIII of the ITA or any applicable tax treaty shall deliver to the Borrower Representative and Administrative Agent, at the time or times reasonably requested by the Borrower Representative or Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if requested by Borrower Representative or Administrative Agent, any Lender shall deliver such other documentation prescribed by the ITA or reasonably requested by the Borrower Representative or Administrative Agent as will enable the Borrower Representative or Administrative Agent to determine whether or not that Lender is subject to Canadian withholding Tax.

7.6.5    If Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 7.6, then Administrative Agent or that Lender, as applicable, shall pay over that refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 7.6 with respect to the Indemnified Taxes giving rise to that refund), net of any Taxes imposed by reason of receipt of that refund and all out-of-pocket expenses of Administrative Agent or that Lender, as applicable, and without interest (other than any interest paid by the relevant governmental authority with respect to that refund, which interest must be paid to the Borrowers). Upon the request of Administrative Agent or any such Lender, Borrowers shall repay any amount paid to the Borrowers (plus any penalties, interest, or other charges imposed by the relevant governmental authority) to Administrative Agent or that Lender in the event Administrative Agent or that Lender is required to repay any such refund to any such governmental authority. Nothing in this Section 7.6.5 is to be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to any Borrower or any other Person.

7.6.6    If a payment made to a Lender under any Loan Document would be subject to U.S. federal income withholding Tax imposed by FATCA if that Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), then that Lender shall deliver to Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at any other time or times reasonably requested by Administrative Agent (or, in the case of a Participant, the Lender granting the participation) all documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and all additional documentation reasonably requested by Administrative Agent (or, in the case of a Participant, the Lender granting the participation) as is necessary for Administrative Agent or Borrowers to comply with their obligations under FATCA and to determine that that Lender has complied with that Lender’s obligations under FATCA or to determine the amount to deduct and withhold from that payment. Solely for purposes of this Section 7.6.6, “FATCA” is deemed to include any amendments made to FATCA after the date of this Agreement.

7.6.7    Each party’s obligations under this Section 7.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 8	INCREASED COSTS.

8.1    Increased Costs.

(a)    If any Change in Law (i) imposes, modifies, or deems applicable any reserve (including any reserve imposed by the FRB), special deposit, or similar requirement against assets of, deposits with, or for the account of, or credit extended by, any Lender; or (ii) imposes on any Lender any other condition (other than Taxes) affecting its Loans, its Note(s), or its obligation to make Loans, and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) that Lender of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by that Lender under this Agreement or under its Note(s) with respect thereto, then upon written demand by that Lender (which demand must be accompanied by a statement setting forth the basis for that demand and a calculation of the amount thereof in reasonable detail, a copy of which must be furnished to Administrative Agent), Borrowers shall pay directly to that Lender such additional amount as will compensate that Lender for that increased cost or that reduction, so long as the applicable amounts have accrued on or after the day that is 180 days prior to the date on which that Lender first made demand therefor.

(b)    If any Lender reasonably determines that any change in, or the adoption or phase-in of, any applicable law, rule, or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on that Lender’s or that controlling Person’s capital as a consequence of that Lender’s obligations under this Agreement to a level below that which that Lender or that controlling Person could have achieved but for that change, adoption, phase-in, or compliance (taking into consideration that Lender’s or that controlling Person’s policies with respect to capital adequacy) by an amount deemed by that Lender or that controlling Person to be material, then from time to time, upon written demand by that Lender (which demand must be accompanied by a statement setting forth the basis for that demand and a calculation of the amount thereof in reasonable detail, a copy of which must be furnished to Administrative Agent), Borrowers shall pay to that Lender such additional amount as will compensate that Lender or that controlling Person for that reduction, so long as the applicable amounts have accrued on or after the day that is 180 days prior to the date on which that Lender first made demand therefor.

8.2    [Reserved].

8.3    [Reserved].

8.4    [Reserved].

8.5    Mitigation of Circumstances; Replacement of Lenders.

(a)    Each Lender shall promptly notify Borrower Representative and Administrative Agent of any event of which it has knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in that Lender’s sole judgment, otherwise disadvantageous to that Lender) to mitigate or avoid, any obligation by Borrowers to pay any amount pursuant to Sections 7.6 or 8.1 (and, if any Lender has given notice of any such event and thereafter that event ceases to exist, that Lender shall promptly so notify Borrower Representative and Administrative Agent). Without limiting the foregoing, each Lender shall designate a different funding office if that designation will avoid (or reduce the cost to Borrowers of) any such event and that designation will not, in that Lender’s sole judgment, be otherwise disadvantageous to that Lender.

(b)    If Borrowers become obligated to pay additional amounts to any Lender pursuant to Sections 7.6 or 8.1, or any Lender becomes a Defaulting Lender, then Borrower Representative may designate another financial institution that is acceptable to Administrative Agent in its reasonable discretion (a “Replacement Lender”) to purchase the Loans of that Lender and that Lender’s rights under this Agreement, without recourse to or warranty by, or expense to, that Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to that Lender plus any accrued but unpaid interest on those Loans and all accrued but unpaid fees owed to that Lender and any other amounts owed to that Lender under this Agreement and any other Loan Document, and to assume all the obligations of that Lender under this Agreement. Upon any such purchase and assumption (pursuant to an Assignment Agreement), the applicable Lender will no longer be a party to this Agreement or have any rights under this Agreement (other than rights with respect to indemnities and similar rights applicable to that Lender prior to the date of that purchase and assumption) and will be relieved from all obligations to Borrowers under this Agreement, and the Replacement Lender will succeed to the rights and obligations of that Lender under this Agreement.

8.6    Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 8.1 will be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Section 8.1, and the provisions of Section 8.1 will survive repayment of the Obligations, cancellation of any Note(s), and termination of this Agreement.

SECTION 9	REPRESENTATIONS AND WARRANTIES.

To induce Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans under this Agreement, each Borrower represents and warrants to Administrative Agent and the Lenders that:

9.1    Organization. Each of the Loan Parties and their Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization, and each of the Loan Parties and their Subsidiaries is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, that qualification is required, except for any jurisdiction where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

9.2    Authorization; No Conflict.

(a)    Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, each Borrower is duly authorized to borrow monies under this Agreement, and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party.

(b)    The execution, delivery, and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by each Borrower under this Agreement, do not and will not (i) require any consent or approval of any governmental agency or authority (other than any consent or approval that has been obtained and is in full force and effect or the failure of which to obtain could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect); (ii) conflict with (A) any provision of applicable law, other than any such conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) the organizational documents or governing documents of any Loan Party, or (C) any agreement, indenture, instrument, or other document, or any judgment, order, or decree, that is binding upon any Loan Party or any of their respective properties, other than any such conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (iii) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of Administrative Agent created pursuant to the Collateral Documents).

9.3    Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid, and binding obligation of that Person, enforceable against that Person in accordance with its terms, subject to bankruptcy, insolvency, and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4    Financial Condition. The Financial Statements, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of any such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at the dates covered in the Financial Statements and the results of their operations for the periods then ended.

9.5    No Material Adverse Change. Since September 30, 2025, no event has occurred that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

9.6    Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Loan Parties’ knowledge, threatened in writing against any of the Loan Parties and their Subsidiaries, except as set forth in Schedule 9.6 or as disclosed to Administrative Agent pursuant to Section 10.1.5(b). Other than liability incident to any such litigation or proceedings, none of the Loan Parties and their Subsidiaries has any material contingent liabilities that are not listed in Schedule 9.6 or permitted by Section 11.1. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Loan Parties’ knowledge, threatened in writing against any of the Loan Parties and their Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

9.7    Ownership of Properties; Liens. Each of the Loan Parties and their Subsidiaries owns good title to and, in the case of owned real property, marketable title to, and in the case of leased real property, a valid leasehold interest in, all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear of all Liens, charges, and claims, except as permitted by Section 11.2. No financing statement or other public notice with respect to all or any material part of the Collateral is on file or of record in any public office, except filings evidencing Permitted Liens and filings for which termination statements have been delivered to Administrative Agent.

9.8    Equity Ownership. All issued and outstanding Equity Interests of each of the Loan Parties and their Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Administrative Agent, and all such Equity Interests were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 9.8 sets forth the authorized Equity Interests of each of the Loan Parties and their Subsidiaries as of the Closing Date. All of the issued and outstanding Equity Interests of Borrowers are owned as set forth on Schedule 9.8 as of the Closing Date, and all of the issued and outstanding Equity Interests of each Wholly-Owned Subsidiary is, directly or indirectly, owned by the Company. As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, or other similar agreements or understandings for the purchase or acquisition of any Equity Interests of any of the Loan Parties and their Subsidiaries.

9.9    Pension Plans.

(a)    Except as set forth on Schedule 9.9(a), no Borrower, none of their Subsidiaries, and no member of the Controlled Group maintains or contributes to any Pension Plan.

(b)    The Unfunded Liability of all Pension Plans does not in the aggregate exceed 20% of the Total Plan Liability for all such Pension Plans. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Pension Plan complies with all applicable requirements of law and regulations; (ii) no contribution failure under Section 412 of the Code, Section 302 of ERISA, or the terms of any Pension Plan has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or 430(k) of the Code; (iii) there are no pending or, to the knowledge of any Loan Party, threatened (in writing) claims, actions, investigations, or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or any Borrower or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan; (iv) within the last five years, neither any Borrower nor any other member of the Controlled Group has engaged in any non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan; (v) within the past five years, neither any Borrower nor any other member of the Controlled Group has engaged in a transaction that resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group; and (vi) within the last five years, no Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan.

(c)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) all contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; (ii) within the last five years, neither any Borrower nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan, or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and, to the knowledge of any Loan Party, no condition has occurred within the last five years which, if continued, could reasonably be expected to result in a withdrawal or partial withdrawal from any such plan; and (iii) neither any Borrower nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has within the last five years been funded at a rate less than that required under Section 412 of the Code, that any such plan is or reasonably likely to be terminated, or that any such plan is or reasonably likely to become insolvent.

9.10    Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

9.11    Compliance with Laws. Each of the Loan Parties and their Subsidiaries is in compliance in all respects with the requirements of all applicable laws and all orders, writs, injunctions, and decrees applicable to it or to its properties, except where (a) that requirement of law or order, writ, injunction, or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

9.12    Regulation U. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.13    Taxes. Each of the Loan Parties and their Subsidiaries has timely filed all material tax returns and reports required by law to have been filed by it and has paid all material Taxes and governmental charges due and payable with respect to each such return, except any such Taxes or charges that (a) are not delinquent, (b) remain payable without penalty or interest, or (c) are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on that Loan Party’s or that Subsidiary’s books. Except as set forth on Schedule 9.13, no Loan Party nor any Subsidiary is currently subject to any tax audit by any federal, state, or local governmental authority or been the subject of any written claim by any federal, state, or local governmental authority regarding additional taxes owing in any taxable year.

9.14    Solvency, etc. (a) On the Closing Date, immediately after giving effect to the Related Transactions, the funding of the Loans on the Closing Date, and the use of the proceeds thereof, and (b) following the Closing Date, immediately prior to and after giving effect to each borrowing under this Agreement and the use of the proceeds thereof, in each case, with respect to the Loan Parties taken as a whole, (i) the fair value of their assets is greater than the amount of their liabilities (including disputed, contingent and unliquidated liabilities) as that value is established and liabilities evaluated in accordance with GAAP; (ii) the present fair saleable value of their assets is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured; (iii) they are able to realize upon their assets and pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) they do not intend to, and they do not believe that they will, incur debts or liabilities beyond their ability to pay as those debts and liabilities mature; and (v) they are not engaged in or about to engage in business or a transaction for which their property would constitute unreasonably small capital.

9.15    Environmental Matters. The on-going operations of each of the Loan Parties and their Subsidiaries comply in all respects with all Environmental Laws, except for non-compliance that could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each of the Loan Parties and their Subsidiaries has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations, and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each of the Loan Parties and their Subsidiaries is in compliance with all terms and conditions thereof, except where the failure to obtain, maintain or comply with such licenses, permits, authorizations, registrations, and other approvals could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. None of the Loan Parties and their Subsidiaries, and none of the properties currently owned or leased by the Loan Parties and their Subsidiaries or their respective operations, is subject to, and none of the Loan Parties and their Subsidiaries have knowledge of, (a) any written order from or agreement with any federal, state, or local environmental governmental authority, or (b) any judicial or docketed administrative or other proceeding respecting any Environmental Law, Environmental Claim, or release of Hazardous Substance that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. There are no releases of Hazardous Substances existing with respect to any real property owned or leased by the Loan Parties and their Subsidiaries, arising from the Loan Parties’ and their Subsidiaries’ operations prior to the Closing Date, or relating to any waste disposal of any Loan Party or any Subsidiary that, in each case, would result in liability to such parties that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. None of the Loan Parties and their Subsidiaries has any underground storage tanks that are currently operating on the real property owned or leased by the Loan Parties or their Subsidiaries that are not registered or permitted as required under applicable Environmental Laws or that at any time have released, leaked, or otherwise discharged Hazardous Substances that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

9.16    Insurance. Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties and their Subsidiaries as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, and self-insured retention). Each of the Loan Parties and their Subsidiaries and their respective properties are insured with what are reasonably believed by Borrowers to be financially sound and reputable insurance companies that are not Affiliates of the Loan Parties, in such amounts, with such deductibles, and covering such risks as are customarily carried by companies of similar size, engaged in similar businesses, and owning similar properties in localities where the Loan Parties and their Subsidiaries operate.

9.17    Real Property. Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any of the Loan Parties and their Subsidiaries, together with, in the case of leased property, the name and mailing address of the lessor of that property.

9.18    Information. All information (other than forward-looking information, pro forma financial statements, projections, and information of a general economic or industry-specific nature) heretofore or contemporaneously with this Agreement furnished in writing by any of the Loan Parties and their Subsidiaries to Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated by this Agreement is, and all written information hereafter furnished by or on behalf of any of the Loan Parties and their Subsidiaries to Administrative Agent or any Lender pursuant to or in connection with this Agreement will be, when taken as a whole and as supplemented from time to time as permitted or required pursuant to the terms of this Agreement, true and accurate in every material respect on the date as of which that information is dated or certified, and none of that information is or will be, when taken as a whole and as supplemented from time to time as permitted or required pursuant to the terms of this Agreement, incomplete by omitting to state any material fact necessary to make that information not materially misleading in light of the circumstances under which made (it being recognized by Administrative Agent and the Lenders that (i) any projections and forecasts provided by Borrowers are based on good faith estimates and assumptions believed by Borrowers to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ materially from projected or forecasted results, and (ii) no such supplementation shall cure any breach of this representation for any purpose under this Agreement (including for purposes of Section 13.1.6) if the original information, taken as a whole, was materially inaccurate or materially misleading at the time delivered).

9.19    Location of Bank Accounts. Schedule 9.19 sets forth a complete and accurate list as of the Closing Date of all deposit, checking, and other bank accounts, all securities and other accounts maintained with any broker dealer or other securities intermediary, and all other similar accounts maintained by each Loan Party, together with a description thereof (including the bank, broker dealer, or securities intermediary at which each such account is maintained and the account number and the purpose thereof).

9.20    Burdensome Obligations. None of the Loan Parties and their Subsidiaries is a party to any agreement or contract or subject to any restriction contained in its organizational documents or its governing documents that could reasonably be expected to have a Material Adverse Effect.

9.21    Intellectual Property. Except as set forth on Schedule 9.21, each of the Loan Parties and their Subsidiaries owns or licenses or otherwise has the right to use all patents, patent applications, trademark and service mark registrations, trademark and service mark applications, trade names, copyright registrations, copyright applications, and other intellectual property rights that are material to or necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for any infringements and conflicts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 9.21 is a complete and accurate list as of the Closing Date of all patents, patent applications, trademark and service mark registrations, trademark and service mark applications, copyright registrations, and copyright applications owned by the Loan Parties and their Subsidiaries. To each Loan Party’s knowledge, no slogan or other advertising device, product, process, or method used by any of the Loan Parties and their Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for any infringements and conflicts that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

9.22    Material Contracts; Material Operational Assets.

(a)    Set forth on Schedule 9.22 is a complete and accurate list as of the Closing Date of all Material Contracts of each of the Loan Parties and their Subsidiaries, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each of the Loan Parties and their Subsidiaries that is a party thereto and, to each Loan Party’s knowledge, all other parties thereto in accordance with its terms, subject to bankruptcy, insolvency, and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity; (ii) except as set forth on Schedule 9.22, has not been otherwise amended or modified; (iii) is not in default due to the action of any of the Loan Parties and their Subsidiaries or, to the knowledge of any Loan Party, any other party thereto; and (iv) except as set forth on Schedule 9.22, is not subject to any prohibition or restriction on the contribution, assignment, or other transfer thereof by the Company to a Wholly-Owned Subsidiary of the Company.

(b)    Set forth on Schedule 9.22 is a complete and accurate list as of the Closing Date of all Material Operational Assets held by the Company as of the Closing Date that are subject to any prohibition or restriction on the contribution, assignment, or other transfer thereof by the Company to a Wholly-Owned Subsidiary of the Company, describing in reasonable detail the nature and substance of such Material Operational Assets and such prohibition or restriction.

9.23    Employee and Labor Matters. There is (a) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened in writing against any Borrower or any Subsidiary thereof before any governmental authority and no grievance or arbitration proceeding pending or threatened against any of the Borrowers and their Subsidiaries that arises out of or under any collective bargaining agreement, except for any such complaints or proceedings that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any of the Borrowers and their Subsidiaries, except for any such actions that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (c) to the knowledge of each Loan Party, no union representation question existing with respect to the employees of any of the Loan Parties and their Subsidiaries and no union organizing activity taking place with respect to any of the employees of any of the Borrowers and their Subsidiaries. None of the Loan Parties and their Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law that remains unpaid or unsatisfied in an aggregate amount in excess of $250,000. The hours worked and payments made to employees of each of the Borrowers and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent any such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any of the Borrowers and their Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of that Borrower or that Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.24    No Bankruptcy Filing. None of the Loan Parties and their Subsidiaries is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of that Loan Party’s or that Subsidiary’s assets or property, and no Loan Party has any knowledge of any Person contemplating an Insolvency Proceeding against any of the Loan Parties and their Subsidiaries.

9.25    Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 9.25 sets forth a complete and accurate list as of the Closing Date of (a) the exact legal name of each of the Loan Parties and their Subsidiaries; (b) the jurisdiction of organization of each of the Loan Parties and their Subsidiaries; (c) the organizational identification number of each Loan Party (or indicates that that Loan Party has no organizational identification number); (d) each place of business of each of the Loan Parties and their Subsidiaries; (e) the chief executive office of each of the Loan Parties and their Subsidiaries; and (f) the federal employer identification number of each Loan Party.

9.26    Locations of Collateral. There is no location at which any Loan Party has any Collateral with a fair market value in excess of $250,000 (except for inventory in transit in the ordinary course of business) other than those locations listed on Schedule 9.26. Schedule 9.26 contains a true, correct, and complete list, as of the Closing Date, of the names and addresses of each warehouse at which such Collateral of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and that named Person’s assigns.

9.27    Security Interests. The Guaranty and Collateral Agreement creates in favor of Administrative Agent, for the benefit of Administrative Agent and the Lenders, a legal, valid, and enforceable security interest in the Collateral. Upon the filing of the UCC-1 financing statements described in Section 12.1.16, the registration of financing statements under the applicable Personal Property Security Act (Canada) with respect to each Canadian Borrower, and the recording of the collateral assignments referred to in the Guaranty and Collateral Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, the security interests in and Liens on the Collateral granted under the Guaranty and Collateral Agreement will be perfected, first-priority security interests, and no further recordings or filings are or will be required in connection with the creation, perfection, or enforcement of those security interests and Liens, other than (a) the filing of continuation statements and renewal statements in accordance with applicable law; (b) the recording of the collateral assignments referred to in the Guaranty and Collateral Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights; and (c) such additional filings under the applicable Personal Property Security Act (Canada) as may be required.

9.28    No Default. No Default or Event of Default exists or would result from the incurrence by any Loan Party of any Debt under this Agreement or under any other Loan Document.

9.29    Hedging Agreements. None of the Loan Parties and their Subsidiaries is a party to, nor will it be a party to, any Hedging Agreement other than a bona fide (not speculative) unsecured Hedging Agreement, in form and substance reasonably acceptable to Administrative Agent.

9.30    OFAC. Each of the Borrowers and their Subsidiaries is and will remain in compliance with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. None of the Borrowers and their Subsidiaries and Affiliates is (a) a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions; (b) a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with that Person; or (c) controlled by (including, without limitation ,by virtue of that Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

9.31    Patriot Act. Each of the Borrowers and their Subsidiaries and Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto; (b) the Patriot Act; and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

9.32    Related Agreements.

(a)    The Loan Parties have furnished Administrative Agent true and correct copies of the Related Agreements.

(b)    The Loan Parties have duly taken all necessary company action to authorize the execution, delivery, and performance of the Related Agreements and the consummation of the Related Transactions.

(c)    The Related Transactions will comply in all material respects with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner, and other material consents, approvals, and exemptions required to be obtained by the Loan Parties and, to each Loan Party’s knowledge, each other party to the Related Agreements in connection with the Related Transactions will be, prior to consummation of the Related Transactions, duly obtained and will be in full force and effect. As of the date of the Related Agreements, all applicable waiting periods with respect to the Related Transactions will have expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions.

(d)    The execution and delivery of the Related Agreements did not, and the consummation of the Related Transactions will not, violate in any material respect any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment, or decree of any court or governmental body binding on any Loan Party or, to any Borrower’s knowledge, any other party to the Related Agreements, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument, or other document, or any judgment, order, or decree, to which any Loan Party is a party or by which any Loan Party is bound or, to any Borrower’s knowledge, to which any other party to the Related Agreements is a party or by which any such party is bound, other than any such breaches or defaults which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)    As of the Closing Date, no statement or representation made in the Related Agreements by any Loan Party or, to any Borrower’s knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect as of the time such statement or representation was or is made.

9.33    [Reserved].

9.34    Customers and Suppliers. There exists no actual or threatened (in writing) termination, cancellation, or limitation of, or modification to or change in, the business relationship between (a) any of the Loan Parties and their Subsidiaries, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any of the Loan Parties and their Subsidiaries are individually or in the aggregate material to the business or operations of any of the Loan Parties and their Subsidiaries; or (b) any of the Loan Parties and their Subsidiaries, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any of the Loan Parties and their Subsidiaries are individually or in the aggregate material to the business or operations of any of the Loan Parties and their Subsidiaries. To the Loan Parties’ knowledge there exists no present state of facts or circumstances that could reasonably be expected to give rise to or result in any such termination, cancellation, limitation, modification or change.

SECTION 10	AFFIRMATIVE COVENANTS.

Until Payment in Full, each Borrower shall, unless at any time Administrative Agent and the Required Lenders otherwise expressly consent in writing, do the following:

10.1    Reports, Certificates and Other Information. Furnish or cause Borrower Representative to furnish to Administrative Agent and each Lender:

10.1.1    Annual Report. Promptly when available and in any event within 90 days after the close of each Fiscal Year: (a) a copy of the annual audit report of the Company and its Subsidiaries for that Fiscal Year, including consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of that Fiscal Year, certified without adverse reference to going concern value and without qualification (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Company’s independent certified public accountants) by independent auditors of recognized standing selected by the Company and reasonably acceptable to Administrative Agent, together with a comparison with the budget for that Fiscal Year and a comparison with the previous Fiscal Year; and (b) a balance sheet of the Company and its Subsidiaries as of the end of that Fiscal Year and statement of earnings and cash flows for the Company and its Subsidiaries for that Fiscal Year, certified by a Senior Officer of Borrower Representative.

10.1.2    Interim Reports. Promptly when available and in any event within 30 days after the end of each month (commencing with the months ended March 31, 2026, and April 30, 2026, which shall be due not later than 30 days after the end of April 2026), consolidated balance sheets of the Company and its Subsidiaries as of the end of that month, together with consolidated statements of earnings and a consolidated statement of cash flows for that month and for the period beginning with the first day of that Fiscal Year and ending on the last day of that month, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for that period of the current Fiscal Year, together with a management discussion and analysis, all certified by a Senior Officer of Borrower Representative.

10.1.3    Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of monthly statements pursuant to Section 10.1.2 with respect any month that is the last month of a Fiscal Quarter, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of that annual report or those statements and signed by a Senior Officer of Borrower Representative, containing (a) a computation of each of the financial ratios and restrictions set forth in Section 11.12; (b) a certification to the effect that that Senior Officer has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it; and (c) a written statement of the Company’s management setting forth a discussion of the Company’s and its Subsidiaries’ financial condition, changes in financial condition, and results of operations.

10.1.4    Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic, or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

10.1.5    Notice of Default, Litigation, and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Loan Parties and their Subsidiaries affected thereby with respect thereto:

(a)    the occurrence of a Default or an Event of Default;

(b)    the commencement of, or any material development in, any litigation or proceeding affecting any of the Loan Parties and their Subsidiaries or their respective property (i) in which the amount of damages claimed is $500,000 (or its equivalent in another currency or currencies) or more in the aggregate for all such litigations or proceedings; (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document; or (iii) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)    (i) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan that could reasonably be expected to result in material liability to any of the Borrowers and their Subsidiaries; (ii) the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if that failure is sufficient to give rise to a Lien under Section 303(k) of ERISA) or to any Multiemployer Pension Plan that could reasonably be expected to result in material liability to any of the Borrowers and their Subsidiaries; (iii) the taking of any action with respect to a Pension Plan that could result in the requirement that any Loan Party furnish a bond or other security to the PBGC or that Pension Plan; (iv) the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan that could result in the incurrence by any member of the Controlled Group of any material liability, fine, or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan); (v) any material increase in the contingent liability of any Loan Party with respect to any post-retirement welfare benefit plan of any of the Loan Parties and their Subsidiaries; or (vi) with respect to any Multiemployer Pension Plan, any notice that such Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent, in each case to the extent such event could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d)    any cancellation or material change in any insurance maintained by any Loan Party;

(e)    [reserved];

(f)    (i) the institution of a federal or other material state or local tax audit in respect of any Loan Party or any Subsidiary by any federal, state, or local governmental authority or (ii) any Loan Party or any Subsidiary becoming the subject of any allegation or claim by any federal, state, or local governmental authority regarding additional material taxes owing in any taxable year; or

(g)    any other event (including (i) any violation of any applicable Environmental Law or the assertion of any Environmental Claim, or (ii) the enactment or effectiveness of any law, rule, or regulation) that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

10.1.6    Real Estate. Promptly upon any of the Loan Parties and their Subsidiaries acquiring or leasing any real property after the Closing Date, an updated version of Schedule 9.17 showing information as of the date of delivery.

10.1.7    Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to any Borrower by independent auditors in connection with each annual or interim audit made by those auditors of the books of any Borrower.

10.1.8    Projections. As soon as practicable, and in any event not later than 30 days after the commencement of each Fiscal Year, financial projections for the Company and its Subsidiaries for that Fiscal Year (including monthly operating and cash flow budgets and a capital expenditures budget) prepared in a manner consistent with the projections delivered by Borrower Representative to Administrative Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to Administrative Agent, accompanied by a certificate of a Senior Officer of Borrower Representative to the effect that (a) the projections were prepared by the Company in good faith; (b) the Company has a reasonable basis for the assumptions contained in the projections, as of the date of delivery; and (c) the projections have been prepared in accordance with those assumptions (it being recognized by Administrative Agent and the Lenders that any projections and forecasts provided by any Borrower are based on good-faith estimates and assumptions believed by such Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ materially from projected or forecasted results).

10.1.9    Material Contract Notices.

(a)    Promptly following receipt, copies of any material notices (including notices of default) received in connection with any Material Contract.

(b)    Promptly after entering into any Material Contract or any renewal or modification of any Material Contract, copies of such Material Contract or applicable renewal or modification documentation.

10.1.10    [Reserved].

10.1.11    Other Information. Promptly from time to time, all other information (including, without limitation, business or financial data, reports, appraisals and projections) concerning any of the Loan Parties and their Subsidiaries or their respective properties or business as any Lender or Administrative Agent reasonably requests.

10.2    Books, Records, and Inspections. Keep, and cause each of the Loan Parties and their Subsidiaries to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party and each Subsidiary of each Loan Party to permit, at any reasonable time during normal business hours and with reasonable notice (or at any time without notice if an Event of Default exists), Administrative Agent (accompanied by any Lender at such Lender’s sole cost and expense) or any representative, agent, or advisor thereof to (i) inspect the properties and operations of the Loan Parties and their Subsidiaries; (ii) visit any or all of its offices and/or locations, to discuss its financial matters with its officers, directors, managers and/or its independent auditors (and each Borrower hereby authorizes all such independent auditors to discuss those financial matters with any Lender or Administrative Agent or any representative, agent, or advisor thereof; provided, that the Company shall be afforded a reasonable opportunity to be present at any meeting between Administrative Agent or any Lender and the Company’s independent auditors); (iii) examine (and photocopy extracts from) any of its books or other records; (iv) inspect the inventory and other tangible assets of the Loan Parties and their Subsidiaries; (v) perform appraisals of the equipment of the Loan Parties and their Subsidiaries; and (vi) inspect, audit, conduct physical counts and perform valuations thereof, and to audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to inventory, accounts, and any other Collateral; provided, that so long as no Event of Default exists, the Loan Parties shall only be responsible for the expenses related to one such visit, inspection, examination, or appraisal per Fiscal Year.

10.3    Maintenance of Property; Insurance.

(a)    Keep, and cause each of the Loan Parties and their Subsidiaries to keep, all property useful and necessary in the business of the Loan Parties and their Subsidiaries in good working order and condition, ordinary wear and tear and casualty damage excepted.

(b)    Maintain, and cause each of the Loan Parties and their Subsidiaries to maintain, with responsible insurance companies, all insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it, general liability insurance and business interruption insurance in such amounts and duration, and with such deductibles, as are reasonably acceptable to Administrative Agent (it being agreed that the insurance coverage, including the amounts, the duration and the deductibles, in existence on the Closing Date is acceptable), and all other insurance, to such extent, with such insurance companies, and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which must insure against all risks and liabilities of the type identified on Schedule 9.16 as of the Closing Date and must have insured amounts no less than, and deductibles no higher than, those set forth on that schedule, all in form and substance acceptable to Administrative Agent in its reasonable determination; and, upon request of Administrative Agent or any Lender, furnish to Administrative Agent or that Lender original or electronic copies of policies evidencing that insurance and a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties and their Subsidiaries. Borrowers shall cause each issuer of an insurance policy in respect of any Loan Party to provide Administrative Agent with an endorsement (i) showing Administrative Agent as lender’s loss payee with respect to each policy of property, casualty or business interruption insurance and naming Administrative Agent as an additional insured with respect to each policy of liability insurance; (ii) providing that 30 days’ notice (10 days’ in the case of cancellation due to non-payment of premium) will be given to Administrative Agent prior to any cancellation of, non-renewal of, material reduction or change in coverage provided by or other material modification to that policy; and (iii) reasonably acceptable in all other respects to Administrative Agent. Each Loan Party shall execute and deliver to Administrative Agent a collateral assignment, in form and substance reasonably satisfactory to Administrative Agent, of each business interruption insurance policy maintained by that Loan Party.

(c)    [Reserved].

(d)    If Borrowers fail to obtain, or to provide Administrative Agent with evidence of, the insurance coverage required by this Agreement, Administrative Agent may purchase insurance at Borrowers’ expense, after written notice to Borrower Representative, to protect Administrative Agent’s and the Lenders’ interests in the Collateral. This insurance may, but need not, protect any Loan Party’s interests. The coverage that Administrative Agent purchases might not pay any claim that is made against any Loan Party in connection with the Collateral. Borrowers may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Borrowers have obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for the Collateral, Borrowers will be responsible for the costs of that insurance, including interest and any other charges that might be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Loans owing under this Agreement. The costs of the insurance may be more than the cost of the insurance the Loan Parties might be able to obtain on their own.

10.4    Compliance with Laws; Payment of Taxes and Liabilities.

(a)    Comply, and cause each of the Loan Parties and their Subsidiaries to comply, in all respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses, and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b)    Without limiting Section 10.4(a), ensure, and cause each of the Loan Parties and their Subsidiaries to ensure, that no Person who owns a controlling interest in or otherwise controls any of the Loan Parties and their Subsidiaries is (i) listed on the SDN List maintained by OFAC and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order, or regulation; or (ii) a Person designated under Section 1(b), (c), or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation, or any other similar Executive Orders.

(c)    Without limiting Section 10.4(a), comply, and cause each of the Loan Parties and their Subsidiaries to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations.

(d)    Pay, and cause each of the Loan Parties and their Subsidiaries to pay, prior to delinquency, all federal and state income taxes and all other material taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property, but none of the Loan Parties and their Subsidiaries will be required under this Section 10.4(d) to pay any such tax or charge so long as that Loan Party or that Subsidiary is contesting the validity thereof in good faith by appropriate proceedings and has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and, in the case of a claim that could become a Lien on any Collateral, those contest proceedings stay the foreclosure of that Lien or the sale of any material portion of the Collateral to satisfy that claim.

10.5    Maintenance of Existence, etc.Maintain and preserve, and (subject to Section 11.4) cause each of the Loan Parties and their Subsidiaries to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes that qualification necessary (other than any such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

10.6    Use of Proceeds. Use the proceeds of the Loans (other than the Interest Line Loans) solely to effect a portion of the Related Transactions (including to discharge the Debt to be Discharged), for working capital purposes, and for other general business purposes; use the proceeds of the Interest Line Loans solely to pay accrued interest on the Loans on an applicable interest payment date pursuant to Section 4.1.5; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

10.7    Employee Benefit Plans.

(a)    Maintain, and cause each Borrower, Subsidiary, and/or, on a commercially-reasonable basis, each other member of the Controlled Group thereof to maintain, each Pension Plan in compliance with all applicable requirements of law and regulations, other than such failures in compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)    Make, and cause each Borrower, Subsidiary, and/or, on a commercially-reasonable basis, each other member of the Controlled Group thereof to make, on a timely basis, all required contributions to any Multiemployer Pension Plan, other than such untimely contributions which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)    Not, and not permit any Borrower, Subsidiary, and/or, on a commercially-reasonable basis, each other member of the Controlled Group thereof to, (i) seek a waiver of the minimum funding standards of ERISA, or (ii)  take any other action with respect to any Pension Plan that could reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i) and (ii) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.8    Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances occurs on any real property owned or leased by any of the Loan Parties and their Subsidiaries, then Borrowers shall, or shall cause the applicable Loan Party or the applicable Subsidiary of a Loan Party to, cause the prompt containment and removal of those Hazardous Substances and the remediation of that real property as required by and as necessary to comply with all applicable Environmental Laws. Without limiting the generality of the foregoing, Borrowers shall, and shall cause the Loan Parties and their Subsidiaries to, comply with any applicable federal or state judicial or administrative order requiring the performance at any real property of any of the Loan Parties and their Subsidiaries of activities in response to the release or threatened release of a Hazardous Substance. Borrowers shall, and shall cause their Subsidiaries to, dispose of all Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance in all material respects with applicable Environmental Laws.

10.9    Further Assurances. Take, and cause each other Loan Party to take, all actions as are necessary or as Administrative Agent or the Required Lenders reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by a first-priority perfected Lien in favor of Administrative Agent (subject to Permitted Liens) on substantially all of the assets (other than any Excluded Property (as such term is defined in the Guaranty and Collateral Agreement) of each Loan Party (as well as all Equity Interests of each Borrower, each Domestic Subsidiary, and each Foreign Subsidiary, except that no more than 65% of all Equity Interests of (a) each direct Foreign Subsidiary (other than TGAL), and (b) each Domestic Foreign Holding Company will be required to be pledged) and guaranteed by each Loan Party (including, immediately upon the acquisition or creation thereof (or any longer period Administrative Agent agrees to in its sole discretion), any Subsidiary acquired or created after the Closing Date, but excluding each direct Foreign Subsidiary and each Domestic Foreign Holding Company until the holding period requirements for the U.S. owner of such Foreign Subsidiary or a Domestic Foreign Holding Company to qualify for participation deductions pursuant to Section 245A of the Code are satisfied), in each case to the extent determined by Administrative Agent, in its reasonable discretion, not to be prohibited by applicable law and as Administrative Agent reasonably determines, including (i) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages (excluding leasehold mortgages), deeds of trust (excluding leasehold deeds of trust), financing statements, opinions of counsel, and other documents, in each case in form and substance reasonably satisfactory to Administrative Agent, and the filing or recording of any of the foregoing; (ii) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession; and (iii) with respect to any real property acquired by any Loan Party after the Closing Date with a fair market value in excess of $500,000, the delivery (to the extent requested by Administrative Agent) within 30 days after the date that real property was acquired (if requested by Administrative Agent before the date that real property was acquired) or within 30 days after Administrative Agent’s request therefor (or any longer period Administrative Agent agrees to in its sole discretion) of a duly executed Mortgage with respect to that real property providing for a fully perfected Lien, in favor of Administrative Agent, in all right, title and interest of the applicable Loan Party in that real property, together with all Mortgage-Related Documents and a legal opinion of special counsel for the applicable Loan Party for the state in which that real property is located in form and substance reasonably acceptable to Administrative Agent. Notwithstanding any provision of this Agreement to the contrary, in no event will more than 65% of the total combined voting power of all classes of stock of any Foreign Subsidiary (other than TGAL) or Domestic Foreign Holding Company of any Loan Party be required to be pledged to secure or otherwise indirectly secure the Obligations until the holding period requirements for the U.S. owner of such Foreign Subsidiary or a Domestic Foreign Holding Company to qualify for participation deductions pursuant to Section 245A of the Code are satisfied, and, for the avoidance of doubt, no Foreign Subsidiary or Domestic Foreign Holding Company will be required to be a guarantor of any Obligations unless specifically agreed to by Borrowers.

10.10    Deposit Accounts. Subject to Section 10.13, unless Administrative Agent otherwise consents in writing, maintain, and cause each other Loan Party to maintain, all of their deposit accounts and securities accounts, other than Excluded Deposit Accounts, with an institution that has entered into one or more Control Agreements with Administrative Agent and the applicable Loan Party granting “control” (as defined in the UCC) of each applicable account to Administrative Agent.

10.11    Board Observation Rights.

(a)    For so long as any Commitment or any Loan remains outstanding, Administrative Agent shall have the right to appoint up to two representatives (in the aggregate) to exercise the rights as conferred pursuant to this Section 10.11 (such representatives being referred to collectively as the “Observation Party”).

(b)    The boards of directors, boards of managers or similar governing bodies of each of the Loan Parties shall hold general meetings at least four times in each calendar year for the purpose of discussing the business and operations of such Loan Parties, as applicable, and their respective Subsidiaries. At least one such meeting each calendar year shall be held in person. Each Loan Party shall notify the Observation Party of the date and time for each general or special meeting of its board of directors, board of managers or similar governing body (or any committee thereof) or of any executive session or of the adoption of any resolutions by any such body or committee by written consent (describing in reasonable detail the nature and substance of such action) at the time notice is provided to the outside directors, managers or executives of such Loan Party, and concurrently deliver to the Observation Party any materials delivered to directors, managers or executives of such Loan Party, including a draft of any resolutions proposed to be adopted by written consent; provided, that notwithstanding any contrary provision of this Section 10.11, no Loan Party shall be obligated to provide any such materials to the Observation Party where and to the extent that (i) upon the advice of legal counsel to the Loan Parties, such withholding is necessary to preserve attorney-client privilege or (ii) upon the advice of legal counsel to the Loan Parties, such materials relate to or reveal an actual conflict of interest between any such Loan Party and the Administrative Agent or any Lender; provided, that the foregoing clause (ii) shall not apply to any materials or portions of any meeting that relate to compliance with, or performance under, this Agreement or any other Loan Document, any Default or Event of Default, or the financial condition of any Loan Party; provided, further, that in the event the Loan Parties invoke the exclusion in clause (ii) above, the Loan Parties shall promptly notify Administrative Agent in writing that such exclusion has been invoked.

(c)    The Observation Party shall be entitled to, or to select one representative to, attend and participate (but not vote) in all meetings of the board of directors, board of managers or other governing body (including any committee thereof) or any executive session of each of the Loan Parties, including telephonic meetings. The Observation Party (or its representative) shall be entitled to receive all written materials and other information given to the participants in such meetings. Notwithstanding any contrary provision of this Section 10.11, the Loan Parties shall be entitled to recuse the Observation Party from portions of any meeting and to redact portions of any written materials required to be delivered to the Observation Party where and to the extent that (i) upon the advice of legal counsel to the Loan Parties, such recusal and/or redaction is necessary to preserve attorney-client privilege or (ii) upon the advice of legal counsel to the Loan Parties, such materials relate to or reveal an actual conflict of interest between any such Loan Party and the Administrative Agent or any Lender; provided, that the foregoing clause (ii) shall not apply to any materials or portions of any meeting that relate to compliance with, or performance under, this Agreement or any other Loan Document, any Default or Event of Default, or the financial condition of any Loan Party; provided, further, that in the event the Loan Parties invoke the exclusion in clause (ii) above, the Loan Parties shall promptly notify Administrative Agent in writing that such exclusion has been invoked.

(d)    Borrowers shall pay all reasonable and documented out-of-pocket expenses incurred by the Observation Party in connection with the exercise by the Observation Party of its rights under this Section 10.11 (including, without limitation, any such expenses incurred in connection with the Observation Party’s attendance and participation in any meeting of the board of directors, board of managers or other governing body (including any committee thereof) or any executive session of each of the Loan Parties).

10.12    Material Operational Assets.

(a)    Subject to Section 10.13 and the other terms of this Section 10.12, cause all Material Operational Assets (including any new customer or supplier agreement or other new Material Contract, in each case entered into after the Closing Date) to be held by one or more Loan Parties that are Wholly-Owned Subsidiaries of the Company.

(b)    With respect to any Material Contract to which the Company is a party as of the Closing Date that is subject to any prohibition or restriction on the contribution, assignment, or other transfer thereof by the Company to a Wholly-Owned Subsidiary of the Company, (i) use commercially reasonable efforts to obtain, as soon as practicable, all consents or waivers necessary to effect the contribution, assignment, or other transfer of such Material Contract to one or more Loan Parties that are Wholly-Owned Subsidiaries of the Company, (ii) upon obtaining all such consents or waivers, contribute, assign, or otherwise transfer such Material Contract to one or more other Loan Parties that are Wholly-Owned Subsidiaries of the Company, and (iii) to the extent that all such consents or waivers have not been obtained prior to the renewal or any material modification of such Material Contract, (A) obtain all such consents or waivers in connection with the renewal or any material modification of such Material Contract and (B) contribute, assign, or otherwise transfer such Material Contract to one or more other Loan Parties that are Wholly-Owned Subsidiaries of the Company in connection with the renewal or any material modification of such Material Contract.

(c)    With respect to any other Material Operational Assets held by the Company as of the Closing Date that are subject to any prohibition or restriction on the contribution, assignment, or other transfer thereof by the Company to a Wholly-Owned Subsidiary of the Company, (i) use commercially reasonable efforts to obtain, as soon as practicable, all consents or waivers necessary to effect the contribution, assignment, or other transfer of such Material Operational Assets to one or more Loan Parties that are Wholly-Owned Subsidiaries of the Company and (ii) upon obtaining all such consents or waivers, contribute, assign, or otherwise transfer such Material Operational Assets to one or more other Loan Parties that are Wholly-Owned Subsidiaries of the Company.

10.13    Post-Closing Matters. Complete each of the tasks and other items set forth on Schedule 10.13 not later than the times specified therein or such later date as Administrative Agent may agree in writing.

SECTION 11	NEGATIVE COVENANTS

Until Payment in Full, each Borrower shall, unless at any time Administrative Agent and the Required Lenders otherwise expressly consent in writing, do the following:

11.1    Debt. Not, and not permit any of the Loan Parties and their Subsidiaries to, create, incur, assume, or suffer to exist any Debt, except the following:

(a)    Obligations under this Agreement and the other Loan Documents;

(b)    Debt of any of the Loan Parties and their Subsidiaries secured by Liens permitted by Section 11.2(d), and extensions, renewals, replacements, and refinancings thereof, so long as the aggregate amount of all such Debt at any time outstanding does not exceed $300,000;

(c)    Debt of any Loan Party to any other Loan Party, so long as, upon the written request of Administrative Agent, (i) that Debt is evidenced by a demand note in form and substance reasonably satisfactory to Administrative Agent and pledged and delivered to Administrative Agent pursuant to the Collateral Documents as additional collateral security for the Obligations, and (ii) the obligations under that demand note are subordinated to the obligations of the Loan Parties under the Loan Documents (including the Obligations of Borrowers under this Agreement) in a manner reasonably satisfactory to Administrative Agent;

(d)    Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(e)    Debt described on Schedule 11.1 and any extension, renewal, replacement or refinancing thereof so long as the principal amount thereof is not increased;

(f)    the Debt to be Discharged (so long as that Debt is discharged on the Closing Date with the proceeds of the initial Loans under this Agreement);

(g)    Contingent Liabilities arising with respect to (i) customary indemnification obligations by any of the Loan Parties and their Subsidiaries in favor of purchasers in connection with dispositions permitted under Section 11.4, and (ii) the guaranty by any of the Loan Parties and their Subsidiaries of a lease, sublease, license, or sublicense entered into in the ordinary course of business by another Loan Party or any Subsidiary thereof;

(h)    Hedging Obligations for bona fide hedging purposes and not for speculation;

(i)    Debt consisting of unpaid insurance premiums (not in excess of one (1) years’ premiums) owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(j)    Debt in respect of netting services, overdraft protections, cash management and other like services, in each case incurred in the ordinary course of business;

(k)    Contingent Obligations arising under guarantees by a Loan Party of Debt or other obligations of any other Loan Party, which Debt or other obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent; and

(l)    other Debt in an aggregate principal amount not to exceed $250,000 at any time outstanding.

11.2    Liens. Not, and not permit any of the Loan Parties and their Subsidiaries to, create or permit to exist any Lien on any of its real or personal properties, assets, or rights of whatsoever nature (whether now owned or hereafter acquired), except the following:

(a)    Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(b)    Liens arising in the ordinary course of business of any of the Loan Parties and their Subsidiaries (such as (i) Liens of carriers, warehousemen, landlords, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds, and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(c)    Liens described on Schedule 11.2 as of the Closing Date and renewals and extensions thereof on the assets currently subject to those Liens;

(d)    subject to the limitation set forth in Section 11.1(b), the following:  Liens arising in connection with Capital Leases (and attaching only to the property being leased);  Liens existing on property at the time of the acquisition thereof by any of the Loan Parties and their Subsidiaries (and not created in contemplation of that acquisition); and  Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring that property, so long as any such Lien attaches to the applicable property within 45 days of the acquisition thereof and attaches solely to the property so acquired;

(e)    easements, rights of way, restrictions (including zoning restrictions), covenants, encroachments, and other similar real estate charges or encumbrances, minor defects or irregularities in title, and other similar real estate Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party or any Subsidiary thereof;

(f)    leases, subleases, licenses, or sublicenses of the assets or properties of any of the Loan Parties and their Subsidiaries, in each case entered into in the ordinary course of business and not interfering in any material respect with the business of any of the Loan Parties and their Subsidiaries;

(g)    customary set-off rights against depository accounts permitted under this Agreement in favor of banks at which any of the Loan Parties and their Subsidiaries maintains any such depository accounts, so long as those set-off rights secure only the obligations of that Loan Party or that Subsidiary to pay ordinary course fees and bank charges;

(h)    Liens consisting of precautionary filings of UCC financing statements filed with respect to Operating Leases permitted under this Agreement and any interest of title of a lessor under any Operating Lease permitted under this Agreement;

(i)    Liens arising under the Loan Documents;

(j)    Liens arising from judgments in circumstances not constituting an Event of Default;

(k)    attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $250,000 arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(l)    Liens in favor of insurers (or other Persons financing the payment of insurance premiums) for the premiums payable in respect of insurance policies maintained by any Loan Party issued by such insurers securing Debt permitted under Section 11.1(i); provided, that such Liens attach solely to returned premiums in respect of such insurance policies and the proceeds of such policies; and

(m)    other Liens not permitted by the foregoing clauses of this Section 11.2 securing Debt or other obligations permitted pursuant to this Agreement in an aggregate principal amount not to exceed $250,000 at any time outstanding.

11.3    Restricted Payments. Not, and not permit any of the Loan Parties and their Subsidiaries to, (a) make any dividend or distribution to any holders of its Equity Interests; (b) purchase or redeem any of its Equity Interests; (c) pay any management fees, transaction-based fees, or similar fees to any of its equity holders or any Affiliate thereof; (d) make any payment on account of Debt that has been contractually subordinated in right of payment to the Obligations if that payment is not permitted at that time under the applicable subordination terms and conditions; or (e) set aside funds for any of the foregoing (each of the foregoing, a “Restricted Payment”), except that:

(i)    any Subsidiary may pay dividends or make other distributions to a Loan Party and any Loan Party may pay dividends or make other distributions to any Borrower or any Subsidiary of any Borrower;

(ii)    any Loan Party may pay dividends or distributions in the form of capital stock or other Equity Interests;

(iii)    the Company may make one or more payments to Chatham Capital on one or more occasions to purchase, redeem, repurchase, or retire, or to obtain the surrender of, in whole or in part, the Warrant, in each case so long as (A) no Default or Event of Default exists or would result therefrom, and (B) Chatham Capital (in its capacity as the holder of the Warrant) has consented to that payment;

(iv)    the Company may make distributions to redeem securities of the Company held by employees of the Company or any of its Subsidiaries upon the death or separation from employment thereof, in an aggregate amount not to exceed $250,000 in any Fiscal Year, in each case so long as (A) no Default or Event of Default exists or would result therefrom, and (B) Borrowers are in compliance with the financial covenants set forth in Section 11.12 (recomputed for the most recent month for which financial statements have been delivered and determined on a pro forma basis after giving effect to such distributions);

(v)    any Loan Party may make other Restricted Payments, in each case so long as (A) no Default or Event of Default exists at the time such Restricted Payments are made or would result from the making of such Restricted Payments, (B) the Total Debt to EBITDA Ratio is less than 2.00 to 1.00 (recomputed for the most recent month for which financial statements have been delivered and determined on a pro forma basis after giving effect to such Restricted Payments), (C) Borrowers are in compliance with the financial covenants set forth in Section 11.12 (recomputed for the most recent month for which financial statements have been delivered and determined on a pro forma basis after giving effect to such Restricted Payments), (D) such Restricted Payments for any Fiscal Year are funded solely from Excess Cash Flow from the immediately prior Fiscal Year, (E) the Loan Parties provide prior written notice to Administrative Agent of any such proposed Restricted Payments for any Fiscal Year within sixty (60) days after the date on which the mandatory prepayment from Excess Cash Flow for such immediately prior Fiscal Year is made pursuant to Section 6.2.2(b)(v) (or such later date as Administrative Agent may agree in writing), (F) if the Loan Parties elect to make such Restricted Payments, such Restricted Payments are made prior to the end of the Fiscal Year during which notice has been given to Administrative Agent pursuant to the foregoing clause (E) and the Loan Parties have provided prior written notice of the making of such Restricted Payments (in addition to the notice of such proposed Restricted Payments given to Administrative Agent pursuant to the foregoing clause (E)), and (G) the aggregate amount of all such Restricted Payments made for any Fiscal Year does not exceed the amount of Excess Cash Flow for such immediately prior Fiscal Year that is not so applied as a mandatory prepayment; and

(vi)    any Loan Party may make any other payments expressly permitted by Section 11.6.

11.4    Mergers, Consolidations, Sales. Not, and not permit any of the Loan Parties and their Subsidiaries to, (a) be a party to any merger or consolidation; (b) sell, transfer, dispose of, convey, or lease any of its assets or Equity Interests (including the sale of Equity Interests of any Subsidiary); or (c) sell or assign with or without recourse any receivables, except the following:

(i)    any such merger, consolidation, sale, transfer, acquisition, conveyance, lease, or assignment of or by any Borrower or Subsidiary with and into any Borrower so long as (A) no other provision of this Agreement would be violated thereby; (B) that Borrower gives Administrative Agent at least 15 days’ prior written notice of that merger or consolidation; (C) no Default or Event of Default has occurred and is continuing either before or after giving effect to that transaction; and (D) the Lenders’ rights in any Collateral, including the existence, perfection and priority of any Lien thereon, are not adversely affected by that merger or consolidation;

(ii)    mergers or consolidations which are Permitted Acquisitions;

(iii)    sales, leases, assignments, conveyances, other transfers for value and dispositions of assets, in each case, of the type specifically described in clauses (a) through (e) of the definition of “Asset Disposition”;

(iv)    the use of cash or Cash Equivalent Investments in a manner not prohibited by the Loan Documents;

(v)    licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not materially interfering with the business of the Loan Parties;

(vi)    sales, forgiveness or discounting, on a non-recourse basis and in the ordinary course of business, of past due accounts in connection with the collection or compromise thereof or the settlement of delinquent accounts or in connection with the bankruptcy or reorganization of suppliers or customers;

(vii)    the lapse, abandonment or other dispositions (including licensing and sublicensing) of intellectual property that is, in the reasonable good faith judgment of a Loan Party, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Loan Parties;

(viii)    sales, transfers and dispositions of assets that are obsolete, uneconomical, surplus or of no further value to or use in the business or operations of the Loan Parties; and

(ix)    any sales, transfers and dispositions of assets that constitutes (A) an Investment expressly permitted under Section 11.9 (other than equity interests in a Subsidiary), (B) a Lien expressly permitted under Section 11.2, or (C) a distribution expressly permitted under Section 11.3.

11.5    Modification of Certain Documents; Organizational Form.

(a)    Not permit the organizational documents or governing documents of any Loan Party to be amended or modified in any way that could reasonably be expected to materially adversely affect the interests of the Lenders.

(b)    Not change, or allow any Loan Party to change, its state of formation or its organizational form without providing Administrative Agent with at least 20 days’ prior written notice (which notice shall include such detail as Administrative Agent may reasonably require to maintain the perfection of its Liens on the Collateral).

11.6    Transactions with Affiliates. Not, and not permit any of the Loan Parties and their Subsidiaries to, enter into, or cause, suffer, or permit to exist any transaction, arrangement, or contract with any of its other Affiliates (other than the Loan Parties), except:

(a)    to the extent expressly permitted by Sections 11.3 and 11.4(i);

(b)    entering into employment and severance arrangements between or among the Company, any Subsidiary of the Company and any of their respective officers, directors and employees, in the ordinary course of business, as determined commercially reasonable in good faith by the board of directors or senior management of the relevant Person;

(c)    transactions, arrangements, and contracts which are on arm’s-length terms which are not less favorable to it or such Loan Party than are obtainable from any Person which is not one of its Affiliates, so long as (i) Borrowers have provided Administrative Agent with at least 10 days’ prior written notice of such transaction, arrangement, or contract, and (ii) the aggregate amount of consideration payable to or by the Loan Parties and their Subsidiaries under all such transactions, arrangements, and contracts does not exceed $1,000,000 in any Fiscal Year;

(d)    consummation of the Related Transactions;

(e)    payment of reasonable and customary directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of directors meetings; and

(f)    customary indemnity obligations and reimbursements to directors, officers and employees of any Loan Party or any of their Subsidiaries to the extent permitted hereunder.

11.7    Inconsistent Agreements. Not, and not permit any of the Loan Parties and their Subsidiaries to, enter into any agreement containing any provision that would (a) be violated or breached in any material respect by any borrowing by Borrowers under this Agreement or by the performance by any Loan Party of any of its Obligations under this Agreement or under any other Loan Document; (b) prohibit any Loan Party from granting to Administrative Agent and the Lenders a Lien on any of its assets; or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company, any Borrower, or any other Subsidiary, or pay any Debt owed to the Company, any Borrower, or any other Subsidiary, (ii) make loans or advances to any Loan Party, or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending any such sale, so long as those restrictions and conditions apply only to the Subsidiary to be sold and that sale is permitted under this Agreement (but those); (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases, and other secured Debt permitted by this Agreement, so long as those restrictions or conditions apply only to the property or assets securing that Debt; and (C) customary provisions in leases and other contracts restricting the assignment thereof.

11.8    Business Activities. Not, and not permit any of the Loan Parties and their Subsidiaries to, engage in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably related, ancillary, or complementary thereto.

11.9    Investments. Not, and not permit any of the Loan Parties and their Subsidiaries to, make or permit to exist any Investment in any other Person, except the following:

(a)    contributions by Borrowers or any Subsidiary to the capital of any Loan Party;

(b)    Investments constituting Debt permitted by Section 11.1;

(c)    Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;

(d)    Cash Equivalent Investments;

(e)    subject to Section 10.10, bank deposits in the ordinary course of business;

(f)    Investments consisting of securities or instruments received pursuant to a disposition of assets permitted by this Agreement;

(g)    Investments constituting Permitted Acquisitions;

(h)    Investments in any Person that becomes a Subsidiary after the Closing Date in connection with any Permitted Acquisition and becomes a Loan Party;

(i)    Investments in Subsidiaries that (i) are Loan Parties on the Closing Date or (ii) become Loan Parties after the Closing Date;

(j)    non-cash consideration received pursuant to the consummation of asset dispositions and Permitted Acquisitions, in each case permitted under this Agreement;

(k)    non-cash consideration received in respect of obligations owing to any Loan Party in connection with the insolvency, bankruptcy, receivership or reorganization of an account debtor or a compromise or settlement of the obligations of such account debtor;

(l)    bank deposits established in accordance with the Loan Documents;

(m)    Investments listed on Schedule 11.9 as of the Closing Date and any extension or renewal thereof without any increase in the amount thereof;

(n)    loans and advances to employees of any Loan Party not to exceed $250,000 in the aggregate at any time outstanding;

(o)    to the extent constituting an Investment, guaranty obligations expressly permitted hereunder; and

(p)    other Investments, loans, and advances in addition to those otherwise permitted by this Section 11.9 to the extent the aggregate amount of such other Investments, loans, and advances made after the date hereof and not repaid does not exceed $250,000 in the aggregate.

11.10    Restriction of Amendments to Certain Documents. Not amend or otherwise modify, or waive any rights under the organizational documents of any Loan Party, any Related Agreement, or any Material Contract, in each case other than immaterial amendments, modifications, and waivers not adverse to the interests of Lenders.

11.11    Fiscal Year. Not, and not permit any of the Loan Parties and their Subsidiaries to, change its Fiscal Year.

11.12    Financial Covenants.

11.12.1    Minimum EBITDA. Not permit EBITDA for any Computation Period to be less than the applicable amount set forth below for that Computation Period:

Computation Period Ending	EBITDA
June 30, 2026	$4,000,000
September 30, 2026	$4,000,000
December 31, 2026	$4,000,000
March 31, 2027	$4,000,000
June 30, 2027	$5,300,000
September 30, 2027	$5,300,000
December 31, 2027	$5,300,000
March 31, 2028, and the last day of each Fiscal Quarter thereafter	$5,300,000

11.12.2    Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than the applicable ratio set forth below for that Computation Period:

Computation Period Ending	Fixed Charge Coverage Ratio
June 30, 2026	1.20 to 1.00
September 30, 2026	1.20 to 1.00
December 31, 2026	1.20 to 1.00
March 31, 2027	1.20 to 1.00
June 30, 2027	1.20 to 1.00
September 30, 2027	1.20 to 1.00
December 31, 2027	1.20 to 1.00
March 31, 2028, and the last day of each Fiscal Quarter thereafter	1.20 to 1.00

11.12.3    Total Debt to EBITDA Ratio. Not permit the Total Debt to EBITDA Ratio for any Computation Period to exceed the applicable ratio set forth below for that Computation Period:

Computation Period Ending	Total Debt to EBITDA Ratio
June 30, 2026	5.25 to 1.00
September 30, 2026	5.25 to 1.00
December 31, 2026	5.25 to 1.00
March 31, 2027	5.25 to 1.00
June 30, 2027	3.90 to 1.00
September 30, 2027	3.90 to 1.00
December 31, 2027	3.90 to 1.00
March 31, 2028, and the last day of each Fiscal Quarter thereafter	3.50 to 1.00

11.12.4    Capital Expenditures. Not permit the aggregate amount of all unfinanced Capital Expenditures made by the Loan Parties and their Subsidiaries (including unfinanced maintenance and growth Capital Expenditures, but excluding unfinanced Capital Expenditures related to new-contract wins as approved in writing by Administrative Agent and the Required Lenders in their commercially reasonable discretion) in each period set forth below to exceed the applicable amount set forth below for such period:

Period	Unfinanced Capital Expenditures
Closing Date through June 30, 2026	$4,000,000
Closing Date through September 30, 2026	$4,000,000
Closing Date through December 31, 2026	$4,000,000
Computation Period ending March 31, 2027	$4,000,000
Computation Period ending June 30, 2027	$3,500,000
Computation Period ending September 30, 2027	$3,500,000
Computation Period ending December 31, 2027	$3,500,000
Computation Period ending March 31, 2028, and the last day of each Fiscal Quarter thereafter	$3,300,000

11.12.5    Minimum Liquidity. Not permit Liquidity, determined on a 30-day average basis, as of the last day any Computation Period to be less than the amount set forth below for that Computation Period:

Computation Period Ending	Liquidity (30-day average)
June 30, 2026	$1,000,000
September 30, 2026	$1,000,000
December 31, 2026	$1,000,000
March 31, 2027	$1,000,000
June 30, 2027	$1,000,000
September 30, 2027	$1,000,000
December 31, 2027	$1,000,000
March 31, 2028, and the last day of each Fiscal Quarter thereafter	$1,000,000

11.13    Compliance with Laws. Borrowers shall not, and shall not permit any of the Loan Parties and their Subsidiaries to, fail to comply with the laws, regulations and executive orders referred to in Sections 9.30 and 9.31.

SECTION 12	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The effectiveness of this Agreement and the obligation of each Lender to make its Loans are subject to the following conditions precedent:

12.1    Conditions to Effectiveness. The effectiveness of this Agreement, and the obligation of the Lenders to make the Loans, are, in addition to the conditions precedent specified in Section 12.2, subject to satisfaction of the following conditions precedent (and the date on which all such conditions precedent have been satisfied or waived in writing by Administrative Agent and the Lenders is called the “Closing Date”), it being agreed that the request by Borrower Representative for the making of any initial Loan on the Closing Date will be deemed to constitute a representation and warranty by Borrowers that the conditions precedent set forth in this Section 12.1 will be satisfied at the time of the making of that Loan unless waived in writing by Administrative Agent:

12.1.1    Agreement, Notes, and other Documents. Administrative Agent has received the following, each duly executed and dated as of the Closing Date (or any earlier date satisfactory to Administrative Agent), in form and substance satisfactory to Administrative Agent: (a) this Agreement; (b) to the extent requested by any Lender, one or more Notes made payable to that Lender; (c) the Guaranty and Collateral Agreement, together with all instruments, transfer powers, and other items required to be delivered in connection with the Guaranty and Collateral Agreement; (d) all other Loan Documents; and (e) with respect to the Warrant, a registration rights agreement.

12.1.2    Authorization Documents. For each Loan Party, Administrative Agent has received the following, each in form and substance satisfactory to Administrative Agent: (a) that Person’s charter (or similar formation document), certified by the appropriate governmental authority (or, in the case of a Canadian Borrower, certified by a director or officer of that Person); (b) good standing certificates (or, in the case of a Canadian Borrower, a certificate of status or compliance issued by the applicable Canadian governmental authority, or where no such certificate is available, a certificate of a director or officer that such Person is in good standing under the laws of its jurisdiction of organization) in that Person’s state or jurisdiction of incorporation (or formation); (c) that Person’s bylaws (or similar governing document), certified by a director or officer of that Person; (d) resolutions of its board of directors (or similar governing body) approving and authorizing that Person’s execution, delivery, and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of that Person’s officers and/or managers executing any of the Loan Documents (which certificates Administrative Agent and each Lender may conclusively rely on until formally advised by a like certificate of any changes in any such certificate), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

12.1.3    Consents, etc. Administrative Agent has received certified copies of all documents evidencing any necessary company action, consents and governmental approvals (if any) required for the execution, delivery, and performance by the Loan Parties of the documents referred to in this Section 12.1.

12.1.4    Letter of Direction. Administrative Agent has received a letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date, duly executed and dated as of the Closing Date, in form and substance satisfactory to Administrative Agent.

12.1.5    Collateral and Diligence Questionnaire. Administrative Agent has received a Collateral and Diligence Questionnaire completed and executed by each Loan Party, in form and substance satisfactory to Administrative Agent.

12.1.6    [Reserved].

12.1.7    [Reserved].

12.1.8    [Reserved].

12.1.9    Opinions of Counsel. Administrative Agent has received opinions of counsel for each Loan Party, including local counsel reasonably requested by Administrative Agent, each duly executed and dated as of the Closing Date (or any earlier date satisfactory to Administrative Agent), in form and substance reasonably satisfactory to Administrative Agent.

12.1.10    Insurance. Administrative Agent has received evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that Administrative Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies.

12.1.11    Related Transactions.

(a)    Administrative Agent has received copies of the Related Agreements certified by the secretary or assistant secretary (or similar officer) of Borrower Representative as being true, accurate, and complete.

(b)    Administrative Agent has received evidence, reasonably satisfactory to Administrative Agent, that Borrowers have completed, or concurrently with the initial credit extension hereunder will complete, the Related Transactions in accordance with the terms of the Related Agreements (without any material amendment thereto or waiver thereunder unless consented to by the Lenders).

12.1.12    Payment of Fees. To the extent invoiced in reasonable detail at least one (1) Business Day prior to the Closing Date, Borrowers shall have paid all fees, costs, and expenses due and payable under this Agreement and the other Loan Documents on the Closing Date (including, without limitation, fees under the Agent Fee Letter).

12.1.13    Debt to be Discharged. Administrative Agent has received evidence, reasonably satisfactory to Administrative Agent, that all Debt to be Discharged has been (or concurrently with the initial borrowing will be) discharged in full and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing the Debt to be Discharged have been (or concurrently with the initial borrowing will be) terminated.

12.1.14    Solvency Certificate. Administrative Agent has received a solvency certificate, in form and substance satisfactory to Administrative Agent, executed by a Senior Officer of the Borrower Representative.

12.1.15    Search Results; Lien Terminations. Administrative Agent has received certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with (a) copies of all such financing statements; (b) payoff letters or other documentation evidencing discharge in full of all Debt to be Discharged, the termination of all agreements relating thereto, and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Permitted Liens); (c) Uniform Commercial Code termination statements pertaining to previously terminated financing, lease, and/or consignment relationships for which financing statements remain of record, in each case as Administrative Agent reasonably requests; and (d) all other Uniform Commercial Code termination statements as Administrative Agent reasonably requests.

12.1.16    Filings, Registrations, and Recordings. Administrative Agent has received each document (including, without limitation, (i) Uniform Commercial Code financing statements and (ii) financing statements under the applicable Personal Property Security Act (Canada) with respect to each Canadian Borrower) required by the Collateral Documents or under applicable law or reasonably requested by Administrative Agent to be filed, registered, or recorded in order to create in favor of Administrative Agent, for the benefit of Administrative Agent and the Lenders, a perfected Lien on the Collateral described therein (but only to the extent that perfection may be achieved by such a filing, registration, or recording), prior to any other Liens (subject only to Permitted Liens), in proper form for filing, registration, or recording.

12.1.17    Closing Certificate. Administrative Agent has received a certificate, in form and substance satisfactory to Administrative Agent, executed by a Senior Officer of Borrower Representative on behalf of Borrowers certifying (i) the matters set forth in Section 12.2.1 as of the Closing Date, and (ii) as to the occurrence of the closing of the Related Transactions and that the closing has been consummated in accordance with the terms of the Related Agreements without waiver of any material condition thereof.

12.1.18    Financial Statements; Appraisals. Administrative Agent has received and is reasonably satisfied with (a) the Financial Statements and all other historical and projected financial information of Loan Parties and their Subsidiaries reasonably requested by Administrative Agent, and (b) all appraisals of Loan Parties’ assets reasonably requested by Administrative Agent.

12.1.19    No Material Adverse Effect. There has not occurred since September 30, 2025, any developments or events that, individually or in the aggregate with any other circumstances, has had or could reasonably be expected to have a Material Adverse Effect.

12.1.20    Investment Documents. Administrative Agent has received confirmation of ownership and capital structure of the Loan Parties and is satisfied with the constituent documents of the Loan Parties and related investment agreements.

12.1.21    Financial Tests. Administrative Agent has received evidence satisfactory to it that (a) Borrowers have a trailing 12-month EBITDA of at least $5,600,000 as of January 31, 2026; and (b) the Loan Parties have reasonably sufficient liquidity to operate their business plan and in an amount (not less than $1,000,000) satisfactory to Administrative Agent (with no payables stretched beyond their customary payment practices).

12.1.22    Diligence. Administrative Agent has received and is satisfied with all business, legal, regulatory, financial and other due diligence materials requested by Administrative Agent (including, without limitation, all Material Contracts of the Loan Parties).

12.1.23    Financial Condition. Administrative Agent has completed a satisfactory examination of the financial condition of the Loan Parties, including, without limitation, the following: (a) review of the books (including historical, current, and interim financial statements), records, and assets of the Loan Parties; (b) review of all financial projections for Fiscal Year 2026; (c) satisfactory verification of business and competitive analysis, including, without limitation, site visits, one or more meetings with the Loan Parties’ management, examining market studies and existing industry intelligence provided by the Loan Parties, and conducting independent customer calls; and (d) receipt of a satisfactory review, conducted by a firm reasonably acceptable to Administrative Agent, of (i) the books, records, and Collateral of the Loan Parties (including historical cash flow), (ii) a quality-of-earnings report, (iii) trailing 12‑month EBITDA, and (iv) EBITDA adjustments.

12.1.24    Background Checks. Administrative Agent has reviewed and is satisfied with background checks on certain key management and shareholders of the Loan Parties.

12.1.25    Approvals. Administrative Agent has received approval of its executive credit committee.

12.1.26    Non-Compete. Key management and certain shareholders of the Loan Parties identified by Administrative Agent have entered into employment or other agreements containing customary provisions, including, without limitation, non-compete, non-solicitation, and confidentiality, all on terms reasonably satisfactory to Administrative Agent.

12.1.27    Other. Administrative Agent has received all other documents reasonably requested by Administrative Agent or any Lender.

12.2    Conditions Precedent to all Loans. The obligation of each Lender to make each Loan is subject to the following further conditions precedent that:

12.2.1    Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing, the following statements are true and correct:

(a)    the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents are true and correct in all material respects (unless any such representation or warranty is by its terms qualified by concepts of materiality, in which case that representation or warranty is true and correct in all respects) with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case that representation or warranty is true and correct in all material respects or in all respects, as applicable, as of that earlier date); and

(b)    no Default or Event of Default has occurred and is continuing.

12.2.2    Financial Tests. Administrative Agent has received evidence satisfactory to it that Borrowers are in compliance with the financial covenants set forth in Section 11.12 (recomputed for the most recent month for which financial statements have been delivered and determined on a pro forma basis after giving effect to (i) the Loans to be made on the requested borrowing date and (ii) the consummation of all related transactions to be consummated on or about the requested borrowing date (including the payment by Borrowers of all fees and expenses incurred in connection with the consummation of those related transactions)).

12.2.3    Confirmatory Certificate. If requested by Administrative Agent or any Lender, Administrative Agent has received a certificate dated the date of the requested Loan and signed by a duly authorized representative of Borrower Representative as to the matters set out in Sections 12.2.1 and 12.2.2 (it being understood that each request by Borrower Representative for the making of a Loan will be deemed to constitute a representation and warranty by Borrowers that the conditions precedent set forth in Sections 12.2.1 and 12.2.2 will be satisfied at the time of the making of that Loan), together with such other documents as Administrative Agent or any Lender may reasonably request in support thereof.

12.3    Conditions Precedent to each Interest Line Loan. The obligation of each Lender to make each Interest Line Loan is subject to the following further conditions precedent that:

12.3.1    Use of Proceeds. Administrative Agent is satisfied in its reasonable discretion that Borrowers will use the proceeds of that Interest Line Loan on or about the requested borrowing date in accordance with Section 4.1.5 and Section 10.6.

12.3.2    Financial Tests. Administrative Agent has received evidence satisfactory to it that Borrowers are in compliance with the financial covenants set forth in Section 11.12 (recomputed for the most recent month for which financial statements have been delivered and determined on a pro forma basis after giving effect to (i) the Loans to be made on the requested borrowing date and (ii) the consummation of all related transactions to be consummated on or about the requested borrowing date (including the payment by Borrowers of all fees and expenses incurred in connection with the consummation of those related transactions)).

12.3.3    Confirmatory Certificate. If requested by Administrative Agent or any Lender, Administrative Agent has received a certificate dated the date of the requested Interest Line Loan and signed by a duly authorized representative of Borrower Representative as to the matters set out in Sections 12.3.1 and 12.3.2 (it being understood that each request by Borrower Representative for the making of an Interest Line Loan will be deemed to constitute a representation and warranty by Borrowers that the conditions precedent set forth in Sections 12.3.1 and 12.3.2 will be satisfied at the time of the making of that Interest Line Loan), together with such other documents as Administrative Agent or any Lender may reasonably request in support thereof.

SECTION 13	EVENTS OF DEFAULT AND THEIR EFFECT.

13.1    Events of Default. Each of the following will constitute an Event of Default under this Agreement:

13.1.1    Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for three (3) or more Business Days, in the payment when due of any interest, fee, or other amount payable by Borrowers under this Agreement or under any other Loan Document.

13.1.2    Non-Payment of Other Debt. Any default occurs under the terms applicable to any Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $400,000 and that default (a) consists of the failure to pay that Debt when due, whether by acceleration or otherwise (subject to any applicable grace periods), or (b) accelerates the maturity of that Debt or permits the holder or holders thereof, or any trustee or agent for any such holder or holders, to cause that Debt to become due and payable (or require any Loan Party to purchase or redeem that Debt or post cash collateral in respect thereof) prior to its expressed maturity.

13.1.3    [Reserved].

13.1.4    Bankruptcy, Insolvency, etc. Any of the following occurs: (a) any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; (b) any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver, or other custodian for that Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; (c) in the absence of any such application, consent, or acquiescence, a trustee, receiver, or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 45 days; (d) any Insolvency Proceeding, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if that Insolvency Proceeding or proceeding is not commenced by that Loan Party, it (i) is consented to or acquiesced in by that Loan Party, or (ii) remains for 45 days undismissed; or (e) any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.5    Non-Compliance with Loan Documents.

(a)    Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1.1, 10.1.2, 10.1.3, 10.1.5, 10.3(b), 10.5 (solely as to existence), 10.6, 10.11, 10.12, 10.13 or Section 11.

(b)    Failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of that failure described in this Section 13.1.5(b) for thirty (30) or more days after the earlier to occur of (i) written notice by Administrative Agent or any Lender and (ii) the date upon which any Senior Officer obtains actual knowledge thereof (or such knowledge as would have been obtained by a Senior Officer acting in good faith in the ordinary course of such officer’s duties).

13.1.6    Representations; Warranties. Any representation or warranty made by any Loan Party in this Agreement or any other Loan Document is breached or is false or misleading in any material respect when made or deemed made, or any schedule, certificate, financial statement, written report, or other writing furnished by any Loan Party to Administrative Agent or any Lender in connection with this Agreement is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

13.1.7    Pension Plans. Any of the following occurs: (a) any Person institutes steps to terminate a Pension Plan if as a result of that termination any Borrower or any Subsidiary could be required to make a contribution to that Pension Plan, or could incur a liability or obligation to that Pension Plan, in excess of $750,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA with respect to any Borrower or any Subsidiary; (c) the Unfunded Liability exceeds 20% of the Total Plan Liability, or (d) there occurs any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of that withdrawal (including any outstanding withdrawal liability that any Borrower or any member of the Controlled Group have incurred on the date of that withdrawal) to which any Borrower or any Subsidiary is reasonably expected to incur exceeds $750,000.

13.1.8    Judgments. One or more final judgments which exceed an aggregate of $750,000 are rendered against any Loan Party (not covered by insurance as to which the insurance company has acknowledged coverage) and have not been paid, discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of those judgments.

13.1.9    Invalidity of Loan Documents, etc. Any Loan Document ceases to be in full force and effect, or any Loan Party (or any Person by, through, or on behalf of any Loan Party) contests in any manner the validity, binding nature, or enforceability of any Loan Document.

13.1.10    Change of Control. A Change of Control occurs.

13.2    Effect of Event of Default. If any Event of Default described in Section 13.1.4 occurs in respect of any Borrower, then the Commitments will immediately terminate and the Loans and all other Obligations under this Agreement will become immediately due and payable, all without presentment, demand, protest, or notice of any kind. If any other Event of Default occurs and is continuing, then Administrative Agent may (and, upon the written request of the Required Lenders shall) declare, in a written notice to Borrower Representative, the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations under this Agreement to be due and payable, whereupon the Commitments will immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations under this Agreement will become immediately due and payable (in whole or in part, as applicable), all without presentment, demand, protest, or notice of any kind (other than as expressly provided for above in this sentence). Administrative Agent shall promptly advise Borrower Representative of any such declaration, but failure to do so will not impair the effect of any such declaration.

13.3    Credit Bidding. The Loan Parties and the Lenders hereby irrevocably authorize Administrative Agent, based upon the instruction of the Required Lenders, to Credit Bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by Administrative Agent in accordance with applicable law, based upon the instruction of the Required Lenders, under any provisions of the Uniform Commercial Code, as part of any sale or investor solicitation process conducted by any Loan Party, any interim receiver, receiver, receiver and manager, administrative receiver, trustee, agent, or other Person pursuant or under any insolvency laws, in each case subject to the following limitations: (i) the Required Lenders may not direct Administrative Agent in any manner that does not treat each of the Lenders equally, without preference or discrimination, in respect of consideration received as a result of any Credit Bid; (ii) the acquisition documents must be commercially reasonable and contain customary protections for minority holders, such as, among other things, anti-dilution and tag-along rights; (iii) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities laws); and (iv) reasonable efforts must be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lenders individually (such as indemnification obligations). For purposes of this Section 13.3, the term “Credit Bid” means an offer submitted by Administrative Agent (on behalf of the Lenders), based upon the instruction of the Required Lenders, to acquire the property of any Loan Party or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by Administrative Agent, based upon the instruction of the Required Lenders) of the claims and Obligations under this Agreement and other Loan Documents.

13.4    Equity Cure Right. In the event the Loan Parties fail to comply with any financial covenant contained in set forth in Section 11.12 (a “Financial Covenant Default”), the Company shall have the right to cure such Event of Default on the following terms and conditions (the “Equity Cure Right”):

13.4.1    Cure Notice. In the event the Company desires to cure a Financial Covenant Default, the Company shall deliver to Administrative Agent irrevocable written notice of its intent to cure (a “Cure Notice”) no later than the date on which financial statements and a Compliance Certificate as of and for the period ending on the last day of the Fiscal Quarter as of which such Financial Covenant Default occurred (the “Testing Dates”) are required to be delivered; provided, however, that in no event shall the Company be permitted to exercise Equity Cure Rights hereunder (i) more than five (5) times during the term of this Agreement, (ii) more than two (2) times during any four (4) Fiscal Quarter period, or (iii) in consecutive Fiscal Quarters.

13.4.2    Equity Cure Securities. In the event the Company delivers a Cure Notice, there shall be purchased common or preferred equity interests of (or cash capital contributions to) the Company not containing any mandatory payment of cash dividends or mandatory redemption provisions requiring cash redemptions prior to the one year anniversary of the Termination Date (“Equity Cure Securities”) for cash consideration in an amount equal to the amount necessary to cure the applicable Financial Covenant Defaults (the “Financial Covenant Cure Amount”) after the applicable Testing Date but prior to the date that is no later than twenty (20) Business Days after the date on which financial statements and a Compliance Certificate as of and for the period ending on the applicable Testing Date are required to be delivered (the “Required Contribution Date”); provided, however, that in no event shall the Financial Covenant Cure Amount exceed 25% of EBITDA without the written consent of Administrative Agent and the Required Lenders. Such Financial Covenant Cure Amount received by the Company shall be included in the calculation of EBITDA (and not be deemed to reduce the Obligations or to be applied to the payment of principal, interest, fees, or any other amounts owing to Administrative Agent or any Lender) solely for the purposes of determining compliance with the financial covenants in Section 11.12 at the end of the Fiscal Quarter in which such Financial Covenant Default occurred and any subsequent period that includes such Fiscal Quarter but shall be disregarded for purposes of the calculation of EBITDA for all other purposes (including, without limitation, calculating any basket levels and other items governed by reference to EBITDA).

13.4.3    No Event of Default. If a Cure Notice has been delivered, then from the Testing Date related to such Cure Notice until the earlier to occur of the Required Contribution Date and the date on which Administrative Agent is notified that the required contribution will not be made, the Event of Default on the basis of the applicable Financial Covenant Default in respect of which the Cure Notice was delivered shall no longer be deemed to exist and neither Administrative Agent nor any Lender shall impose default interest, accelerate the Obligations, terminate the Revolving Commitment or exercise any enforcement remedy against the Company, any of its Subsidiaries or any of its properties solely as a result of the Financial Covenant Default that has been (or is to be) cured by the Equity Cure Right pursuant to the terms hereof; provided that until timely receipt of the Financial Covenant Cure Amount, an Event of Default shall be deemed to exist for all other purposes of this Agreement.

13.4.4    Cure. Upon timely receipt by the Company in cash of the Financial Covenant Cure Amount, the Financial Covenant Default shall be deemed cured.

13.4.5    Subsequent Periods. To the extent a Testing Date in respect of which a Financial Covenant Cure Amount for a Financial Covenant Default is received is included in the calculation of EBITDA for a subsequent fiscal period, EBITDA for such period shall be deemed permanently increased by such amount for purposes of calculating EBITDA for such subsequent period; provided, that the Financial Covenant Cure Amount shall be included in the calculation of EBITDA solely for the purpose of determining compliance with the applicable financial covenants giving rise to the Financial Covenant Default and not for any other purposes.

SECTION 14	AGENCY.

14.1    Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates, and authorizes Administrative Agent to take any action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise any powers and perform any duties as are expressly delegated to it, as applicable, by the terms of this Agreement or any other Loan Document, together with all powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent will not have any duty or responsibility except those expressly set forth in this Agreement, nor will Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities are to be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent, as applicable. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement and in other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, that term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

14.2    [Reserved].

14.3    Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys-in-fact and is entitled to advice of counsel and other consultants or experts concerning all matters pertaining to those duties. Administrative Agent will not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

14.4    Exculpation. None of Administrative Agent and its directors, officers, employees, and agents (a) will be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth in this Agreement as determined by a final, non-appealable judgment by a court of competent jurisdiction), or (b) will be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any Affiliate of any Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement or any other Loan Document (or the creation, perfection, or priority of any Lien or security interest therein), or for any failure of any Borrower or any other party to any Loan Document to perform its Obligations under this Agreement or under any other Loan Documents. Administrative Agent is not and will not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or to inspect the properties, books, or records of any of the Loan Parties and their Subsidiaries and Affiliates.

14.5    Reliance. Administrative Agent may rely, and will be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement, or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers), independent accountants, and other experts selected by Administrative Agent. Administrative Agent will be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Administrative Agent first receives all advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify Administrative Agent against any and all liability and expense which might be incurred by Administrative Agent by reason of taking or continuing to take any such action. Administrative Agent will in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and each such request and any action taken or failure to act pursuant thereto will be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement will be deemed to have consented to, approved, or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent has received written notice from that Lender prior to the proposed Closing Date specifying its objection thereto.

14.6    Notice of Default. Administrative Agent will not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent has received written notice from a Lender or a Borrower referring to this Agreement, describing that Event of Default or Default and stating that that notice is a “notice of default.” Administrative Agent shall promptly notify the Lenders of its receipt of any such notice. Administrative Agent shall take all such actions with respect to each such Event of Default or Default as requested by the Required Lenders in accordance with Section 13, but unless and until Administrative Agent has received any such request, Administrative Agent may (but will not be required to) take any action, or refrain from taking any action, with respect to any Event of Default or Default as Administrative Agent deems advisable or in the best interest of the Lenders.

14.7    Credit Decision. Each Lender acknowledges that Administrative Agent has not made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, will be deemed to constitute any representation or warranty by Administrative Agent to any Lender as to any matter, including whether Administrative Agent has disclosed material information in its possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent and based on documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to Borrowers under this Agreement. Each Lender also represents to Administrative Agent that it will, independently and without reliance upon Administrative Agent and based on documents and information as it deems appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make all investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of Borrowers. Except for notices, reports and other documents expressly required in this Agreement to be furnished to the Lenders by Administrative Agent, Administrative Agent will not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Borrower which may come into the possession of Administrative Agent.

14.8    Indemnification. Whether or not the transactions contemplated by this Agreement are consummated, each Lender shall indemnify upon demand Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities, except that no Lender will be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders will be deemed to constitute gross negligence or willful misconduct for purposes of this Section 14.8. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including fees and charges of any counsel and/or other advisors to Administrative Agent and Taxes) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to in this Agreement, to the extent that Administrative Agent is not reimbursed for any such expenses by or on behalf of Borrowers. The undertaking in this Section 14.8 will survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Administrative Agent.

14.9    Administrative Agent in Individual Capacities. Chatham Capital and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates as though Chatham Capital were not Administrative Agent under this Agreement and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to those activities, Chatham Capital or its Affiliates might receive information regarding Borrowers or their Affiliates (including information that is subject to confidentiality obligations in favor of any Borrower or any such Affiliate) and acknowledges that Administrative Agent will be under no obligation to provide any such information to them. With respect to their Loans (if any), Chatham Capital and its Affiliates have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Chatham Capital were not Administrative Agent, and the terms “Lender” and “Lenders” include Chatham Capital and its Affiliates, to the extent applicable, in their individual capacities.

14.10    Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower Representative. If Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of Borrower Representative (which may not be unreasonably withheld or delayed), appoint from among the Lenders a successor Administrative Agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with the Lenders and Borrower Representative, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent under this Agreement, that successor agent will succeed to all the rights, powers, and duties of the retiring Administrative Agent and the term “Administrative Agent” will mean that successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent will be terminated. After any retiring Administrative Agent’s resignation under this Agreement as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.17 will inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation will nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of Administrative Agent under this Agreement until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

14.11    Collateral Matters. Each Lender authorizes and directs Administrative Agent to enter into the other Loan Documents for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth in this Agreement, any action taken by Administrative Agent or Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by Administrative Agent or Required Lenders of the powers set forth in this Agreement or therein, together with all other powers as are reasonably incidental thereto, will be authorized by, and binding upon, all Lenders. Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to this Agreement and the other Loan Documents. The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to do any and all of the following: (a) to release any Lien granted to or held by Administrative Agent under any Collateral Document (i) upon Payment in Full; (ii) upon property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement (including the release of any Guarantor in connection with any such disposition); or (iii) subject to Section 15.1, if approved in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on that Collateral which is permitted by Section 11.2(d)(i) or 11.2(d)(iii) (it being understood that Administrative Agent may conclusively rely on a certificate from Borrower Representative in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)). Upon request by Administrative Agent at any time, the Lenders will confirm in writing Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.11.

14.12    Restriction on Actions by Lenders. Each Lender shall not, without the express written consent of Administrative Agent, and shall, upon the written request of Administrative Agent (to the extent it is lawfully entitled to do so), set-off against the Obligations, any amounts owing by that Lender to a Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with that Lender. Each Lender shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including the commencement of any legal or equitable proceedings, to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Loan Documents. All enforcement actions under this Agreement and the other Loan Documents against the Loan Parties or any third party with respect to the Obligations or the Collateral may be taken by only Administrative Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of Administrative Agent.

14.13    Administrative Agent May File Proofs of Claim.

14.13.1    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition, or other judicial proceeding relative to any Loan Party (including any Insolvency Proceeding), Administrative Agent (irrespective of whether the principal of any Loan is then due and payable as expressed in this Agreement or by declaration or otherwise and irrespective of whether Administrative Agent has made any demand on Borrowers) may, by intervention in any such proceeding or otherwise, do any and all of the following:

(a)    file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file any other documents as are necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 5, 15.5, and 15.17) allowed in any such proceedings; and

(b)    collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

14.13.2    Any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such proceeding is hereby authorized by each Lender to make all payments to Administrative Agent and, in the event that Administrative Agent consents to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 5, 15.5, and 15.17.

14.13.3    Nothing contained in this Agreement will be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.14    Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger,” if any, has any right, power, obligation, liability, responsibility, or duty under this Agreement other than, in the case of any Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified has or is deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action under this Agreement.

14.15    Protective Advances. Administrative Agent may, from time to time at any time that an Event of Default has occurred and is continuing, make all disbursements and advances (“Protective Advances”) that Administrative Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Loan Parties of the Loans and other Obligations or to pay any other amount chargeable to the Loan Parties pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, costs, fees and expenses as described in Section 15.5. Protective Advances are repayable on demand and will be secured by the Collateral and bear interest at a rate per annum equal to the cash interest rate then applicable to Revolving Loans. Protective Advances constitute Obligations under this Agreement and may be charged to the Loan Account in accordance with Section 7.1.2. No Protective Advance made by Administrative Agent and charged to the Loan Account will be deemed to constitute a Loan and no Lender will have any obligation to fund any amount to Administrative Agent as a result thereof. The Administrative Agent shall notify each Lender and the Borrower Representative in writing of each Protective Advance made by Administrative Agent, which notice must include a description of the purpose of that Protective Advance.

SECTION 15	GENERAL.

15.1    Waiver; Amendments.

(a)    No amendment, modification, or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents will be effective unless it is in writing and signed by Administrative Agent and the Loan Parties and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated in this Agreement with respect thereto or, in the absence of any such designation as to any provision of this Agreement, by Administrative Agent and the Required Lenders. Any amendment, modification, waiver, or consent will be effective only in the specific instance and for the specific purpose for which given.

(b)    The Agent Fee Letter may be amended, waived, consented to, or modified by the parties thereto.

(c)    No amendment, modification, waiver, or consent may extend or increase the Commitment of any Lender without the written consent of that Lender.

(d)    No amendment, modification, waiver, or consent may extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable under this Agreement without the written consent of each Lender directly affected thereby.

(e)    No amendment, modification, waiver, or consent may reduce the principal amount of any Loan, the rate of interest thereon, or any fees payable under this Agreement without the consent of each Lender directly affected thereby (except that Administrative Agent and the Required Lenders may rescind any increase in the interest rate under and in accordance with Section 4.1.4).

(f)    No amendment, modification, waiver, or consent may do any of the following without the written consent of each Lender: (i) release any Borrower or any Guarantor from its obligations, other than as part of or in connection with any disposition permitted under this Agreement; (ii) release all or any substantial part of the Collateral granted under the Collateral Documents (except as permitted by Section 14.11); (iii) change the definitions of Pro Rata Share or Required Lenders, any provision of this Section 15.1, any provision of Section 13.3, or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver, or consent.

(g)    No provision of Sections 6.2.2, 6.3, or 7.2.2(b) with respect to the timing or application of mandatory prepayments of the Loans may be amended, modified, or waived without the consent of Lenders having a majority of the aggregate Pro Rata Shares of the Term A Loans affected thereby and/or the Interest Line Loans affected thereby.

(h)    No provision of Section 14 or other provision of this Agreement affecting Administrative Agent in its capacity as such may be amended, modified, or waived without the consent of Administrative Agent.

(i)    Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent, and Borrowers to do any of the following: (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the Revolving Commitments, the Term A Loans, the Interest Line Loans, the Interest Line Loan Commitments, and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding any such additional credit facilities in any determination of the Required Lenders.

(j)    If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of the Required Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained is referred to as a “Non-Consenting Lender”), then, so long as Administrative Agent is not a Non-Consenting Lender, Administrative Agent and/or one or more Persons reasonably acceptable to Administrative Agent may (but will not be required to) purchase from that Non-Consenting Lender, and that Non-Consenting Lenders shall, upon Administrative Agent’s request, sell and assign to Administrative Agent and/or any such Person, all of the Loans and Commitments of that Non-Consenting Lender for an amount equal to the principal balance of all such Loans and Commitments held by that Non-Consenting Lender and all accrued interest, fees, expenses, and other amounts then due with respect thereto through the date of sale, which purchase and sale will be consummated pursuant to an executed Assignment Agreement.

15.2    Confirmations. Each Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under that Note.

15.3    Notices.

15.3.1    Generally. Except as otherwise provided in Section 2.2.2, all notices under this Agreement must be in writing (including facsimile transmission) and must be sent to the applicable party at its address shown on Annex B or at any other address as the receiving party designates, by written notice received by the other parties, as its address for that purpose. Notices sent by facsimile transmission will be deemed to have been given when sent; notices sent by mail will be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service will be deemed to have been given when received. For purposes of Section 2.2.2, Administrative Agent will be entitled to rely on telephonic instructions from any person that Administrative Agent in good faith believes is an authorized officer or employee of Borrower Representative, and Borrowers shall hold harmless Administrative Agent and each other Lender from any loss, cost, or expense resulting from any such reliance.

15.3.2    Electronic Communications.

(a)    Notices and other communications to any Lender under this Agreement may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, but the foregoing does not apply to notices to any Lender pursuant to Section 2.2 if that Lender has notified Administrative Agent and Borrower Representative that it is incapable of receiving notices under Section 2.2 by electronic communication. Administrative Agent or any of Borrowers may, in its respective sole discretion, agree to accept notices and other communications to it under this Agreement by electronic communications pursuant to procedures approved by it, and approval of any such procedures may be limited to particular notices or communications.

(b)    Unless otherwise agreed by the sender and the intended recipient, (i) notices and other communications sent to an e-mail address will be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement); (ii) notices or communications posted to an Internet or intranet website will be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that the notice or communication is available and identifying the website address therefor; and (iii) for both clauses (i) and (ii) of this Section 15.3.2(b), any notice, e‑mail or other communication that is not sent during the normal business hours of the intended recipient will be deemed to have been sent at the opening of business on the next Business Day for the intended recipient.

15.4    Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, that determination or calculation will, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied, but if Borrower Representative notifies Administrative Agent that Borrowers wish to amend any covenant in Section 10 or 11.12 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of that covenant (or if Administrative Agent notifies Borrower Representative that the Required Lenders wish to amend Section 10 or 11.12 (or any related definition) for that purpose), then Borrowers’ compliance with that covenant will be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either the applicable notice under this Section 15.4 is withdrawn or the applicable covenant (or related definition) is amended in a manner satisfactory to Borrowers and the Required Lenders.

15.5    Costs, Expenses and Other Taxes. Each Borrower, jointly and severally, shall pay promptly following written demand (a) all reasonable and documented out-of-pocket costs and expenses of Administrative Agent (including, without limitation, all reasonable out-of-pocket fees and charges of any counsel and/or other advisors to Administrative Agent and Other Taxes) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of IntraLinks (or other similar service), if applicable) of this Agreement, the other Loan Documents, and all other documents provided for in this Agreement or delivered or to be delivered under or in connection with this Agreement (including any amendment, supplement, or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby are consummated, including, without limitation, all applicable out-of-pocket costs and expenses incurred pursuant to Section 10.2; provided, that the Borrowers shall only be obligated to reimburse Administrative Agent for any costs and expenses pursuant to this clause (a) incurred up to the Closing Date in an aggregate amount not to exceed $300,000 unless the Borrowers otherwise agree in writing; and (b) all reasonable and documented out-of-pocket costs and expenses (including, without limitation, all reasonable out-of-pocket fees and charges of any counsel and/or other advisors to any Lender Party and all court costs and similar legal expenses and any Other Taxes) incurred by Administrative Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring, or negotiations in respect thereof. In addition, each Loan Party shall pay, and shall save and hold harmless Administrative Agent and the Lenders from all liability for, any fees of Borrowers’ auditors in connection with any reasonable exercise by Administrative Agent and the Lenders of their rights pursuant to Section 10.2. All Obligations provided for in this Section 15.5 will survive repayment of the Loans, cancellation of the Notes, and termination of this Agreement.

15.6    Assignments; Participations.

15.6.1    Assignments.

(a)    Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of that Lender’s Loans and Commitments, with the prior written consent of Administrative Agent, and, so long as no Event of Default exists, Borrower Representative (which consent of Borrower Representative may not be unreasonably withheld or delayed), but (i) no such consent of any kind is required for an assignment by a Lender to a Lender or an Affiliate of a Lender or an Approved Fund, (ii) no assignment may be made to a Loan Party or an Affiliate of a Loan Party, and (iii) no assignment may be made to any Disqualified Lender; provided, that upon the occurrence and during the continuance of an Event of Default described in Section 13.1.1 or Section 13.1.4, this clause (iii) shall apply solely with respect to Competitors (and Persons that are clearly identifiable, solely on the basis of such Person’s name, as Affiliates of Competitors) and shall not restrict assignments to any other Person that would otherwise constitute a Disqualified Lender. Except as Administrative Agent otherwise agrees, any such assignment must be in a minimum aggregate amount equal to $500,000 (which minimum will be $100,000 if the assignment is to an Affiliate of the assigning Lender) or, if less, the remaining Commitment and Loans held by the assigning Lender. Borrowers and Administrative Agent will be entitled to continue to deal solely and directly with the assigning Lender in connection with the interests so assigned to an Assignee until Administrative Agent has received and accepted an effective assignment agreement in substantially the form of Exhibit C (an “Assignment Agreement”) executed, delivered, and fully completed by the applicable parties thereto and a processing fee of $3,500 paid by the applicable parties thereto. No assignment may be made to any Person if at the time of that assignment Borrowers would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than Borrowers are then obligated to pay to the assigning Lender under that section (and if any assignment is made in violation of the foregoing, Borrowers will not be required to pay any such greater amounts). Any attempted assignment not made in accordance with this Section 15.6.1 will be treated as the sale of a participation under Section 15.6.2. Borrower Representative will be deemed to have granted its consent to any assignment requiring its consent under this Agreement unless Borrower Representative has expressly objected to that assignment within three Business Days after written notice thereof.

(b)    From and after the date on which the conditions described above have been met, (i) the Assignee will be deemed automatically to have become a party to this Agreement and, to the extent that rights and obligations under this Agreement have been assigned to that Assignee pursuant to the Assignment Agreement, will have the rights and obligations of a Lender under this Agreement, and (ii) the assigning Lender, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to that Assignment Agreement, will be released from its rights (other than its indemnification rights) and obligations under this Agreement. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrowers shall execute and deliver to Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) one or more Notes in accordance with Section 3.1 to reflect the amounts assigned to that Assignee and the amounts, if any, retained by the assigning Lender. Each such Note will be dated the effective date of the applicable assignment. Upon receipt by Administrative Agent of any such Note, the assigning Lender shall return to Borrower Representative any applicable prior Note held by it.

(c)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of that Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 15.6.1 will not apply to any such pledge or assignment of a security interest. No such pledge or assignment of a security interest will release a Lender from any of its obligations under this Agreement or substitute any such pledgee or assignee for that Lender as a party to this Agreement.

15.6.2    Participations. Any Lender may at any time sell to one or more Persons (other than a Disqualified Lender) participating interests in its Loans, Commitments or other interests under this Agreement (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) that Lender’s obligations under this Agreement will remain unchanged for all purposes; (b) Borrowers and Administrative Agent shall continue to deal solely and directly with that Lender in connection with that Lender’s rights and obligations under this Agreement; and (c) all amounts payable by Borrowers will be determined as if that Lender had not sold that participation and will be paid directly to that Lender. No Participant will have any direct or indirect voting rights under this Agreement except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which that Lender enters into with any Participant. Borrowers agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant will be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, but that right of set-off is subject to the obligation of each Participant to share with the Lenders, and the Lenders shall share with each Participant, as provided in Section 7.5. Each Participant will be entitled to the benefits of Section 7.6 and Section 8 (subject to the requirements and limitations therein, including the requirements under Sections 7.6.4 and 7.6.6 (it being understood that the documentation required under such Sections shall be delivered to the participating Lender)) as if it were a Lender (provided that such Participant shall not be entitled to receive any greater payment under Section 7.6 or Section 8, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

15.7    Register. Administrative Agent shall maintain, and deliver a copy to Borrower Representative upon written request, a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether that Lender is the original Lender or the Assignee. No assignment will be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register will be conclusive, absent manifest error, as to the ownership of the interests in the Loans. Administrative Agent will not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register. It is the intention that the Loans and Commitments be treated as registered obligations and in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, and that the right, title, and interest of the Lenders in and to those Loans and Commitments be transferable only in accordance with the terms of this Agreement.

15.8    Governing Law. This Agreement and each Note is a contract made under and governed by the internal laws of the State of New York applicable to contracts made and to be performed entirely within that state, without regard to conflict-of-laws principles.

15.9    Confidentiality. As required by federal law and Administrative Agent’s policies and practices, Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. Administrative Agent and each Lender shall use commercially reasonable efforts (equivalent to the efforts Administrative Agent or that Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that Administrative Agent and each Lender may disclose any information as follows: (a) to Persons employed or engaged by Administrative Agent or that Lender or that Lender’s Affiliates or Approved Funds in evaluating, approving, structuring, or administering the Loans and the Commitments (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose any such information to Persons employed or engaged by them as described in clause (a) of this Section 15.9); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Administrative Agent or that Lender to be compelled by any court decree, subpoena, or legal or administrative order or process, but Administrative Agent or that Lender, as applicable, shall (i) use reasonable efforts to give the applicable Loan Party written notice prior to disclosing the information to the extent permitted by that requirement, request, court decree, subpoena, or legal or administrative order or process, and (ii) disclose only that portion of the confidential information as Administrative Agent or that Lender reasonably believes, or as counsel for Administrative Agent or that Lender, as applicable, advises Administrative Agent or that Lender, that it must disclose pursuant to that requirement; (d) as Administrative Agent or that Lender reasonably believes, or on the advice of Administrative Agent’s or that Lender’s counsel, is required by law (and, if not prohibited by applicable law or regulations, Administrative Agent or such Lender shall use commercially reasonable efforts to give notice to the Loan Parties thereof prior to such disclosure); (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Administrative Agent or that Lender is a party (and, if not prohibited by applicable law or regulations, Administrative Agent or such Lender shall use commercially reasonable efforts to give notice to the Loan Parties thereof prior to such disclosure); (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to that Lender; (g) to that Lender’s independent auditors and other professional advisors as to which that information has been identified as confidential; or (h) if that information ceases to be confidential through no fault of Administrative Agent or any Lender. Notwithstanding the foregoing, Borrowers consent to the publication by Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements; provided, in each such case, the Borrower Representative is given the opportunity to review the same prior to its release. If any provision of any confidentiality agreement, non-disclosure agreement, or other similar agreement between any Borrower and any Lender conflicts with or contradicts this Section 15.9 with respect to the treatment of confidential information, then this Section 15.9 will supersede all such prior or contemporaneous agreements and understandings between the parties.

15.10    Severability. Whenever possible each provision of this Agreement is to be interpreted so as to be effective and valid under applicable law, but if any provision of this Agreement is prohibited by or invalid under applicable law, that provision will be ineffective to the extent of that prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of this Agreement.

15.11    Nature of Remedies. All Obligations of the Loan Parties and rights of Administrative Agent and the Lenders expressed in this Agreement or in any other Loan Document are in addition to and not in limitation of those provided by applicable law. No failure to exercise, and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power, or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any right, remedy, power, or privilege under this Agreement will preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

15.12    Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties to this Agreement and supersedes all prior or contemporaneous agreements and understandings of all such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Sections 5.2 and 5.3) and any prior arrangements made with respect to the payment by the Loan Parties of (or any indemnification for) any fees, costs, or expenses payable to or incurred (or to be incurred) by or on behalf of Administrative Agent or the Lenders.

15.13    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart will be deemed to be an original, but all such counterparts will together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission will constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders will be deemed to be originals.

15.14    Successors and Assigns. This Agreement binds Borrowers, the Lenders, Administrative Agent, and their respective successors and permitted assigns and will inure to the benefit of Borrowers, the Lenders, and Administrative Agent and the successors and permitted assigns of the Lenders and Administrative Agent. No other Person is or is intended to be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Loan Party may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Administrative Agent and each Lender.

15.15    Captions. Section captions used in this Agreement are for convenience only and do not affect the construction of this Agreement.

15.16    Customer Identification—USA Patriot Act Notice. Each Lender and Chatham Capital (each for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify, and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow that Lender or Chatham Capital, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

15.17    Indemnification by Loan Parties. In consideration of the execution and delivery of this Agreement by Administrative Agent and the Lenders and the agreement to extend the Commitments provided under this Agreement, each Borrower hereby agrees to indemnify, exonerate, and hold harmless Administrative Agent, each Lender and each of the officers, directors, employees, Affiliates, agents, and Approved Funds of Administrative Agent and each Lender (each, a “Lender Party”) from and against any and all actions, causes of action, suits, losses, liabilities, damages, and expenses, including all out-of-pocket fees and charges of any counsel and/or other advisors to any Lender Party and all court costs and similar legal expenses (collectively, the “Indemnified Liabilities”), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of capital securities (including, as applicable, the Related Transactions), purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans; (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by any Loan Party; (c) any violation of any applicable Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon; (d) the investigation, cleanup or remediation of offsite locations at which any Loan Party or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances; or (e) the execution, delivery, performance, or enforcement of this Agreement or any other Loan Document by any of the Lender Parties, in each case except for any such Indemnified Liabilities arising on account of (i) the applicable Lender Party’s gross negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction or (ii) any claim solely among Lender Parties (other than claims against Chatham Capital in its capacity or in fulfilling its role as Administrative Agent, lead arranger, or any similar role in connection with the Loans and Commitments hereunder or any Related Transaction or any use or intended use of the proceeds of the Loans) not resulting from any act or omission on the part of any Loan Party. If and to the extent that the foregoing undertaking is unenforceable for any reason, each Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 15.17 will survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or any modification, release, or discharge of, any or all of the Collateral Documents and termination of this Agreement. Notwithstanding anything herein, in the absence of any Event of Default, the Loan Parties shall only pay for the reasonable and documented legal costs and expenses of one primary legal counsel and, to the extent necessary, one regulatory counsel and one local legal counsel in each relevant jurisdiction and, in the case of a conflict of interest between the Lenders (as determined by the Lenders in their reasonable discretion), one additional legal counsel for the Lenders; provided, that the Loan Parties shall not be required to reimburse Administrative Agent or any Lender for any fees, costs or expenses (including legal costs and expenses) incurred in connection with any litigation, contest, dispute, suit, proceeding or action that arises in connection with a dispute solely among Lender Parties (other than a claim against any Lender solely in its capacity as Administrative Agent, a Lead Arranger or any other similar role in connection with the Credit Agreement or the other Loan Documents). This Section 15.17 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

15.18    Non-Liability of Lenders.

(a)    The relationship between Borrowers on the one hand and the Lenders and Administrative Agent on the other hand is solely that of borrower and lender. Neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Each Borrower agrees, on behalf of itself and each other Loan Party, that neither Administrative Agent nor any Lender has any liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission, or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that those losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.

(b)    No Lender Party will be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. No Lender Party will have any liability with respect to, and each Borrower, on behalf of itself and each other Loan Party, hereby waives, releases, and agrees not to sue for, any special, punitive, exemplary, indirect, or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).

(c)    Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

15.19    Forum Selection and Consent to Jurisdiction. Any litigation based hereon, or arising out of, under, or in connection with this Agreement or any other Loan Document, will be brought and maintained exclusively in the courts of the State of New York located in New York County, New York, or in the United States District Court for the Southern District of New York, but nothing in this Agreement will be deemed or operate to preclude Administrative Agent from bringing suit or taking other legal action in any other jurisdiction. Each Borrower hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of New York located in New York County, New York, and of the United States District Court for the Southern District of New York for the purpose of any such litigation as set forth above. Each Borrower further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of New York. Each Borrower hereby expressly and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it now has or hereafter might have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. Each Canadian Borrower agrees that a final judgment in any legal proceedings arising out of or relating to this Agreement or any other Loan Document may be enforced in any other jurisdiction by suit on such judgment or in any other manner provided by law. Nothing in this Section 15.19 shall affect the right of Administrative Agent or any Lender to commence legal proceedings or otherwise sue any Canadian Borrower in any other appropriate jurisdiction, to serve process in any manner permitted by applicable law, or to commence legal proceedings in more than one jurisdiction concurrently.

15.20    Waiver of Jury Trial. Each Borrower, Administrative Agent, and each Lender hereby waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement, any Note, any other Loan Document, and any amendment, instrument, document, or agreement delivered or which might in the future be delivered in connection with this Agreement or therewith or arising from any lending relationship existing in connection with any of the foregoing, and agrees that any such action or proceeding will be tried before a court and not before a jury.

15.21    [Reserved].

15.22    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement, or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in that EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

15.23    Erroneous Payments.

(a)    Each Lender and any other party hereto hereby severally agrees that if  the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or  any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 15.23(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section 15.23(a) shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)    Without limiting the immediately preceding Section 15.23(a), each Payment Recipient agrees that, in the case of clause (ii) of Section 15.23(a), it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)    In the case of either clause (i) or (ii) of Section 15.23(a), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding Section 15.23(c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate (such assignee, the “Administrative Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, the Administrative Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this Section 15.23(d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this Section 15.23(d) shall govern in the event of any conflict with the terms and conditions of Section 15.6 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)    Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 15.23 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)    Each party’s obligations under this Section 15.23 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)    The provisions of this Section 15.23 to the contrary notwithstanding, (i) nothing in this Section 15.23 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Administrative Agent has received payment from the Payment Recipient in immediately available funds of the Erroneous Payment Return Deficiency, whether directly from the Payment Recipient, as a result of the exercise by Administrative Agent of its rights of subrogation or set off as set forth above in Section 15.23(e) or as a result of the receipt by Administrative Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Administrative Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Administrative Agent Assignee in respect of the Loans assigned to Administrative Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of the Administrative Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

15.24    Currency Indemnity. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due under this Agreement or any other Loan Document in one currency (the “Original Currency”) into another currency (the “Other Currency”), each Canadian Borrower agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, Administrative Agent could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given. The obligation of each Canadian Borrower in respect of any sum due to Administrative Agent or any Lender under this Agreement or any other Loan Document shall, notwithstanding any judgment in an Other Currency, be discharged only to the extent that on the Business Day following receipt by Administrative Agent or such Lender of any sum adjudged to be so due in the Other Currency, Administrative Agent or such Lender may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to Administrative Agent or such Lender in the Original Currency, such Canadian Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent or such Lender against such loss. For purposes of this paragraph, “rate of exchange” means the spot rate of exchange in the London foreign exchange market for the purchase of the Original Currency with the Other Currency and includes any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the Original Currency.

15.25    Investment Unit. Chatham Capital and Borrowers mutually agree that (a) the aggregate principal amount of Term Loans issued by Chatham Capital and the Warrant constitute an “investment unit” for purposes of Section 1273(c)(2) of the Code, (b) for purpose of the allocation of the issue price of such investment unit among the Term Loan issued by Chatham Capital and the Warrant in accordance with Section 1273(c)(2) of the Code and Treasury Regulation Section 1.1273-2(h), $240,000 shall be allocated to the Warrant, and (c) neither Chatham Capital nor any Borrower shall take any position inconsistent with such allocation in any U.S. federal, state or local tax return unless otherwise required by a tax authority or court.

SECTION 16	JOINT AND SEVERAL LIABILITY

16.1    Applicability of Terms. Each Borrower and each Person comprising a Borrower hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements, and other terms contained in this Agreement are applicable to and binding upon each Person comprising a Borrower unless expressly otherwise stated in this Agreement.

16.2    Joint and Several Liability. Each Borrower is jointly and severally liable for all of the Obligations of each other Borrower, regardless of which Borrower actually receives the proceeds or other benefits of the Loans or other extensions of credit under this Agreement or the manner in which Borrowers, Administrative Agent, or any Lender accounts therefor in their respective books and records.

16.3    Benefits and Best Interests. Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by each other Borrower because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive the Loans and other credit extensions under this Agreement and the other Loan Documents which would not have been available to any Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the credit facilities contemplated under this Agreement, with the credit support of each other Borrower as contemplated by this Agreement and the other Loan Documents.

16.4    Corporate Benefit and Financial Assistance. Each Borrower represents and warrants that (a) it has received adequate consideration for its obligations hereunder and derives, and expects to continue to derive, direct or indirect benefit from the credit facility established pursuant to this Agreement and the availability of the Loans and other extensions of credit hereunder; (b) the execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party will not violate any applicable law, rule, or regulation governing financial assistance or restricting the granting of security in connection with the acquisition of its own shares or the shares of its direct or indirect parent entity; and (c) its board of directors (or equivalent governing body) has determined, in the exercise of its business judgment, that serving as a co-borrower under this Agreement and the other Loan Documents is in the best interests of such Borrower in light of the direct and indirect benefits to be derived from the credit facility established hereunder.

16.5    Accommodations. Each of Administrative Agent and the Lenders have advised each Borrower that it is unwilling to enter into this Agreement and the other Loan Documents and make available the credit facilities extended hereby or thereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Lenders to extend credit pursuant to this Agreement and the other documents executed in connection with this Agreement (a) because of the desirability to each Borrower of the credit facilities under this Agreement and the interest rates and the modes of borrowing available under this Agreement and under those other documents; (b) because each Borrower might engage in transactions jointly with other Borrowers; and (c) because each Borrower might require, from time to time, access to funds under this Agreement for the purposes set forth in this Agreement. Each Borrower, individually, expressly understands, agrees, and acknowledges that the credit facilities contemplated under this Agreement would not be made available on the terms of this Agreement in the absence of the collective credit of all the Borrowers, and the joint and several liability of all the Borrowers. Accordingly, each Borrower acknowledges that the benefit of the accommodations made under this Agreement to the Borrowers, as a whole, constitutes reasonably equivalent value, regardless of the amount of the indebtedness actually borrowed by, advanced to, or the amount of credit provided to, or the amount of collateral provided by, any one Borrower.

16.6    Maximum Amount. To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower under this Agreement and under the other Loan Documents invalid or unenforceable, that Person’s obligations under this Agreement and under the other Loan Documents will be limited to the maximum amount that does not result in any such invalidity or unenforceability, but each Borrower’s obligations under this Agreement and under the other Loan Documents will be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 16 were not a part of this Agreement.

16.7    Joint Liability Payments. To the extent that any Borrower makes a payment under this Section 16 of all or any of the Obligations (a “Joint Liability Payment”) that, taking into account all other Joint Liability Payments then previously or concurrently made by any other Borrower, exceeds the amount that Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by those Joint Liability Payments in the same proportion that that Person’s Allocable Amount (as determined immediately prior to those Joint Liability Payments) bore to the aggregate Allocable Amounts of each Borrower as determined immediately prior to the making of those Joint Liability Payments, then, following payment in full in cash of the Obligations (other than contingent indemnification Obligations not then asserted) and the termination of the Commitments, that Borrower will be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of that excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to the applicable Joint Liability Payments. As of any date of determination, the “Allocable Amount” of any Borrower is equal to the maximum amount of the claim that could then be recovered from that Borrower under this Section 16 without rendering that claim voidable or avoidable under § 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, or similar statute or common law.

16.8    Financial Condition. Each Borrower assumes responsibility for keeping itself informed of the financial condition of each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of each other Borrower’s Obligations, and of all other circumstances bearing upon the risk of nonpayment by each other Borrower of its Obligations, and each Borrower agrees that neither Administrative Agent nor any Lender has or will have any duty to advise that Borrower of information known to Administrative Agent or any Lender regarding any such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If Administrative Agent or any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, neither Administrative Agent nor any Lender will be under any obligation to update any such information or to provide any such information to that Borrower or any other Person on any subsequent occasion.

16.9    Administrative Agent Authorizations. Subject to Section 15.1, Administrative Agent is hereby authorized to, at any time and from time to time, to do any and all of the following: (a) in accordance with the terms of this Agreement, renew, extend, accelerate, or otherwise change the time for payment of, or other terms relating to, Obligations incurred by any Borrower or any other Loan Party, otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by any Borrower or any other Loan Party and delivered to Administrative Agent or any Lender; (b) accept partial payments on an Obligation incurred by any Borrower; (c) take and hold security or collateral for the payment of an Obligation incurred by any Borrower under this Agreement or for the payment of any guaranties of an Obligation incurred by any Borrower or other liabilities of any Borrower and exchange, enforce, waive, and release any such security or collateral; (d) apply any such security or collateral and direct the order or manner of sale thereof as Administrative Agent determines in accordance with the terms of this Agreement and the other Loan Documents; and (e) settle, release, compromise, collect, or otherwise liquidate an Obligation incurred by any Borrower and any security or collateral therefor in any manner, without affecting or impairing the obligations of any other Borrower. In accordance with the terms of this Agreement, Administrative Agent has the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and any such determination will be binding on each Borrower. In accordance with the terms of this Agreement, all such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of an Obligation incurred by any Borrower as Administrative Agent determines in its sole discretion without affecting the validity or enforceability of the Obligations of any other Borrower. Nothing in this Section 16 modifies any right of any Borrower or any Lender to consent to any amendment or modification of this Agreement or the other Loan Documents in accordance with the terms hereof or thereof.

16.10    Unconditional Obligations.

(a)    Each Borrower hereby agrees that, except as otherwise expressly provided in this Agreement, its obligations under this Agreement are and will be unconditional, irrespective of (i) the absence of any attempt to collect an Obligation incurred by any Borrower from any Borrower or any guarantor or other action to enforce the same; (ii) failure by Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for an Obligation incurred by any Borrower; (iii) any Insolvency Proceeding by or against any Borrower or any other Loan Party, or Administrative Agent’s or any Lender’s election in any such proceeding of the application of § 1111(b)(2) of the Bankruptcy Code; (iv) any borrowing or grant of a security interest by any Borrower as debtor-in-possession under § 364 of the Bankruptcy Code; (v) the disallowance, under § 502 of the Bankruptcy Code, of all or any portion of Administrative Agent’s or any Lender’s claim(s) for repayment of any of an Obligation incurred by any Borrower; or (vi) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor unless that legal or equitable discharge or defense is that of a Borrower in its capacity as a Borrower.

(b)    Without limiting the generality of the foregoing, each Borrower expressly waives, as applicable and to the fullest extent permitted by applicable law, (i) any defense arising under the benefits of excussion (beneficio de excusión) and division (beneficio de división) under the Puerto Rico Civil Code, or any analogous civil law doctrine of any other jurisdiction, (ii) any right to require Administrative Agent or any Lender to proceed against any other Borrower, any guarantor, or any other Person, or to proceed against or exhaust any security or collateral, before enforcing its rights and remedies against such Borrower, and (iii) any right to require the marshaling of assets or collateral, including any right to require Administrative Agent or any Lender to marshal any assets or collateral in favor of such Borrower or any other Person or against or in payment of any or all of the Obligations.

16.11    Notices. Any notice given by Borrower Representative under this Agreement will constitute and be deemed to be notice given by all Borrowers, jointly and severally. Notice given by Administrative Agent or any Lender to Borrower Representative under this Agreement or pursuant to any other Loan Documents in accordance with the terms of this Agreement or of any applicable other Loan Document will constitute notice to each Borrower. The knowledge of any Borrower will be imputed to all Borrowers and any consent by Borrower Representative or any Borrower will constitute the consent of, and will bind, all Borrowers.

16.12    No Impairment of Obligations or Limitation of Liability. This Section 16 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 16 is intended to or will impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same become due and payable in accordance with the terms of this Agreement or any other Loan Documents. Nothing contained in this Section 16 limits the liability of any Borrower to pay the credit facilities made directly or indirectly to that Borrower and accrued interest, fees, and expenses with respect thereto for which that Borrower is primarily liable.

16.13    Rights of Contribution and Indemnification. The parties to this Agreement acknowledge that the rights of contribution and indemnification under this Section 16 constitute assets of each Borrower to which any such contribution and indemnification is owing. The rights of any indemnifying Borrower against the other Borrowers under this Section 16 will be exercisable upon the Payment in Full of the Obligations.

16.14    Subrogation. No payment made by or for the account of a Borrower, including, without limitation, (a) a payment made by that Borrower on behalf of an Obligation of another Borrower or (b) a payment made by any other Person under any guaranty, will entitle that Borrower, by subrogation or otherwise, to any payment from that other Borrower or from or out of property of that other Borrower and that Borrower shall not exercise any right or remedy against that other Borrower or any property of that other Borrower by reason of any performance of that Borrower of its joint and several obligations under this Agreement, until, in each case, the termination of the Commitments and the Payment in Full of the Obligations.

SECTION 17	APPOINTMENT OF BORROWER REPRESENTATIVE.

17.1    Appointment. Each Borrower hereby irrevocably (until Payment in Full or a change pursuant to Section 17.4) appoints and constitutes Borrower Representative as its agent to request and receive the proceeds of advances in respect of the Loans (and to otherwise act on behalf of that Borrower pursuant to this Agreement and the other Loan Documents) from the Lenders in the name or on behalf of that Borrower. Administrative Agent may disburse those proceeds to the bank account of Borrower Representative (or any other Borrower) without notice to any other Borrower or any other Loan Party.

17.2    Additional Appointments. Each Borrower hereby irrevocably (until Payment in Full or a change pursuant to Section 17.4) appoints and constitutes the Borrower Representative as its agent to (a) receive statements of account and all other notices from Administrative Agent with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents, (b) execute and deliver Compliance Certificates and all other notices, certificates and documents to be executed and/or delivered by any Borrower under this Agreement or the other Loan Documents; and (c) otherwise act on behalf of that Borrower pursuant to this Agreement and the other Loan Documents.

17.3    Reliance. The authorizations contained in this Section 17 are coupled with an interest and are irrevocable until Payment in Full or a change pursuant to Section 17.4, and Administrative Agent may rely on any notice, request, information supplied by the Borrower Representative, every document executed by the Borrower Representative, every agreement made by the Borrower Representative or other action taken by the Borrower Representative in respect of any Borrower or other Loan Party as if the same were supplied, made or taken by that Borrower or Loan Party. Without limiting the generality of the foregoing, the failure of one or more Borrowers or other Loan Parties to join in the execution of any writing in connection with this Agreement will not relieve any Borrower or other Loan Party from obligations in respect of that writing.

17.4    Termination or Change of Borrower Representative. No purported termination of or change in the appointment of Borrower Representative as agent will be effective without the prior written consent of Administrative Agent.

[Signature pages follow]

The parties are signing this Credit Agreement as of the date stated in the introductory clause.

TRACK GROUP, INC.,
as a Borrower

By:
Name:
Title:

Signature page to Credit Agreement

Each of the following, as a Borrower:

TRACK GROUP AMERICAS, INC.,
a Utah corporation

By:
Name:
Title:

TRACK GROUP – PUERTO RICO, INC.,
a Puerto Rico corporation

By:
Name:
Title:

EMERGE MONITORING, INC.,
a Florida corporation

By:
Name:
Title:

EMERGE MONITORING II LLC,
a Florida limited liability company

By:
Name:
Title:

INTEGRATED MONITORING SYSTEMS, LLC,
a Colorado limited liability company

By:
Name:
Title:

Signature page to Credit Agreement

TRACK GROUP ANALYTICS LIMITED,
a Canada corporation, as a Borrower

By:
Name:
Title:

Signature page to Credit Agreement

CHATHAM CAPITAL MANAGEMENT, LLC,
as Administrative Agent

By:
Name:
Title:

Signature page to Credit Agreement

CHATHAM CAPITAL MANAGEMENT, LLC,
not individually but as agent for
CHATHAM INVESTMENT FUND VI A, L.P.,
as a Lender

By:
Name:
Title:

CHATHAM CAPITAL MANAGEMENT, LLC,
not individually but as agent for
CHATHAM INVESTMENT FUND VI QP, L.P.,
as a Lender

By:
Name:
Title:

Signature page to Credit Agreement

ANNEX A

LENDERS AND PRO RATA SHARES

Lender	Revolving Commitment	Pro Rata Share	Term A Loan Commitment	Pro Rata Share	Interest Line Loan Commitment	Pro Rata Share	Total Commitment	Pro Rata Share
Chatham Investment Fund VI A, L.P., and Chatham Investment Fund VI QP, L.P.	$2,000,000.00	100.0000000%	$21,000,000.00	100.0000000%	$1,000,000.00	100.0000000%	$24,000,000.00	100.0000000%
TOTALS	$2,000,000.00	100.0000000%	$21,000,000.00	100.0000000%	$1,000,000.00	100.0000000%	$24,000,000.00	100.0000000%

Annex A to Credit Agreement

ANNEX B

ADDRESSES FOR NOTICES

Borrowers and Borrower Representative:

Track Group, Inc.
200 E. 5th Avenue, Suite 100
Naperville, IL 60563
Attention: Derek Cassell, Chief Executive Officer
E-mail: derek.cassell@trackgrp.com

with a mandatory copy (which will not constitute notice) to:

Winston & Strawn LLP
300 N. LaSalle Street, Suite 4400
Chicago, IL 60654
Attention: Oscar David and Joseph Devaney
E-mail: odavid@winston.com; jdevaney@winston.com

Annex B to Credit Agreement

Administrative Agent:

CHATHAM CAPITAL MANAGEMENT, LLC,
as Administrative Agent:

c/o Chatham Capital
1372 Peachtree Street NE
Atlanta, GA 30309
Attention: Track Group Portfolio Manager
E-mail:

with a mandatory copy (which will not constitute notice) to:

McGuireWoods LLP
77 W. Wacker Drive, Suite 4100
Chicago, Illinois 60601-1818
Attention: Clayton Stallbaumer
E-mail: cstallbaumer@mcguirewoods.com

Annex B to Credit Agreement

EXHIBIT A

FORM OF NOTE

$____________________	_______,_______

The undersigned, for value received, jointly and severally, promise to pay to ____________________ (the “Lender”) at the principal office of CHATHAM CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the “Administrative Agent”), in Atlanta, Georgia, the principal amount of $____________________ or, if less, the aggregate unpaid amount of all [Revolving][Term A][Interest Line] Loans made to the undersigned by the Lender pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof), if any, or in the records of the Lender), which principal amount is payable on the dates set forth in the Credit Agreement.

The undersigned, jointly and severally, further promise to pay interest on the unpaid principal amount of each such Loan from the date of that Loan until that Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement dated as of April 30, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the undersigned, certain financial institutions (including the Lender), and Administrative Agent, to which Credit Agreement reference is made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated. Terms used but not otherwise defined in this Note are used in this Note as defined in the Credit Agreement.

[Signature pages follow]

Exhibit A to Credit Agreement

This Note is made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within that state.

TRACK GROUP, INC.,
as a Borrower[1]

By:
Name:
Title:

1 Conform with final Borrower list.

Exhibit A to Credit Agreement

Each of the following, as a Borrower:

TRACK GROUP AMERICAS, INC.,
a Utah corporation

By:
Name:
Title:

TRACK GROUP – PUERTO RICO, INC.,
a Puerto Rico corporation

By:
Name:
Title:

EMERGE MONITORING, INC.,
a Florida corporation

By:
Name:
Title:

EMERGE MONITORING II LLC,
a Florida limited liability company

By:
Name:
Title:

INTEGRATED MONITORING SYSTEMS, LLC,
a Colorado limited liability company

By:
Name:
Title:

Exhibit A to Credit Agreement

TRACK GROUP ANALYTICS LIMITED,
a Canada corporation, as a Borrower

By:
Name:
Title:

Exhibit A to Credit Agreement

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:	CHATHAM CAPITAL MANAGEMENT, LLC, as Administrative Agent c/o Chatham Capital 1372 Peachtree Street NE Atlanta, GA 30309 Attention: Track Group Portfolio Manager

Please refer to the Credit Agreement dated as of April 30, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Track Group, Inc., a Delaware corporation (the “Company”); each of the Affiliates of the Company that are or may from time to time become parties hereto (together with the Company, the “Borrowers”); the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”); and (v) CHATHAM CAPITAL MANAGEMENT, LLC, a Delaware limited liability company, as Administrative Agent. Terms used but not otherwise defined in this Compliance Certificate are used in this Compliance Certificate as defined in the Credit Agreement.

I.

Reports. Enclosed with this Compliance Certificate is a copy of the [annual/monthly] report of the Company and its Subsidiaries as at _____________, ____ (the “Computation Date”) required pursuant to Section [10.1.1][10.1.2] of the Credit Agreement, which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of the Company and its Subsidiaries as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.

Financial Tests. Borrower Representative hereby certifies and warrants to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions and/or financial calculations contained in the Credit Agreement:

A.	Section 11.12.1 – Minimum EBITDA

	1.	Consolidated Net Income	$________

	2.	To the extent deducted in determining that Consolidated Net Income, without duplication, the sum of the following:

	(a)	Interest Expense (net of interest income for that period of the Company and its Subsidiaries)	$________

	(b)	federal, state, local and foreign income tax expense	$________

	(c)	depreciation and amortization	$________

(d)

unusual or non-recurring expenses or losses, whether cash or non-cash, incurred during that period relating to restructuring charges, integration costs, severance, retention, relocation, and similar items, so long as the aggregate amount of all such expenses and losses does not exceed $1,000,000 in any Computation Period

$________

Exhibit B to Credit Agreement
Exhibit B to Credit Agreement

(e)

other non-cash unusual or non-cash non-recurring expenses or losses (including, without limitation, non-cash adjustments due to changes in accounting and foreign currency translation losses and adjustments) and other non-cash charges or impairments (in each case as determined in accordance with GAAP)

$________

(f)

reasonable and documented out-of-pocket fees, costs, and expenses paid during that period in connection with the negotiation, execution, and delivery of this Agreement and the other Loan Documents and the consummation of the Related Transactions and the transactions contemplated by this Agreement and the other Loan Documents (including, without limitation, in connection with enacting governance enhancements and related items that will be incurred outside the ordinary course of business), so long as (A) those fees, costs, and expenses were paid not later than 180 days after the Closing Date, and (B) the aggregate amount of all such fees, costs, and expenses, whenever incurred or paid, does not exceed $8,763,000

$________

(g)	solely for purposes of determining compliance with the covenants in Section 11.12, the amount of any Financial Covenant Cure Amount	$________

(h)

expenses, costs, and fees incurred in connection with any Permitted Acquisition, whether or not consummated, so long as, in the case of unconsummated Permitted Acquisitions, the aggregate amount of all such expenses, costs, and fees does not exceed $750,000 in any Computation Period

$________

(i)

transaction-related fees, costs, and expenses (including all fees, costs, and expenses paid to the Administrative Agent and Lenders) incurred in connection with the negotiation, documentation, and closing of amendments or modifications to, or waivers or consents under, the Credit Agreement and the other Loan Documents

$________

(j)

expenses, costs, and fees incurred in connection with the purchase of the Director and Officer Tail Policy, so long as (A) those expenses, costs, and fees are incurred on or prior to the one-year anniversary of the Closing Date and (B) the aggregate amount of all such expenses, costs and fees does not exceed $500,000 in any Computation Period

$________

(k)	any other items approved by the Administrative Agent in its sole discretion	$________

3.	To the extent included in determining Consolidated Net Income, without duplication, non-cash gains or profits	$________

4.	EBITDA (result of (1) plus (2) minus (3))	$________

5.	Minimum Required	$________

Exhibit B to Credit Agreement
Exhibit B to Credit Agreement

B.	Section 11.12.2 – Minimum Fixed Charge Coverage Ratio[2]

	1.	EBITDA (from A.4 above)	$________

	2.	The sum of:

	(a)	income taxes paid or payable in cash by the Company and its Subsidiaries (without duplication) (other than any COD Tax)	$________

	(b)	all unfinanced Capital Expenditures	$________

	3.	Result of (1) minus (2)	$________

	4.	The sum of:

	(a)	cash Interest Expense	$________

(b)

scheduled required payments of principal of Debt (including the Term Loans but excluding the Revolving Loans so long as the Revolving Commitments have not been terminated or reduced in connection therewith)

$________

(c)

Restricted Payments actually made in cash during that Computation Period (other than (A) Restricted Payments made pursuant to clause (i), (ii), or (iii) of Section 11.3 of the Credit Agreement and (B) Restricted Payments made pursuant to clause (vi) of Section 11.3 of the Credit Agreement to the extent such payments have been deducted as an expense in the determination of EBITDA for such Computation Period)

$________

	5.	Ratio of (3) to (4)	____ to 1.00

	6.	Minimum Required	1.20 to 1.00

2 For any Computation Period ending before the first anniversary of the Closing Date, the amount of each component of subclause B.2(b) and subclauses B.4(a) and B.4(b) as of the applicable date of determination will be determined on an annualized basis by multiplying the actual amount of that component for the period from (not including) the Closing Date to (and including) that date of determination by 365 and dividing by the number of days from (not including) the Closing Date to (and including) that date of determination. For the avoidance of doubt, no payments made by any Loan Party to purchase the Director and Officer Tail Policy shall be included in clause B.4 of the first sentence of this definition for purposes of determining the Fixed Charge Coverage Ratio so long as the aggregate amount of all such payments does not exceed $500,000.

Exhibit B to Credit Agreement
Exhibit B to Credit Agreement

C.	Section 11.12.3 – Maximum Total Debt to EBITDA Ratio

1.

Total Debt (all Debt of the Company and its Subsidiaries, determined on a consolidated basis, excluding (a) contingent obligations in respect of Contingent Liabilities (except to the extent constituting (i) Contingent Liabilities in respect of Debt of a Person other than any Loan Party, or (ii) Contingent Liabilities in respect of undrawn letters of credit), (b) Hedging Obligations, and (c) Debt of any Borrower to any other Loan Party and Debt of any Subsidiary to any Borrower or to any other Subsidiary)

$________

	2.	EBITDA (from A.4 above)[3]	$________

	3.	Ratio of (1) to (2)	____ to 1.00

	4.	Maximum allowed	____ to 1.00

E.	Section 11.12.4 – Maximum Unfinanced Capital Expenditures

	1.	Unfinanced Capital Expenditures for the applicable period	$________

	2.	Maximum Permitted Unfinanced Capital Expenditures	$________

3 Notwithstanding the foregoing, for purposes of the Credit Agreement and any other Loan Document, EBITDA of the Company and its Subsidiaries for each pre-closing period listed below shall be deemed to equal the amount listed opposite such period:

Month Ending	Amount
March 31, 2025	$581,737
April 30, 2025	$470,763
May 31, 2025	$428,528
June 30, 2025	$845,216
July 31, 2025	$100,121
August 31, 2025	$619,291
September 30, 2025	$804,912
October 31, 2025	$362,716
November 30, 2025	$424,774
December 31, 2025	$431,663
January 31, 2026	$514,530
February 28, 2026	$430,720

Exhibit B to Credit Agreement
Exhibit B to Credit Agreement

F.	Section 11.12.5 – Minimum Liquidity

	1.	Liquidity (determined on a 30-day average basis)	$________

	2.	Minimum Required	$1,000,000

G.	Section 6.2.2(b)(v) – Excess Cash Flow

	1.	EBITDA (from A.4 above)	$________

2.

scheduled repayments of principal of Term Loans and other Funded Debt (other than payments of revolving Debt that do not include a dollar-for-dollar commitment reduction) permitted under the Credit Agreement

$________

	3.	voluntary prepayments of the Term Loans pursuant to Section 6.2.1 of the Credit Agreement	$________

	4.	cash payments permitted under the Credit Agreement and made with respect to unfinanced Capital Expenditures	$________

	5.	income taxes paid in cash by the Loan Parties (without duplication) net of refunds actually received in cash by the Loan Parties

	6.	cash Interest Expense (net of interest income) of the Loan Parties	$________

	7.	all other items paid in cash that are added back to EBITDA	$________

	8.	Sum of (2) through (7)	$________

	9.	Excess Cash Flow (result of (1) minus (8))	$________

	10.	ECF Percentage multiplied by (9)	$________

III.	Defaults; Events of Default. Borrower Representative further certifies to you that no Default or Event of Default has occurred and is continuing.

IV.

Management Discussion. Borrower Representative further certifies that attached to this Compliance Certificate as Annex I is a written statement of Borrower Representative’s management setting forth a discussion of the Company’s and its Subsidiaries’ financial condition, changes in financial condition, and results of operations.

Exhibit B to Credit Agreement
Exhibit B to Credit Agreement

Borrower Representative has caused this Compliance Certificate to be executed and delivered by its duly authorized officer on _________, ____.

TRACK GROUP, INC.,
as Borrower Representative on behalf of Borrowers

By:
Name:
Title:

Exhibit B to Credit Agreement
Exhibit B to Credit Agreement

ANNEX I TO COMPLIANCE CERTIFICATE

MANAGEMENT DISCUSSION

See attached.

Exhibit B to Credit Agreement
Exhibit B to Credit Agreement

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]4 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]5 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]6 under this Assignment and Assumption are several and not joint.]7 Capitalized terms used but not defined Assignment and Assumption have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached to this Assignment and Assumption are hereby agreed to and incorporated in this Assignment and Assumption by reference and made a part of this Assignment and Assumption as if set forth in full in this Assignment and Assumption.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of those outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to in this Assignment and Assumption collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.         Assignor[s]:         ______________________________
                                         ______________________________

4 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

5 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

6 Select as appropriate.

7 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit C to Credit Agreement

2.	Assignee[s]: ______________________________ ______________________________ [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.

Borrower(s): Track Group, Inc., a Delaware corporation (the “Company”), and each of the Affiliates of the Company that are or may from time to time become parties to the Credit Agreement as “Borrowers”

4.	Administrative Agent: CHATHAM CAPITAL MANAGEMENT, LLC, as Administrative Agent under the Credit Agreement

5.

Credit Agreement: Credit Agreement dated as of April 30, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrowers, the Lenders from time to time party thereto, and Administrative Agent

6.	Assigned Interest:

Assignor[s][8]	Assignee[s][9]	Facility Assigned[10]	Aggregate Amount of Commitment/ Loans for all Lenders[11]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[12]	CUSIP Number
		_________	$__________	$__________	__________%
		_________	$__________	$__________	__________%
		_________	$__________	$__________	__________%

[7.	Trade Date: __________________][13]

Effective Date: __________________, 20__ [to be inserted by Administrative Agent and which will be the effective date of recordation of transfer in the register therefor.]

8 List each Assignor, as appropriate.

9 List each Assignee, as appropriate.

10 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., Revolving Commitment, Term A Loan Commitment, Interest Line Loan Commitment, etc.).

11 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

12 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

13 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit C to Credit Agreement

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR],
as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE],
as Assignee

By:
Name:
Title:

[Consented to and]14 Accepted:

CHATHAM CAPITAL MANAGEMENT, LLC, as Administrative Agent

By:
Name:
Title:

[Consented to:]15

TRACK GROUP, INC.,
as Borrower Representative on behalf of Borrowers

By:
Name:
Title:

14 To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.

15 To be added only if the consent of Borrowers is required by the terms of the Credit Agreement.

Exhibit C to Credit Agreement

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[___________________]16

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1         Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][the relevant] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrowers, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrowers, any of Borrowers’ Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2         Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; (ii) it meets all the requirements to be an assignee under the Credit Agreement (subject to any consents as are required under the Credit Agreement); (iii) from and after the Effective Date, it will be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, will have the obligations of a Lender thereunder; (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][the relevant] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][the relevant] Assigned Interest, is experienced in acquiring assets of that type; (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 10.1 thereof, as applicable, and all other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][the relevant] Assigned Interest; and (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][ the relevant] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance upon Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

16 Describe Credit Agreement at option of Administrative Agent.

Exhibit C to Credit Agreement

2.         Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.         General Provisions. This Assignment and Assumption is binding upon, and will inure to the benefit of, the parties to this Assignment and Assumption and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together will constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy will be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption is governed by, and is to be construed in accordance with, the law of the State of New York, without regard to conflict-of-laws principles.

Exhibit C to Credit Agreement

EXHIBIT D

FORM OF NOTICE OF BORROWING

To:         CHATHAM CAPITAL MANAGEMENT, LLC, as Administrative Agent
c/o Chatham Capital
1372 Peachtree Street NE
Atlanta, GA 30309
Attention: Track Group Portfolio Manager

Please refer to the Credit Agreement dated as of April 30, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Track Group, Inc., a Delaware corporation (the “Company”); each of the other Affiliates of the Company that are or may from time to time become parties thereto (together with the Company, the “Borrowers”); the financial institutions that are or may from time to time become parties thereto (together with their respective successors and assigns, the “Lenders”); and CHATHAM CAPITAL MANAGEMENT, LLC, a Delaware limited liability company, as Administrative Agent. Terms used but not otherwise defined in this Notice of Borrowing are used in this Notice of Borrowing as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.2 of the Credit Agreement, of a request hereby for a borrowing as follows:

(i)         The requested borrowing date for the proposed borrowing (which is a Business Day) is ______________, ____, which is not earlier than [three][ten (10)] Business Days after the date of this request[ and is an interest payment date pursuant to Section 4.1.5 of the Credit Agreement].

(ii)        The aggregate amount of the proposed borrowing is $__________.

(iii)       The proposed borrowing is for [Revolving Loans][Term A Loans][Interest Line Loans].

The undersigned hereby certifies that on the date of this Notice of Borrowing and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby: (i) there does not exist, and there will not exist, any Default or Event of Default under the Credit Agreement; (ii) the representations and warranties of each Loan Party set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (unless any such representation or warranty is by its terms qualified by concepts of materiality, in which case that representation or warranty is true and correct in all respects) with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case that representation or warranty is true and correct in all material respects or in all respects, as applicable, as of that earlier date); and (iii) all of the conditions contained in Section[s] 12.2 [and 12.3] of the Credit Agreement have been satisfied.

[Signature pages follow]

Exhibit D to Credit Agreement

Borrower Representative has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on ___________, ______.

TRACK GROUP, INC.,
as Borrower Representative on behalf of Borrowers

By:
Name:
Title:

Exhibit D to Credit Agreement